    As filed with the Securities and Exchange Commission on October 22, 1996
                                                       Registration No. 33-97082

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-3
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BIG FLOWER PRESS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                    13-376-8322
  (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK  10022
                                 (212) 521-1600
    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                             MARK A. ANGELSON, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                               GENERAL COUNSEL AND
                             SECRETARY OF THE BOARD
                                  OF DIRECTORS
                         BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK  10022
                                 (212) 521-1621
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent For Service)

                                   COPIES TO:

                               GREGG A. NOEL, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                       300 SOUTH GRAND AVENUE, SUITE 3400
                         LOS ANGELES, CALIFORNIA  90071
                                 (213) 687-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                  SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER __, 1996


PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 1995)


                                 195,000 SHARES

                         BIG FLOWER PRESS HOLDINGS, INC.

                                  COMMON STOCK

                              --------------------

     The 195,000 shares of common stock, par value $.01 per share ("Common Stock"), of Big Flower Press Holdings, Inc., a Delaware corporation ("Big Flower"), offered hereby will be sold in negotiated transactions.

     The Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") under the trading symbol "BGF." The closing sale price of the Common Stock on the NYSE on October 18, 1996 was $13 1/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 9 OF THE PROSPECTUS (AS DEFINED HEREIN) FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
               MISSION OR ANY  STATE SECURITIES COMMISSION PASSED
                   UPON  THE ACCURACY OR ADEQUACY OF THIS PRO-
                       SPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------




           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER __, 1996

Information contained herein is subject to completion of Amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This Prospectus Supplement and the prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to negotiation or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     Big Flower has filed with the Securities and Exchange Commission (the "Commission") Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (together with all amendments, supplements, exhibits and schedules thereto the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the shares of Common Stock offered hereby. This Prospectus Supplement and the Prospectus dated November 21, 1995, which is part of the Registration Statement, which Registration Statement includes the documents incorporated by reference herein (collectively, the "Prospectus"), does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Big Flower is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by Big Flower with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains such reports, proxy and information statements and other information at http://www.sec.gov. In addition, such material may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by Big Flower with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The description of Big Flower's capital stock which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995;

     2. The description of Big Flower's preferred stock purchase rights which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995, and Form 8-A/A, dated November 29, 1995;

     3. Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995;

     4. Big Flower's Amendment No. 1 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on June 24, 1996;

     5. Big Flower's Amendment No. 2 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on August 27, 1996;

     6.   Big Flower's Current Report on Form 8-K, dated February 1, 1996;

     7.   Big Flower's Current Report on Form 8-K, dated March 14, 1996;

     8.   Big Flower's Current Report on Form 8-K/A, dated March 14, 1996;

     9. Big Flower's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     10. Big Flower's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     11. Pro Forma Condensed Combined Financial Information, and the related Notes thereto; and PrintCo., Inc. Financial Statements, and the related Notes thereto as of December 31, 1995 and 1994 and for the years then ended, all of which are contained in Big Flower's and Scanform's Proxy Statement/Prospectus, dated September 6, 1996, forming part of Big Flower's Registration Statement on Form S-4, dated September 6, 1996;

     12. Big Flower's Proxy Statement for its Annual Meeting of Stockholders filed on October 4, 1996;

     13.  Big Flower's Current Report on Form 8-K, dated October 1, 1996;

     14.  Big Flower's Current Report on Form 8-K/A, dated October 1, 1996;

     15. Scanforms, Inc. and Subsidiary Financial Statements and Financial Statement Schedules, and the related Notes thereto, filed with Scanforms, Inc. Annual Report on Form 10-K for the year ended October 1, 1995; and

     16. Scanforms, Inc. Financial Statements, and the related Notes thereto, filed with Scanforms, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     All documents filed by Big Flower pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the shares of Common Stock to which this Prospectus Supplement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     Big Flower will provide a copy of the documents incorporated by reference herein (other than exhibits to such documents) without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, upon written or oral request by such person. Requests should be addressed to:
Big Flower Press Holdings, Inc., 3 East 54th Street, New York, New York 10022,
Attention:  Mark A. Angelson (telephone number (212) 521-1600).

     THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN, AND INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS SUPPLEMENT. UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES TO THE "COMPANY" INCLUDE BIG FLOWER AND ITS SUBSIDIARIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "RISK FACTORS" HEREIN, AS WELL AS WITHIN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FLUCTUATIONS IN THE COST OF PAPER AND OTHER RAW MATERIALS USED BY THE COMPANY, CHANGES IN THE ADVERTISING AND PRINTING MARKETS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE GENERAL CONDITION OF THE UNITED STATES ECONOMY, AND THE MATTERS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS GENERALLY. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

                                   THE COMPANY

     The Company has three principal operating units: Treasure Chest Advertising Company, Inc. ("Treasure Chest"), Laser Tech Color, Inc. ("Laser Tech"), and Webcraft Technologies, Inc. ("Webcraft"). Treasure Chest is a leading producer and marketer of advertising circulars for many large United States retailers and produces TV listing guides, Sunday comics, Sunday magazines and/or special supplements for many widely circulated United States newspapers. Laser Tech is a leading provider of high quality electronic pre-media and conventional graphics services. Webcraft is a market leader in producing and marketing highly customized direct mail and other advertising products, and the Company believes Webcraft is the largest in-line direct mail producer in the United States. Although each of the Company's operating units provide a variety of services to its customers, the majority of each operating unit's business is comprised of providing advertising and marketing-related information services.

     Treasure Chest, established in 1967, was one of the first companies to produce and market advertising circulars in the United States. In 1982, Treasure Chest expanded its business with the introduction of newspaper TV listing guides and Sunday comics. Treasure Chest was acquired by Big Flower in August 1993. In April 1994, Treasure Chest acquired KTB Associates, Inc. ("KTB") and Retail Graphics Holdings Company ("Retail Graphics"), increasing its net sales in its fiscal year ended June 30, 1994 by more than 36% on a pro forma basis. In calendar 1995, the Company produced more than 22.4 billion advertising circulars, 1.5 billion Sunday comics and 616 million newspaper TV listing guides.

     In November 1995, the Company acquired Laser Tech, a leading provider of high quality electronic pre-media and conventional graphics services to advertising agencies, retailers, magazine publishers, and consumer products companies. Laser Tech provides a full range of electronic pre-media services and digital advertising services including illustration, design, digital photographic capture, data warehousing and retrieval and on-site facilities management.

     In March 1996, the Company acquired Webcraft, which has leading market positions in such specialty product markets as highly customized direct mail, fragrance samplers, promotional stamps and scratch-off lottery tickets. Webcraft's non-specialty products include enhanced envelopes and government forms.

     On October 1, 1996, Treasure Chest acquired PrintCo., Inc. ("Printco"), a producer of newspaper advertising inserts, TV listing guides and other newspaper products. Printco is headquartered in Greenville, Michigan, and offers printing, finishing and pre-media services to a variety of customers.

     On October 4, 1996, a wholly-owned subsidiary of the Company merged with Scanforms, Inc. ("Scanforms"), a full-service provider of direct mail advertising with in-house forms manufacturing, laser and impact computer personalization, bindery and mailing services. Scanforms' special capabilities include up to ten color web heatset four color process printing, hot foil stamping and embossing, die cutting, pressure sensitive labeling, tipped on plastic and paper cards and remoist gluing.


     October 7, 1996, Laser Tech acquired Pacific Color Connection, Inc. ("Pacific Color"), a provider of digital pre-media services for the advertising and retail industries. Earlier this year, Pacific Color launched two new businesses, Innerlogic, an internet group, and Big Color, a large format advertising products group which services the outdoor advertising industry.

     On March 21, 1996, Big Flower's Board of Directors elected to change the Company's fiscal year from a 12-month period ending June 30th to a calendar year.

     Big Flower is a Delaware corporation with its principal executive offices at 3 East 54th Street, New York, New York 10022; telephone (212) 521-1600.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully review the information contained elsewhere in, and incorporated by reference into, this Prospectus Supplement and should particularly consider the following matters.

COMPETITION

     Although commercial printing in the United States remains highly fragmented, recent technological developments and over-capacity in the printing industry have increased industry consolidation and competitive pressures. The Company believes the major competitive elements in the printing business, as well as the Company's principal methods of competition, are pricing, quality, timeliness of delivery and customer service. Pricing is dependent in large part upon the prices of paper and ink, which are the major components of the Company's product. Pricing is also influenced by shipping costs, operating efficiencies and the Company's ability to control costs. See - "Raw Materials-Paper."

     The advertising circular industry is highly fragmented, and Treasure Chest competes with numerous regional and local printers for the printing of advertising circulars. Treasure Chest also competes for national accounts with several large printers, some of which have greater resources than the Company. In addition, Treasure Chest's products compete with television, radio and other forms of print media. Treasure Chest has one major competitor in the printing of Sunday comics in the United States which is Sullivan Graphics, a division of Sullivan Communications Incorporated, although numerous newspapers print their own Sunday comics. Treasure Chest's newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition both from other printers and newspapers. Treasure Chest's major competitors are R.R. Donnelley & Sons Company, Quebecor Printing Corporation and Sullivan Communications Incorporated.

     In the electronic pre-media services market, Laser Tech's major competitors are Applied Graphic Technologies, Inc., Wace USA and Schawk Graphics. Like commercial printing, the pre-media industry is highly fragmented and undergoing a period of consolidation. Pre-media manufacturing requires high degrees of color management expertise applied to very large image data files. The acceleration of digital manufacturing methodologies has necessitated greater data processing expertise, as well as comparatively greater capital expenditure.

     Webcraft competes with a number of different firms in each of its principal lines of business. The primary competitive factors in its specialty market are quality, flexibility, service, timeliness of delivery and price. However, in certain non-specialty markets, such as the enhanced envelope and government printing markets, price is often the dominant factor. In the personalized direct mail market Webcraft's major competitors are Response Graphics, a division of Moore Business Forms, Inc., and Communicolor, a division of Wallace Computer Services Inc. Lottery contracts are awarded to printers through a competitive bidding process based on preset criteria including product, security plan and features, experience, service, quality and price. There can be no assurance that the lottery contracts the Company currently has will be extended once their term has expired. In the lottery market, Webcraft's major competitors are Scientific Games, Inc., Dittler Brothers, Inc. and British American Bank Note. In the fragrance sampler market, Webcraft believes that its major competitor is Arcade, Inc.

RAW MATERIALS -- PAPER

     The Company's results of operations are significantly impacted by the cost of paper, and the ability of the Company to pass along any increases in the cost of paper to its customers. During the twelve months ended June 30, 1995, the Company experienced substantial increases in the cost of its paper but was able to effectively pass on the paper cost increases to its customers. In early 1996, reduced demand has made certain grades of paper more readily available, which has resulted in paper price decreases with respect to such grades. To the extent that there are future paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, the Company's results of operations could be materially adversely affected.

     Moreover, any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its suppliers, which include many of the leading paper companies in North America, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

ENVIRONMENTAL REGULATION

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws").

     The Company uses certain substances and generates certain wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. From time to time, operations of the Company have resulted or may result in certain non-compliance with applicable requirements under the Environmental Laws. However, the Company believes, based on currently available information, that any such non-compliance under current Environmental Laws would not have a material adverse effect on the Company's results of operations and financial condition. However, there can be no assurance that such matters will not ultimately have such an effect.

     The Company's acquisition of Webcraft resulted in certain obligations under the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act (together, "ISRA"), which is triggered by the transfer of industrial property. For all but three sites, the New Jersey Department of Environmental Protection ("NJDEP") approved the transfer of Webcraft's facilities without requiring any further investigatory or cleanup work under ISRA. At two sites, Webcraft and the NJDEP agreed that Webcraft would continue to maintain financial guarantees that were previously established pursuant to ISRA (in the amount of $100,000 for one facility and $1,000,000 for the second), continue site investigations that were already underway, and institute remediation measures as appropriate, based on its investigations. At the third site, Webcraft established a nominal financial guarantee which the Company believes will be sufficient to cover the costs of investigating and remediating any contamination discovered there. The Company has obtained an indemnification from the selling shareholders of Webcraft for certain costs resulting from pre-existing conditions pertaining to Webcraft, including but not limited to environmental matters. This indemnification is subject to certain limitations, including threshold requirements and a maximum liability cap of $4.8 million. With respect to Webcraft's ISRA obligations, the Company believes, based on the indemnification agreement, as well as potential contribution from a third party for contamination at one such site, and existing cost estimates for all such sites, that its liability for such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance that such matters will not ultimately have such an effect.

     Treasure Chest and Webcraft have been identified as potentially responsible parties ("PRPs") for the cleanup of contamination resulting from disposals of hazardous waste pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund") and analogous state laws. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs at a cleanup site if the harm at the site is indivisible. This generally means that each responsible party could be held liable for the entire costs of the necessary response actions at a Superfund site. As a practical matter, however, at sites where there are multiple PRPs for a cleanup, the costs of cleanup typically are allocated, according to a volumetric or other standard, among the parties. CERCLA also provides that responsible parties generally may seek contribution for the costs of cleaning up a site from other responsible parties. Thus, if one party is required to clean up an entire site, that party can seek reimbursement or recovery of such costs from other responsible parties.

     Treasure Chest has been identified as a PRP at two sites pursuant to CERCLA, and one additional site pursuant to analogous state laws, to which sites Treasure Chest, among others, sent waste in the past. Treasure Chest believes that, with respect to one site, its liability will not be material, and the Company has established a nominal reserve to cover any such liability. With respect to the other two sites, Treasure Chest believes that it is, or may be responsible for a very minor portion, if any, of the total cleanup costs at each such site. As a result, based on a review of the data available to the Company regarding each such site, including the number and viability of other PRPs, the minor volumes of waste which Treasure Chest is alleged to have contributed, the range of likely cleanup costs, and a comparison of Treasure Chest's alleged liability at each such site to settlements previously reached by Treasure Chest in similar cases, the Company believes that such matters will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. Nonetheless, because neither the final total cleanup costs at each of the remaining sites have been ascertained nor Treasure Chest's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

     Webcraft has been identified as a PRP at one site pursuant to CERCLA and analogous state law, to which site Webcraft, among others, sent waste in the past. Based on the minor volumes of waste which Webcraft is alleged to have contributed, the range of likely cleanup costs, and the indemnification agreement between the Company and the selling shareholders of Webcraft, the Company believes that this matter will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. However, because neither the final total cleanup costs at this site have been ascertained nor Webcraft's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect. In addition, in 1990, the United States Environmental Protection Agency (the "EPA") identified Webcraft as a PRP, among others, pursuant to CERCLA for regional groundwater contamination in the vicinity of Webcraft's Chalfont, Pennsylvania facility. Webcraft responded to the EPA notice disclaiming any responsibility for such contamination. As of the present time, Webcraft has heard nothing further from the EPA regarding this matter. Based on an indemnification agreement with the prior site owner, as well as the indemnification agreement with the selling shareholders of Webcraft, the Company believes that its liability, if any, at this site will not be material. However, there can be no assurance that this matter will not ultimately have such an effect.

HIGH LEVEL OF INDEBTEDNESS


     In connection with the acquisitions of Treasure Chest, KTB, Retail Graphics, Laser Tech and Webcraft (the "Transactions"), Big Flower incurred a significant amount of indebtedness. At June 30, 1996, Big Flower's indebtedness was approximately $384.6 million and its total stockholders' equity was approximately $77.2 million. Subsequent to June 30, 1996, Big Flower borrowed an additional $4.5 million, $50.7 million and $20.5 million to fund its acquisitions (including repayments of debt) of Scanforms, Printco and Pacific Color, respectively. In addition, the Company has significant commitments under operating leases and approximately $75 million was outstanding under Big Flower's securitized financing whereby certificates secured by Big Flower's receivables were originally purchased by Bankers Trust Company and Credit Suisse. See note 11 of the notes to consolidated financial statements of Big Flower relating to future lease commitments. At June 30, 1996, the Company had approximately $149.5 million of borrowing capacity for acquisitions, working capital and capital expenditures under its loan agreement. In addition, the Company could incur additional indebtedness, which amounts could be significant, in connection with any future acquisitions. The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes;
(ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited;
(iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the printing industry and economic conditions generally; and (iv) the Company is subject to restrictions on the ability of the Company to pay dividends. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility, than the Company.


CONTROL

     R. Theodore Ammon (Chairman of the Board of Big Flower) and Apollo Big Flower Partners, L.P. ("Apollo") beneficially own approximately 15.2% and 30.4%, respectively, of the outstanding Common Stock, excluding in such calculations 1,738,692 shares of non-voting Class B Stock, which under certain circumstances is convertible into Common Stock. As a result of such ownership and certain provisions of Big Flower's Restated Certificate of Incorporation (the "Certificate"), Amended and Restated Bylaws (the "Bylaws"), and the Shareholders Rights Plan (the "Rights Plan"), Mr. Ammon and Apollo could have the ability to effectively control the Company. See "--Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation, Bylaws and Rights Plan."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS PLAN

     Certain provisions of the Certificate and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Among other things, these provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders, (iii) eliminate the ability of the stockholders to take any action without a meeting, and (iv) provide for an 85% supermajority vote of holders of Common Stock to remove directors (who may be removed only for cause) and to amend such provisions or the Bylaws. In addition, the Bylaws establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. The Company has also adopted a Rights Plan designed to prevent any person or group from acquiring beneficial ownership of 15% or more of the Common Stock without the prior approval of the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

     BT Securities Corporation originally acquired the shares of Common
Stock offered hereby in Big Flower's initial public offering of 6,724,688 shares on November 21, 1995. BT Securities Corporation has advised Big Flower that it will sell the shares of Common Stock offered hereby in negotiated transactions to certain members of Big Flower's management and institutional investors.

                                  LEGAL MATTERS

     Certain legal matters with respect to the shares of the Common Stock offered hereby have been passed upon for Big Flower by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.


                                     EXPERTS

     The consolidated financial statements of Big Flower and Treasure Chest and the related consolidated financial statement schedules for the year ended December 31, 1995 included in Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995 and incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing therein and incorporated by reference herein. Such consolidated financial statements and related financial statement schedules are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Webcraft at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in Big Flower's Current Report on Form 8-K reporting an event on March 14, 1996 which is incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated therein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements and consolidated financial statement schedule of Scanforms at October 1, 1995, and for each of the three years in the period ended October 1, 1995, included in Scanforms' Annual Report on Form 10-K for the year ended October 1, 1995, which is incorporated by reference herein, have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of PrintCo., Inc. as of December 31, 1995 and 1994 and for the years then ended appearing in Big Flower's and Scanforms' Proxy Statement/Prospectus dated September 6, 1996, which financial statements are incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   [LOGO]
                                6,724,688 SHARES

                        BIG FLOWER PRESS HOLDINGS, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                              -------------------

    Of the 6,724,688 shares of Common Stock offered, 5,379,750 shares are being offered in the United States and 1,344,938 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the underwriting discount per share will be identical for both offerings. See "Underwriting".

    Of the 6,724,688 shares of Common Stock offered, 5,500,000 shares are being sold by the Company and 1,224,688 shares are being sold by certain of the Selling Stockholders. See "Ownership of Common Stock and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

    Prior to this offering, there has been no public market for the Common Stock of Big Flower. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock offered hereby has been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "BGF".
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                         INITIAL PUBLIC     UNDERWRITING     PROCEEDS TO    PROCEEDS TO SELLING
                                         OFFERING PRICE     DISCOUNT(1)       COMPANY(2)        STOCKHOLDERS
                                        ----------------  ----------------  --------------  --------------------
Per Share.............................       $16.00            $0.98            $15.02             $15.02
Total(3)..............................    $107,595,008       $6,590,194      $82,610,000        $18,394,814

-------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $2,000,000 payable by the Company.

(3) Certain of the Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 1,008,703 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to such Selling Stockholders will be $16,139,248, $988,529 and $15,150,719, respectively. See "Underwriting".

                              -------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about November 28, 1995.

GOLDMAN, SACHS & CO.                                   BT SECURITIES CORPORATION
                                  ------------

               The date of this Prospectus is November 21, 1995.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; (II) GIVES EFFECT TO THE COMPLETION OF THE TRANSACTIONS DESCRIBED UNDER "RECAPITALIZATION", WHICH WILL BE EFFECTED IMMEDIATELY PRIOR TO, OR SIMULTANEOUSLY WITH, THE CONSUMMATION OF THE OFFERINGS; AND (III) HAS BEEN ADJUSTED TO REFLECT A STOCK SPLIT EFFECTED ON APRIL 27, 1994. REFERENCES TO "BIG FLOWER" MEANS BIG FLOWER PRESS HOLDINGS, INC., AND UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES TO THE "COMPANY" INCLUDE BIG FLOWER AND ITS SUBSIDIARIES.

                                  THE COMPANY

    The Company is a leading producer and marketer of advertising circulars, newspaper TV listing guides and Sunday comics in the United States. In the fiscal year ended June 30, 1995, the Company produced more than 21 billion advertising circulars, 1.5 billion Sunday comics and 535 million newspaper TV listing guides. During fiscal 1995, the Company generated net sales of $896.6 million and operating profit of $48.3 million. The Company operates a national network of 20 production facilities with 122 heatset and cold web offset presses, enabling it to market an array of highly flexible printing services meeting the diverse needs of its customers.

    Advertising circulars are printed advertisements inserted in newspapers, mailed to consumers or distributed in stores. These products represented approximately 86% of the Company's net sales in fiscal 1995. Major advertising circular customers include many leading U.S. retailers such as American Stores, Circuit City, Home Depot, J.C. Penney, Kmart, Lowes, Montgomery Ward, Safeway, Sears, Walgreens and Wal-Mart. The Company believes it is the largest producer of advertising circulars in the United States.

    The Company also prints TV listing guides, Sunday comics, Sunday magazines and/or special supplements for approximately two-thirds of the 50 most widely-circulated newspapers in the United States. These newspapers include The Baltimore Sun, The Boston Globe, The Los Angeles Times, The New York Times, The Philadelphia Inquirer and The Newark Star Ledger. Providing printing services to approximately 300 newspapers nationwide, the Company is the largest printer of newspaper TV listing guides and Sunday comics in the United States. Newspaper TV listing guides, Sunday comics, other newspaper products and other publications represented approximately 14% of the Company's net sales in fiscal 1995.

    Big Flower's principal subsidiary, Treasure Chest Advertising Company, Inc. ("Treasure Chest"), established in 1967, was one of the first commercial printers specializing in advertising circulars in the United States. In 1982, Treasure Chest expanded its business with the introduction of newspaper TV listings guides and Sunday comics. Treasure Chest was acquired by Big Flower in August 1993. In 1994, the Company acquired KTB Associates, Inc. ("KTB") and Retail Graphics Holding Company ("Retail Graphics"), increasing its net sales in fiscal 1994 by more than 36% on a pro forma basis.

                               MARKET BACKGROUND

    Based on recent industry studies, the Company believes the U.S. market for advertising circulars exceeds $3.8 billion and has grown at a faster rate in recent years than overall newspaper advertising expenditures as well as overall advertising expenditures. Advertising circulars are a low cost, flexible and highly effective advertising medium for retailers. Management believes that the costs associated with advertising circulars have increased at a slower rate over the past five years than the costs associated with advertising in alternative media, such as radio and television, thus enhancing the relative cost effectiveness of such circulars for advertisers. Industry research indicates that more than 75% of consumers read advertising circulars appearing in their Sunday newspaper. A recent Gallup Poll indicated 59% of respondents used advertising circulars once a month or more to make buying decisions and that 25% used advertising circulars on a consistent, weekly basis to make buying decisions.

    The Company believes that Big Flower and three other companies account for approximately 50% of the advertising circular market in the United States, with more than 130 regional and local printers accounting for the balance. Management believes that the Company's national network of printing facilities, advanced marketing services and ability to produce high quality products at a low cost will enable it to continue to compete effectively in this environment. See "Business--Competition".

    In recent years, newspapers have increased their emphasis on TV listing guides, Sunday comics and other products to enhance circulation in a competitive market. The Company believes that these publications represent attractive media for advertisers. For example, a recent industry study indicated that more than 70% of respondents keep the TV listing guide from their Sunday newspaper for future consultation, creating opportunities for multiple viewings of advertisements carried in such publications. See "Business--Competition".

                               BUSINESS STRATEGY

    The Company's business strategy is to increase revenues and maximize profitability in its core business of printing advertising circulars and newspaper publications. The strategy is also focused on achieving additional revenue growth through the development of new products and services and through strategic acquisitions and investments.

    The cornerstone of this strategy is the continued development of a high quality sales, marketing and printing organization with an emphasis on assisting customers in maximizing the effectiveness of their advertising dollars. This customer focus is designed to increase demand for the Company's products and services. The Company believes it is well positioned to realize further gains due to its nationwide printing network and competitive cost position.

    NATIONWIDE PRINTING NETWORK. The Company operates a nationwide network of sales offices and printing plants which are strategically located to service major population centers throughout the United States. As the only advertising circular printer offering a national network of both heatset and cold web offset printing locations, the Company is able to meet the diverse needs of its customers and achieve significant cost and distribution advantages.

    COMPETITIVE COST POSITION. The Company maintains stringent cost controls and has implemented programs to enhance efficiency and improve profitability in recent years. These programs have resulted in increased press speeds, reduced paper waste and improved capacity utilization. As one of the largest consumers of newsprint and ink in the United States, the Company believes it is able to achieve significant purchasing economies under most market conditions.

    The Company believes it has significant opportunities to generate new sources of revenue through the following initiatives:

    ENHANCED IMAGE MANAGEMENT SYSTEMS AND ELECTRONIC PRE-PRESS SERVICES. The Company is designing an interactive image management system which would link advertisers and graphic designers with a database of images to streamline production flows and provide information to help customers plan their advertising programs more effectively. The Company is also enhancing its computerized electronic pre-press ("EPP") services. Such services provide customers the flexibility of changing their print advertisements through on-line connections from their offices and enable the Company to service its customers from inception of an advertising concept through layout design to final press run. See "Recent Developments" for information regarding the proposed acquisition (the "LTC Acquisition") of Laser Tech Color, Inc. ("Laser Tech"), a pre-press company.

    DATABASE PROGRAM. The Company is developing a database information system designed to enable advertisers to use advertising circulars to target messages specifically to potential customers meeting the advertisers' desired geographic, demographic and purchase pattern profiles, resulting in more cost-effective advertising.

    NEWSPAPER TV LISTING GUIDES PROGRAMS. The Company currently offers a variety of programs to increase newspaper revenues by including advertising in their TV listing guides. These programs include bound-in inserts, cover wraps, pullout or stand-alone inserts and promotional ink jet numbering. In addition, the Company has organized a network of newspapers in the western part of the United States which it is marketing as an effective way for advertisers to include regional advertising in newspaper TV listing guides. The Company will seek to establish similar networks in other regions of the United States.

    STRATEGIC ACQUISITIONS AND INVESTMENTS. The Company routinely reviews opportunities to acquire businesses with operations in its core business of printing advertising circulars and newspaper publications. In addition, the Company may seek to acquire or invest in businesses operating in other segments of the printing industry, including free-standing pre-press businesses. Upon the consummation of the Offerings, the Company will have significant borrowing capacity for acquisitions. See "Use of Proceeds" and "Bank Refinancing". The Company is currently negotiating a stock purchase agreement for the LTC Acquisition. If consummated, the Company expects that it will continue to have significant borrowing capacity for acquisitions. The Company does not have a binding commitment for the LTC Acquisition and no assurance can be given that such acquisition will be consummated. See "--Recent Developments".

                              RECENT DEVELOPMENTS

    The Company is currently negotiating a stock purchase agreement to acquire Laser Tech. Laser Tech is a pre-press company which provides high quality electronic and conventional graphic services for the advertising, trading card and printed collectibles, catalog and packaging industries. Services include digital and conventional photography, image scanning, digital image archiving through electronic databases, computerized image retouching, desktop publishing, and flexographic pre-press services for such industries. Laser Tech's customers include some of the leading U.S. advertisers and packagers, including Compaq Computer, J.C. Penney, Mary Kay Cosmetics, Marvel Holdings, Pepsico and Tyson Foods.

    During its fiscal year ended December 31, 1994 and for the nine-month period ended September 30, 1995, Laser Tech generated net sales of $18.3 million and $17.6 million, respectively, and operating profit of $2.0 million and $2.5 million, respectively. As of October 1, 1995, Laser Tech had 200 employees.

    The Company expects to acquire Laser Tech for approximately $31.3 million, of which $3.0 million will be paid in cash, $18.1 million will be paid in a note due in January, 1996, $4.5 million will be paid in shares of Common Stock based on the trading price of the Common Stock at or about the time of the closing of the LTC Acquisition (or, if the closing of the LTC Acquisition is at or prior to the closing of the Offerings, at the initial public offering price on the cover page of this Prospectus) and $5.7 million will be used to repay indebtedness of Laser Tech. The final cash portion of the purchase price may be adjusted at or after the closing of the LTC Acquisition based on changes in Laser Tech's balance sheet.

    Sullivan Communications, Inc. ("SCI") has alleged that the LTC Acquisition violates a confidentiality agreement that was entered into between Big Flower and SCI (the "Confidentiality Agreement") in connection with a proposed merger between the two companies. The discussions regarding such proposed merger were terminated in May 1995. In a letter dated November 8, 1995, SCI alleged that the Company used information about Laser Tech that the Company learned during its merger discussions with SCI in violation of the Confidentiality Agreement. In such letter, SCI further claimed that the Company solicited two employees to leave SCI to work for Laser Tech in violation of the Confidentiality Agreement. SCI indicated that it would pursue all available remedies for any breach of the Confidentiality Agreement. The Company understands that if SCI files a lawsuit it may seek to recover damages or obtain injunctive relief. The Company believes that SCI's claims as set forth in its letter are without merit. If any lawsuit is filed, the Company intends to vigorously defend itself and does not believe that any such lawsuit would have a material adverse effect on the financial condition of the Company. There can be no assurance, however, that the Company would prevail in any such lawsuit or that any such lawsuit would not delay the LTC Acquisition.

                                 THE OFFERINGS

Common Stock initially offered in(1):
  The U.S. Offering..........................  5,379,750 shares
  The International Offering.................  1,344,938 shares
Common Stock to be outstanding
  after Offerings............................  16,173,187 shares (2)
Use of net proceeds..........................  The net proceeds received by the Company, together with borrowings under the New Credit
                                               Agreement (as defined), will be used to
                                               redeem or retire approximately $213.2 million
                                               indebtedness of the Company, and to
                                               repurchase all outstanding preferred stock of
                                               Big Flower Press, Inc. ("BFP"), a wholly
                                               owned subsidiary of Big Flower and the parent
                                               of Treasure Chest, which will be merged with
                                               and into Big Flower in connection with the
                                               Offerings. The Company will not receive any
                                               of the proceeds of the shares sold by the
                                               Selling Stockholders. See "Use of Proceeds"
                                               and "Bank Refinancing".

--------------

(1) Of the 6,724,688 shares of Common Stock offered, 5,500,000 shares are being sold by Big Flower and 1,224,688 shares are being sold by certain institutional investors (the "Institutional Investors"). Does not include shares of Common Stock which may be purchased from Apollo Big Flower Partners, L.P. ("Apollo") and BT Investment Partners, Inc. ("BTIP", and together with Apollo and the Institutional Investors, the "Selling Stockholders") pursuant to the Underwriters' over-allotment option.

(2) Includes 1,738,692 shares issuable in certain circumstances upon conversion of non-voting Class B Common Stock, par value of $0.01 per share (the "Class B Stock"), of Big Flower held by BTIP. See "Description of Capital Stock--Class B Stock". Does not include (i) 861,769 shares of Common Stock reserved for issuance upon the exercise of stock options, of which 248,569 stock options are presently exercisable or will become exercisable in January 1996 or (ii) approximately 281,250 shares of Common Stock issuable in the LTC Acquisition assuming a price of $16 per share. See "Management--Incentive and Bonus Plans" and "Recent Developments".

    The closing of the offering of 5,379,750 shares of Common Stock being offered in the United States (the "U.S. Offering") is conditioned upon the closing of the offering of 1,344,938 shares of the Common Stock being offered outside the United States (the "International Offering"), and vice versa. Such offerings are referred to collectively as the "Offerings".

                                  RISK FACTORS

    An investment in the Common Stock involves significant risks that a potential investor should carefully consider. See "Risk Factors".

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary historical and pro forma financial data of Treasure Chest and its subsidiaries prior to its acquisition by Big Flower ("Predecessor Treasure Chest") and of Big Flower and its subsidiaries (including Treasure Chest) following Big Flower's acquisition of Treasure Chest. The summary historical operating and balance sheet data as of and for each of the three fiscal years in the period ended June 30, 1993 and for the 42 days ended August 11, 1993 were derived from the audited consolidated financial statements of Predecessor Treasure Chest. The summary historical financial data of Big Flower as of and for the 323 day period ended June 30, 1994 and for the fiscal year ended June 30, 1995 were derived from the audited consolidated financial statements of Big Flower. The summary historical financial data of Big Flower for the three months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of Big Flower, which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. For additional information, see the consolidated financial statements of Predecessor Treasure Chest and Big Flower and the notes thereto included elsewhere in this Prospectus. The pro forma balance sheet data as of September 30, 1995 give effect to the pro forma adjustments to reflect the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition as if they had occurred on September 30, 1995. The pro forma operating data of Big Flower for the fiscal year ended June 30, 1995 and for the three months ended September 30, 1995 give effect to pro forma adjustments to reflect the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition as if they had occurred on July 1, 1994. The pro forma financial data should not be considered indicative of actual results that would have been achieved had the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition been consummated on July 1, 1994 and do not purport to indicate results of operations for any future period. The summary historical financial data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                          BIG FLOWER
                                                               -----------------------------------------------------------------
                            PREDECESSOR TREASURE CHEST                                                                 PRO FORMA
                      --------------------------------------                       PRO FORMA     THREE       THREE       THREE
                                                    42 DAYS    323 DAYS    YEAR      YEAR       MONTHS      MONTHS      MONTHS
                          YEAR ENDED JUNE 30,        ENDED      ENDED     ENDED      ENDED       ENDED       ENDED       ENDED
                      ----------------------------  AUG. 11,   JUNE 30,  JUNE 30,  JUNE 30,    SEPT. 30,   SEPT. 30,   SEPT. 30,
                        1991      1992      1993      1993       1994      1995     1995(A)      1994        1995       1995(A)
                      --------  --------  --------  --------   --------  --------  ---------   ---------   ---------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales...........  $529,605  $536,113  $555,013  $59,584    $565,046  $896,595  $918,276    $210,458    $242,066    $248,404
Gross profit........    46,009    62,621    63,328    4,892     71,971    118,867   128,346      26,166      32,103      34,887
Selling, general and
  administrative
  expense...........    34,380    39,146    40,892    4,227     48,777     70,587    77,239      15,981      15,823      17,688
Interest
  expense(b)........    12,145     9,249     6,792      578     19,350     37,049    27,225       8,940       9,468       7,537
Income (loss) before
  income taxes......    (4,551)    7,696    10,204     (228)    (2,678 )    2,793    18,754        (484)      5,179       8,824
Net income (loss)...    (4,211)    4,196     4,685     (139)    (4,442 )   (3,046)    7,322      (1,084)      2,379       4,747
Net income (loss)
  per common and
  common equivalent
  share(c)..........                                              (.46 )     (.28)     0.44        (.10)        .21        0.28
Average shares
  outstanding(c)....                                             9,668     10,832    16,613      10,880      11,083      16,865

OTHER DATA:
EBITDA(d)...........  $ 22,978  $ 37,115  $ 34,560(e) $ 1,901  $50,312    $89,756              $ 20,701    $ 25,351
Capital
  expenditures(f)...    12,211     7,354     6,967    1,280      5,537      7,142                 1,613      11,851
Cash flows provided
  by (used in)
  operating
  activities........    23,844    19,017    21,823   (6,363)     6,498     44,614                (3,175)    (34,684)
Cash flows provided
  by (used in)
  investing
  activities........   (19,538)   (2,183)   10,708   (1,280)   (269,629)   (5,837)               (1,194)    (11,807)
Cash flows provided
  by (used in)
  financing
  activities........   (10,448)  (16,336)  (31,543)   6,209    264,981    (39,795)                4,334      46,734

BALANCE SHEET DATA (AT PERIOD END):
Working capital.....  $ (2,988) $  4,567  $ (3,597)            $24,574    $32,112                           $20,600    $ 54,799
Net property, plant
  and equipment.....    96,533    84,238    62,850             144,737    129,181                           136,110     139,442
Total assets........   207,244   185,710   160,356             505,127    486,502                           526,478     557,727
Long-term debt......    80,923    73,183    34,485             328,788    297,976                           288,482     305,271
Redeemable preferred
  stock of a
  subsidiary........        --        --        --              16,913     19,357                            19,974          --
Common stock subject
  to redemption.....        --        --        --               1,648      2,782                             2,898       1,615
Common stockholders'
  equity............    24,456    27,595    32,663              15,773     11,483                            13,933      79,457

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)
--------------
(a) Pro forma balance sheet data as of September 30, 1995 reflect the LTC Acquisition and the net proceeds to the Company from the issuance of 5,500,000 shares of Common Stock in the Offerings together with the proceeds from the New Credit Agreement. Such proceeds will be used to repay amounts outstanding under the Former Credit Agreement, $63.3 million aggregate principal amount of the 10 3/4% Notes, the BFP Preferred Stock, the 13 1/2% Notes and the 11% Debentures. See "Use of Proceeds." Pro forma operating data for the year ended June 30, 1995 and the three months ended September 30, 1995 reflect the LTC Acquisition and a reduction of interest expense, net of income taxes, and the elimination of preferred dividends of a subsidiary to reflect the use of proceeds discussed above. Weighted average shares outstanding have been increased to reflect the issuance of 5,500,000 shares of Common Stock and approximately 281,250 shares of Common Stock issuable in the LTC Acquisition assuming a price of $16 per share. The Company does not have a binding commitment for the LTC Acquisition and no assurance can be given that such acquisition will be consummated. For pro forma information concerning the effects of the Offerings and related transactions, but excluding effects of the LTC Acquisition, see "Pro Forma Financial Data".
(b) Interest expense excludes amortization of deferred financing fees of $0.1 million, $0.3 million, $2.4 million, and $0.1 million for fiscal 1991, fiscal 1992, fiscal 1993 and for the 42 day period ended August 11, 1993, respectively, and of $1.9 million, $3.4 million, $0.9 million and $0.9 million for the 323 day period ended June 30, 1994, the fiscal year ended June 30, 1995, the three months ended September 30, 1994 and the three months ended September 30, 1995, respectively. Pro forma interest expense for the year ended June 30, 1995 and the three months ended September 30, 1995 excludes amortization of deferred financing fees of $2.6 million and $0.7 million, respectively.
(c) Earnings per share and average shares outstanding have been adjusted to reflect the 2 for 1 stock split, to be effected in the form of a stock dividend, immediately prior to the consummation of the Offerings.
(d) "EBITDA" represents the sum of income before income taxes, depreciation and amortization, interest income and expense, equity in (earnings) loss of unconsolidated companies, other expense, net, and asset writedowns. The exclusion of equity in (earnings) loss of unconsolidated companies and asset writedowns is consistent with the definitions in the Company's debt agreements. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements and should not be construed as a better indicator of operating performance than income from operations as determined in accordance with Generally Accepted Accounting Principles ("GAAP") or a better indicator of liquidity than cash flow from operating activities as determined in accordance with GAAP.
(e) EBITDA for the fiscal year ended June 30, 1993 was reduced by unusual bad debt charges of $3.1 million related to the bankruptcy of Phar-Mor, Inc., a continuing customer of the Company. In addition, EBITDA for the fiscal year ended June 30, 1993 was reduced by $1.3 million due to rent expense related to a sale leaseback transaction entered into on December 28, 1992. For the 323 day period ended June 30, 1994, the fiscal year ended June 30, 1995 and the three months ended September 30, 1995, the additional rent expense related to the sale leaseback transaction was offset by a decrease in rent expense resulting from the acquisition of Treasure Chest in which certain assets were purchased which had previously been leased to Treasure Chest from its former owners.
(f) Capital expenditures do not include operating leases for equipment with equivalent purchase value of $6.6 million, $1.0 million, $9.5 million, zero, $13.7 million, $5.9 million, $0.1 million and $2.0 million for fiscal 1991, fiscal 1992, fiscal 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994, the fiscal year ended June 30, 1995, the three months ended September 30, 1994 and the three months ended September 30, 1995, respectively.

                                  RISK FACTORS

    Prospective purchasers of the Common Stock should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

COMPETITION

    The commercial printing industry in the United States is highly competitive. Competition is largely based on price, quality and servicing the specialized needs of customers. Recent technological developments, vigorous competition and over-capacity in the printing industry have increased industry consolidation. The advertising circular industry is highly fragmented, and the Company competes with numerous regional and local printers for the printing of advertising circulars. The Company also competes for national accounts with several large national printers, some of which have greater resources than the Company. See "Business--Market Background".

    The Company has one major competitor in the printing of Sunday comics in the United States, although numerous newspapers print their own Sunday comics. The Company's newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition.

RAW MATERIALS--PAPER

    The Company's results of operations depend to a large extent on the cost of paper, and the ability of the Company to pass along any increases in the cost of paper to its customers. During fiscal 1995, the Company experienced substantial increases in the cost of its paper but was able to effectively pass on the paper cost increases to its customers. To the extent that there are future paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, the Company's results of operations could be materially adversely affected.

    Moreover, any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its suppliers, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

ENVIRONMENTAL REGULATION

    The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). From time to time, operations of the Company have resulted or may result in noncompliance with or liability for cleanup pursuant to Environmental Laws. In addition, Treasure Chest has been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under certain analogous state laws, for the cleanup of contamination resulting from past disposals of hazardous waste at certain sites to which Treasure Chest, among others, sent waste in the past. The Company believes that any such noncompliance or liability under current Environmental Laws would not have a material adverse effect on its results of operations. Nonetheless, there can be no assurance that such matters, or any similar matters that arise in the future, will not ultimately have a material adverse effect on Treasure Chest's results of operations. See "Business--Environmental Issues".

HIGH LEVEL OF INDEBTEDNESS

    In connection with the acquisitions of Treasure Chest, KTB and Retail Graphics, the Company incurred a significant amount of indebtedness. At September 30, 1995, after giving effect to the Offerings, the bank credit agreement described under "Bank Refinancing" (the "New Credit Agreement"), the other transactions referred to under "Use of Proceeds" and the LTC Acquisition, the Company's indebtedness would have been approximately $336.3 million and its total stockholders' equity would have been approximately $81.1 million (including common stock subject to redemption). In addition, at September 30, 1995, the Company had significant commitments under operating leases. See note 10 of the notes to consolidated financial statements of Big Flower relating to future lease commitments. At September 30, 1995, after giving effect to the Offerings, the transactions referred to under "Use of Proceeds" and the LTC Acquisition, the Company would have had approximately $140.8 million of borrowing capacity for acquisitions, working capital and capital expenditures under the New Credit Agreement. See "Bank Refinancing". In addition, the Company could incur additional indebtedness, which amounts could be significant, in connection with any future acquisitions. The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the printing industry and economic conditions generally; and (iv) the Company is subject to restrictions on the ability of the Company to pay dividends. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility, than the Company. The Company had an accumulated deficiency of $5.1 million at September 30, 1995.

CONTROL

    Upon completion of the Offerings, Theodore Ammon (Chairman of the Board of Big Flower) and Apollo will beneficially own approximately 14.9% and 31.0%, respectively, of the outstanding Common Stock, excluding in such calculations 1,738,692 shares of Class B Stock. See "Description of Capital Stock". As a result of such ownership and certain supermajority voting requirements set forth in Big Flower's Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws (the "Bylaws"), Mr. Ammon and Apollo could have the ability to effectively control the Company. See "--Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation, Bylaws and Rights Plan".

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF
  INCORPORATION, BYLAWS AND RIGHTS PLAN

    Certain provisions of the Certificate and Bylaws that will become operative upon consummation of the Offerings may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders, (iii) eliminate the ability of the stockholders to take any action without a meeting, and (iv) provide for an 85% supermajority vote of holders of Common Stock to amend such provisions or the Bylaws. In addition, the Bylaws establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. The Company will also adopt a stockholder rights plan to become effective upon consummation of the Offerings. See "Description of Capital Stock--Anti-takeover Effects of Provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws" and "Description of Capital Stock--Rights Plan".

NO PRIOR MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICES

    Prior to the Offerings, there has been no public market for the Common Stock, and Big Flower is not aware of any price quotations for the Common Stock. There can be no assurance that an active public market will develop for the Common Stock. The public offering price will be determined through negotiations among Big Flower and the Selling Stockholders, and Goldman, Sachs & Co. and BT Securities Corporation, the representatives of the Underwriters (the "Representatives"), and may not be indicative of the market price for the Common Stock after the Offerings. The market price for shares of the Common Stock may be highly volatile depending on a number of factors. See "Underwriting".

SHARES ELIGIBLE FOR FUTURE SALES

    Upon completion of the Offerings, Big Flower will have 16,421,756 shares of Common Stock outstanding, including 1,738,692 shares of Common Stock which are issuable in certain circumstances upon conversion of non-voting Class B Stock owned by BTIP, and 248,569 shares of Common Stock issuable upon exercise of options which are presently exercisable or will become exercisable in January 1996, but not including any shares of Common Stock issuable in the LTC Acquisition (See "Recent Developments"). The 6,724,688 shares of Common Stock to be sold in the Offerings (7,733,391 shares if the Underwriters' over-allotment option is exercised in full) will be eligible for sale in the public market after the completion of the Offerings. The 6,615,866 shares of Common Stock owned by Mr. Ammon and Apollo, the 1,738,692 shares issuable in certain circumstances upon conversion of the non-voting Class B Stock owned by BTIP, and the 171,596 shares owned by one other stockholder prior to consummation of the Offerings are "restricted securities" for purposes of the Securities Act of 1933, as amended (the "Act"). Big Flower, Mr. Ammon, Apollo and BTIP have agreed (subject to certain exceptions) not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. Subject to such agreements, the shares owned by Mr. Ammon, Apollo and BTIP and 171,596 shares of Common Stock owned by one other stockholder will be available for sale into the open market pursuant to Rule 144 under the Act (including the volume limitations in that rule) upon consummation of the Offerings. Mr. Ammon, Apollo and BTIP have certain rights to request that the Company register shares of Common Stock under the Act. See "Shares Eligible for Future Sale--Registration Rights". Certain other officers, members of management and key employees own 957,866 shares of Common Stock (including 205,195 shares underlying options which are presently exercisable) which may be transferrable, subject to certain restrictions, under Rule 144 or pursuant to certain registration rights (See "Shares Eligible for Future Sales--Registration Rights"). Additionally, certain other officers, members of management and key employees own 213,048 shares of Common Stock (including 43,374 shares underlying options which are presently exercisable or will become exercisable in January 1996) which may be sold pursuant to the requirements of Rule 144 beginning in January 1997. If the LTC Acquisition is consummated and shares of Common Stock are issued at $16 per share, the seller of Laser Tech will own approximately 281,250 shares of Common Stock, which may be sold pursuant to the requirements of Rule 144 upon expiration of a two-year holding period or pursuant to certain "piggyback" registration rights (See "Shares Eligible for Future Sale--Registration Rights"). Actual sales of shares of Common Stock under a registration statement, pursuant to Rule 144 or otherwise in the future, or the prospect of such sales, may depress the price of the Common Stock. See "Shares Eligible for Future Sale".

DILUTION

    The pro forma net tangible book value (excluding net deferred financing costs and other intangible assets) of Big Flower as of September 30, 1995 was approximately $(125.8) million or $(7.65) per share after giving effect to the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition. Based upon an initial offering price of $16 per share, persons purchasing shares of Common Stock in the Offerings will incur immediate dilution in net tangible book value of $23.65 per share. See "Dilution".

                                  THE COMPANY

    The Company is a leading producer and marketer of advertising circulars, newspaper TV listing guides and Sunday comics in the United States. In fiscal 1995, the Company produced more than 21 billion advertising circulars, 1.5 billion Sunday comics and 535 million newspaper TV listing guides. During fiscal 1995, the Company generated net sales of $896.6 million and operating profit of $48.3 million. The Company operates a national network of 20 production facilities with 122 heatset and cold web offset presses, enabling it to market an array of highly flexible printing services meeting the diverse needs of its customers.

    Big Flower's principal subsidiary, Treasure Chest, established in 1967, was one of the first commercial printers specializing in advertising circulars in the United States. In 1982, Treasure Chest expanded its business with the introduction of newspaper TV listings guides and Sunday comics. Treasure Chest was acquired by Big Flower in August 1993. In 1994, the Company acquired KTB and Retail Graphics, increasing its net sales in fiscal 1994 by more than 36% on a pro forma basis.

    Big Flower is a Delaware corporation with its principal executive offices at 3 East 54th Street, New York, New York 10022; telephone (212) 521-1600.

                              RECENT DEVELOPMENTS

    The Company is currently in active negotiations to acquire Laser Tech. Laser Tech is a pre-press company which provides high quality electronic and conventional graphic services for the advertising, trading card and printed collectibles, catalog and packaging industries. Services include digital and conventional photography, image scanning, digital image archiving through electronic databases, computerized image retouching, desktop publishing, and flexographic pre-press services for such industries. Laser Tech operates a 65,000 square foot facility in Irving, Texas and has sales offices in Rosemont, Illinois and Atlanta, Georgia. In addition, the Company recently agreed to lease a 15,588 square foot facility in Atlanta, Georgia beginning in March 1996. Laser Tech's customers include some of the leading U.S. advertisers and packagers, including Compaq Computer, J.C. Penney, Mary Kay Cosmetics, Marvel Holdings, Pepsico and Tyson Foods.

    During its fiscal year ended December 31, 1994 and for the nine-month period ended September 30, 1995, Laser Tech generated net sales of $18.3 million and $17.6 million, respectively, and operating profit of $2.0 million and $2.5 million, respectively. As of October 1, 1995, Laser Tech had 200 employees.

    The Company expects to acquire Laser Tech for approximately $31.3 million, of which $3.0 million will be paid in cash, $18.1 million will be paid in a note due January 1996, $4.5 million will be paid in shares of Common Stock based on the trading price of the Common Stock at or about the time of the closing of the LTC Acquisition (or, if the closing of the LTC Acquisition is at or prior to the closing of the Offerings, at the initial public offering price on the cover page of this Prospectus) and $5.7 million will be used to repay indebtedness of Laser Tech. The final cash portion of the purchase price may be adjusted at or after the closing of the LTC Acquisition based on changes in Laser Tech's balance sheet.

    SCI has alleged that the LTC Acquistion violates the Confidentiality Agreement that was entered into between Big Flower and SCI in connection with a proposed merger between the two companies. The discussions regarding such proposed merger were terminated in May 1995. In a letter dated November 8, 1995, SCI alleged that the Company used information about Laser Tech that the Company learned during its merger discussions with SCI in violation of the Confidentiality Agreement. In such letter, SCI further claimed that the Company solicited two employees to leave SCI to work for Laser Tech in violation of the Confidentiality Agreement. SCI indicated that it would pursue all available remedies for any breach of the Confidentiality Agreement. The Company understands that if SCI files a lawsuit it may seek to recover damages or obtain injunctive relief. The Company believes that SCI's claims as set forth in its letter are without merit. If any lawsuit is filed, the Company intends to vigorously defend itself and does not believe that any such lawsuit would have a material adverse effect on the financial condition of the

Company. There can be no assurance, however, that the Company would prevail in any such lawsuit or that any such lawsuit would not delay the LTC Acquisition.

                                    DILUTION

    The pro forma net tangible book value (excluding net deferred financing costs and other intangible assets) of the Common Stock at September 30, 1995 was $(170,230,000), or $(15.95) per share. After giving effect to the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition, the pro forma net tangible book value at September 30, 1995 would have been $(125,834,000) or $(7.65) per share of Common Stock. This represents an immediate dilution in net tangible book value of $23.65 per share to new investors purchasing shares in the Offerings. The following table illustrates the per share dilution:

Initial public offering price per share of Common Stock(1).......             $   16.00
  Pro forma net tangible book value per share before the
    Offerings and the LTC Acquisition(2).........................  $  (15.95)
                                                                   ---------
Pro forma net tangible book value per share after the Offerings
  and the LTC Acquisition........................................                 (7.65)
                                                                              ---------
Dilution per share to new investors(3)...........................             $   23.65
                                                                              ---------
                                                                              ---------

--------------

(1) Before deducting underwriting discount and estimated expenses of the offerings.

(2) Pro forma net tangible book value per share of Common Stock is determined by dividing the Company's tangible net worth (total assets excluding net deferred financing costs and other intangible assets less total liabilities and BFP Preferred Stock (as defined)) by the number of shares of Common Stock and Class B Stock outstanding.

(3) Dilution is determined by subtracting net tangible book value per share of Common Stock after the Offerings from the initial public offering price per share.

    The following table summarizes, on a pro forma basis, at September 30, 1995, the differences between the number of shares purchased from Big Flower, the total consideration paid and the average price per share paid by the existing holders of Common Stock and Class B Stock and by the investors purchasing shares of Common Stock in the Offerings:

                                                SHARES PURCHASED            TOTAL CONSIDERATION         AVERAGE
                                           --------------------------  -----------------------------   PRICE PER
                                              NUMBER        PERCENT         AMOUNT         PERCENT       SHARE
                                           -------------  -----------  ----------------  -----------  -----------
Existing stockholders....................     10,673,187        66.0%  $     22,602,000        20.4%   $    2.12
New investors............................      5,500,000        34.0         88,000,000        79.6        16.00
                                           -------------       -----   ----------------       -----
    Total................................     16,173,187       100.0%  $    110,602,000       100.0%
                                           -------------       -----   ----------------       -----
                                           -------------       -----   ----------------       -----

    The foregoing tables assume no exercise of the Underwriters' over-allotment option and excludes any shares issued in connection with the LTC Acquisition. See "Management--Incentive and Bonus Plans--Stock Plan" for information regarding stock options and see "Underwriting" for information concerning the Underwriters' over-allotment option.

                                DIVIDEND POLICY

    Big Flower has never declared or paid cash dividends on its Common Stock. Big Flower intends to continue this policy for the foreseeable future and retain earnings for repayment of indebtedness and investment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Big Flower and will be dependent on the Company's results of operations, financial condition, contractual restrictions (including restrictions in each of the indentures governing the 10 3/4% Notes (as defined) and the New Credit Agreement), legal restrictions and other factors deemed to be relevant by the Board. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                USE OF PROCEEDS

    The net proceeds of the Offerings to the Company, estimated at $80.6 million, plus approximately $182.4 million to be borrowed under the New Credit Agreement (see "Bank Refinancing"), will be used to (i) repay all amounts outstanding under the Company's bank credit agreement entered into in April 1994 (the "Former Credit Agreement"), which, as of September 30, 1995 had a weighted average interest rate of 8.24%, (ii) redeem one-third of the outstanding aggregate principal amount of BFP's 10 3/4% Senior Subordinated Notes due 2003 (the "10 3/4% Notes") at a redemption price of 108.00% of principal amount,
(iii) terminate the Company's interest rate swap agreements for a price of $2.9 million, (iv) purchase all the outstanding shares of BFP's Series A Preferred Stock (the "BFP Preferred Stock") at a purchase price of approximately $22.0 million, (v) redeem and purchase all of the Company's 13 1/2% Senior Discount Notes due 2004 (the "13 1/2% Notes") at a total price of approximately $57.9 million, and (vi) purchase all of the Company's 11% Debentures due 2005 (the "11% Debentures") at 100% of principal amount (See "Certain Relationships and Related Transactions"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. The following table does not give effect to the LTC Acquisition.

    The following table illustrates the sources of funds to the Company and uses of funds by the Company, assuming the Offerings and transactions referred to herein were consummated as of September 30, 1995:

                                                                                      AMOUNT
                                                                                   ------------
                                                                                       (IN
                                                                                    MILLIONS)
SOURCES OF FUNDS
  Gross Proceeds to the Company from the Offerings...............................   $     88.0
  Borrowings under the New Credit Agreement......................................        182.4
                                                                                   ------------
      Total Sources..............................................................   $    270.4
                                                                                   ------------
                                                                                   ------------
USES OF FUNDS
  Repayment of indebtedness under Former Credit Agreement........................   $     88.5
  Redemption of 10 3/4% Notes....................................................         62.4
    Premium......................................................................          5.9
  Termination of Swap Agreement..................................................          2.9
  Purchase of BFP Preferred Stock................................................         20.0
    Premium......................................................................          2.0
  Redemption and purchase of 13 1/2% Notes.......................................         43.4
    Premium......................................................................         14.5
  Purchase of 11% Debentures.....................................................         18.9
  Fees and expenses..............................................................         11.9
                                                                                   ------------
      Total Uses.................................................................   $    270.4
                                                                                   ------------
                                                                                   ------------

    If the LTC Acquisition is consummated, the Company will use $26.8 million of borrowings under the New Credit Agreement and will issue approximately 281,250 shares of Common Stock, assuming a trading price of $16 per share, to acquire Laser Tech and to repay certain indebtedness in connection therewith.

                                BANK REFINANCING

    On October 11, 1995, Treasure Chest received commitments from Bankers Trust Company ("BTCo") and Credit Suisse with respect to a new $350 million senior secured reducing revolving credit facility (the "New Credit Agreement"). The following brief discussion of the material terms of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, which is currently being negotiated.

    The New Credit Agreement will provide for a six-year $350 million revolving facility, with reductions of $33.3 million after each of three, four and five years into the term of the New Credit Agreement. Up to $70 million of the facility will be available for working capital purposes only and up to $15 million will be made available for stand-by and trade letters of credit. The remainder of the facility will be available for certain acquisitions, investments in subsidiaries and general corporate and working capital purposes.

    The obligations of Treasure Chest under the New Credit Agreement will be unconditionally guaranteed by the Company and its subsidiaries and will be secured by a first priority perfected pledge of all capital stock and notes held by the Company and its subsidiaries. Interest on borrowings under the New Credit Agreement will be payable, at Treasure Chest's option, (a) at a base rate plus a margin which ranges from 0.00% to 1.00% or (b) at a eurodollar rate plus a margin which ranges from 0.50% to 2.00%.

    The New Credit Agreement will provide for mandatory commitment reductions, with certain exceptions, for asset sales, the net proceeds of debt issuances, the net proceeds of certain equity offerings (not including the Offerings), and excess cash flow. The New Credit Agreement also provides for an optional commitment reduction and optional prepayment of the facility, in whole or in part, without penalty.

    The New Credit Agreement will contain usual and customary representations and warranties. The New Credit Agreement will have, among other covenants, a leverage ratio test and an interest coverage ratio test, as well as restrictions on: liens, indebtedness, acquisition and investing activities, sale-leaseback transactions, early prepayment of other indebtedness, dividends, capital expenditures, affiliate transactions and a lines of business covenant. The Credit Agreement will also restrict the ability of Treasure Chest to pay dividends to the Company and the Company's ability to pay dividends to its stockholders but will allow cash dividends to the Company for operating expenses in the ordinary course of business in an amount which starts at $2.75 million and increases 10% each year. Additionally, dividends are permitted (i) to enable the Company to pay interest on its public debt, pay dividends on its preferred stock and undertake debt buybacks and (ii) up to 25% of cumulative consolidated net income.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Big Flower at September 30, 1995 and as adjusted for the consummation of the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition. This table should be read in conjunction with the Summary Financial Data, the Selected Financial Data and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                         SEPTEMBER 30, 1995
                                                                                      -------------------------
                                                                                                    PRO FORMA
                                                                                        ACTUAL     AS ADJUSTED
                                                                                      -----------  ------------
                                                                                           (IN THOUSANDS)
Short-term debt:
Current portion of long-term debt...................................................  $    50,888   $   30,998(a)
                                                                                      -----------  ------------
                                                                                      -----------  ------------

Long-term debt:
Former Credit Agreement.............................................................       38,000           --
New Credit Agreement................................................................           --      179,196
10 3/4% Notes, net of discount......................................................      187,431      124,985
13 1/2% Notes, net of discount(b)...................................................       43,396           --
11% Debentures......................................................................       18,916           --
Other long-term debt................................................................          739        1,090
                                                                                      -----------  ------------
      Total long-term debt..........................................................      288,482      305,271
                                                                                      -----------  ------------
BFP Preferred Stock.................................................................       19,974           --
                                                                                      -----------
Common stock subject to redemption(c)...............................................        2,898        1,615
                                                                                      -----------  ------------
Total common stockholders' equity...................................................       13,933       79,457
                                                                                      -----------  ------------
Total capitalization................................................................  $   325,287   $  386,343
                                                                                      -----------  ------------
                                                                                      -----------  ------------

--------------

(a) The pro forma current portion of long-term debt includes $30 million of borrowings under the New Credit Agreement which represents the seasonal portion of the Company's working capital requirements.

(b) Represents accreted value. The 13 1/2% Notes, with an aggregate principal amount of $76.5 million, and certain shares of stock were originally sold as units for gross proceeds of $40 million (of which $4.7 million was allocated to such shares of stock).

(c) Certain officers, members of management and key employees have "put" rights with respect to shares held by them under certain circumstances. Upon the consummation of the Offerings, the "put" rights for vested shares of Class C common stock will terminate.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected historical and pro forma financial data of Predecessor Treasure Chest and of Big Flower and its subsidiaries (including Treasure Chest) following Big Flower's acquisition of Treasure Chest. The selected historical operating and balance sheet data as of and for each of the three fiscal years in the period ended June 30, 1993 and for the 42 days ended August 11, 1993 were derived from the audited consolidated financial statements of Predecessor Treasure Chest. The selected historical financial data of Big Flower as of and for the 323 day period ended June 30, 1994 and for the fiscal year ended June 30, 1995 were derived from the audited consolidated financial statements of Big Flower. The selected historical financial data of Big Flower for the three months ended September 30, 1994 and 1995 were derived from the unaudited financial statements of Big Flower, which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. For additional information, see the consolidated financial statements of Predecessor Treasure Chest and Big Flower and the notes thereto included elsewhere in this Prospectus. The pro forma balance sheet data as of September 30, 1995 give effect to the pro forma adjustments to reflect the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition as if they had occurred on September 30, 1995. The pro forma operating data of Big Flower for the fiscal year ended June 30, 1995 and for the three months ended September 30, 1995 give effect to pro forma adjustments to reflect the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition as if they had occurred on July 1, 1994. The pro forma financial data should not be considered indicative of actual results that would have been achieved had the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the LTC Acquisition been consummated on July 1, 1994 and do not purport to indicate results of operations for any future period. The selected historical financial data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                              PREDECESSOR TREASURE CHEST                                    BIG FLOWER
                        --------------------------------------   ----------------------------------------------------------------
                                                                                        PRO                             PRO FORMA
                                                                                       FORMA      THREE       THREE       THREE
                                                      42 DAYS    323 DAYS     YEAR      YEAR     MONTHS      MONTHS      MONTHS
                            YEAR ENDED JUNE 30,        ENDED       ENDED     ENDED     ENDED      ENDED       ENDED       ENDED
                        ----------------------------  AUG. 11,   JUNE 30,   JUNE 30,  JUNE 30,  SEPT. 30,   SEPT. 30,   SEPT. 30,
                          1991      1992      1993      1993       1994       1995    1995(A)     1994        1995       1995(A)
                        --------  --------  --------  --------   ---------  --------  --------  ---------   ---------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales.............  $529,605  $536,113  $555,013  $59,584     $565,046  $896,595  $918,276  $210,458    $242,066    $248,404
Gross profit..........    46,009    62,621    63,328    4,892       71,971   118,867   128,346    26,166      32,103      34,887
Selling, general and
  administrative
  expense.............    34,380    39,146    40,892    4,227       48,777    70,587    77,239    15,981      15,823      17,688
Interest expense(b)...    12,145     9,249     6,792      578       19,350    37,049    27,225     8,940       9,468       7,537
Income (loss) before
  income taxes........    (4,551)    7,696    10,204     (228)      (2,678)    2,793    18,754      (484)      5,179       8,824
Net income (loss).....    (4,211)    4,196     4,685     (139)      (4,442)   (3,046)    7,322    (1,084)      2,379       4,747
Net income (loss) per
  common and common
  equivalent
  share(c)............                                                (.46)     (.28)     0.44      (.10)        .21        0.28
Average shares
  outstanding(c)......                                               9,668    10,832    16,613    10,880      11,083      16,865

OTHER DATA:
EBITDA(d).............    22,978    37,115    34,560(e)   1,901     50,312    89,756              20,701      25,351
Capital
  expenditures(f).....    12,211     7,354     6,967    1,280        5,537     7,142               1,613      11,851
Cash flows provided by
  (used in) operating
  activities..........  $ 23,844  $ 19,017  $ 21,823  $(6,363)      $6,498   $44,614            $ (3,175)   $(34,684)
Cash flows provided by
  (used in) investing
  activities..........   (19,538)   (2,183)   10,708   (1,280)    (269,629)   (5,837)             (1,194)    (11,807)
Cash flows provided by
  (used in) financing
  activities..........   (10,448)  (16,336)  (31,543)   6,209      264,981   (39,795)              4,334      46,734

BALANCE SHEET DATA (AT PERIOD END):
Working capital.......  $ (2,988) $  4,567  $ (3,597)              $24,574   $32,112                         $20,600     $54,799
Net property, plant
  and equipment.......    96,533    84,238    62,850               144,737   129,181                         136,110     139,442
Total assets..........   207,244   185,710   160,356               505,127   486,502                         526,478     557,727
Long-term debt........    80,923    73,183    34,485               328,788   297,976                         288,482     305,271
Redeemable preferred
  stock of a
  subsidiary..........        --        --        --                16,913    19,357                          19,974          --
Common stock subject
  to redemption.......        --        --        --                 1,648     2,782                           2,898       1,615
Common stockholders'
  equity..............    24,456    27,595    32,663                15,773    11,483                          13,933      79,457

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

--------------

(a) Pro forma balance sheet data as of September 30, 1995 reflect the LTC Acquisition and the net proceeds to the Company from the issuance of 5,500,000 shares of Common Stock in the Offerings together with the proceeds from the New Credit Agreement. Such proceeds will be used to repay amounts outstanding under the Former Credit Agreement, $63.3 million aggregate principal amount of the 10 3/4% Notes, the BFP Preferred Stock, the 13 1/2% Notes, and the 11% Debentures. See "Use of Proceeds." Pro forma operating data for the year ended June 30, 1995 and the three months ended September 30, 1995 reflect the LTC Acquisition and a reduction of interest expense, net of income taxes, and the elimination of preferred dividends of a subsidiary to reflect the use of proceeds discussed above. Weighted average shares outstanding have been increased to reflect the issuance of 5,500,000 shares of Common Stock and approximately 281,250 shares of Common Stock issuable in the LTC Acquisition assuming a price of $16 per share. The Company does not have a binding commitment for the LTC acquisition and no assurance can be given that such acquisition will be consummated. For pro forma information concerning the effects of the Offerings and related transactions, but excluding effects of the LTC Acquisition, see "Pro Forma Financial Data".

(b) Interest expense excludes amortization of deferred financing fees of $0.1 million, $0.3 million, $2.4 million, and $0.1 million for fiscal 1991, fiscal 1992, fiscal 1993 and for the 42 day period ended August 11, 1993, respectively, and of $1.9 million, $3.4 million, $0.9 million and $0.9 million for the 323 day period ended June 30, 1994, the fiscal year ended June 30, 1995, the three months ended September 30, 1994 and the three months ended September 30, 1995, respectively. Pro forma interest expense for the year ended June 30, 1995 and the three months ended September 30, 1995 excludes amortization of deferred financing fees of $2.6 million and $0.7 million, respectively.

(c) Earnings per share and average shares outstanding have been adjusted to reflect a 2 for 1 stock split, to be effected in the form of a stock dividend, immediately prior to the consummation of the Offerings.

(d) "EBITDA" represents the sum of income before income taxes, depreciation and amortization, interest income and expense, equity in (earnings) loss of unconsolidated companies, other expense, net, and asset writedowns. The exclusion of equity in (earnings) loss of unconsolidated companies and asset writedowns is consistent with the definitions in the Company's debt agreements. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements and should not be construed as a better indicator of operating performance than income from operations as determined in accordance with GAAP or a better indicator of liquidity than cash flow from operating activities as determined in accordance with GAAP.

(e) EBITDA for the fiscal year ended June 30, 1993 was reduced by unusual bad debt charges of $3.1 million related to the bankruptcy of Phar-Mor, Inc., a continuing customer of the Company. In addition, EBITDA for the fiscal year ended June 30, 1993 was reduced by $1.3 million due to rent expense related to a sale leaseback transaction entered into on December 28, 1992. For the 323 day period ended June 30, 1994, the fiscal year ended June 30, 1995 and the three months ended September 30, 1995, the additional rent expense related to the sale leaseback transaction was offset by a decrease in rent expense resulting from the acquisition of Treasure Chest in which certain assets were purchased which had previously been leased to Treasure Chest from its former owners.

(f) Capital expenditures do not include operating leases for equipment with equivalent purchase value of $6.6 million, $1.0 million, $9.5 million, zero, $13.7 million, $5.9 million, $0.1 million and $2.0 million, for fiscal 1991, fiscal 1992, fiscal 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994, the fiscal year ended June 30, 1995, the three months ended September 30, 1994 and the three months ended September 30, 1995, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The following Pro Forma Operating Data compares the pro forma consolidated results of operations of Big Flower for the twelve months ended June 30, 1993 and 1994 and the historical results of operations of Big Flower for the twelve months ended June 30, 1995. The pro forma information has been derived by the application of pro forma adjustments to the historical consolidated results of operations of Predecessor Treasure Chest for the 42 days ended August 11, 1993 and the twelve months ended June 30, 1993. These pro forma tables give effect to the acquisition of Treasure Chest and other related financing transactions as if they were consummated as of the beginning of the periods presented. For information regarding the pro forma adjustments for the Offerings, the New Credit Agreement and the transactions referred to under "Use of Proceeds", see "Selected Financial Data". The three month periods ended September 30, 1994 and 1995 are presented on a comparable historical basis as the acquisition of Treasure Chest preceded both periods.

                                                                              YEAR ENDED JUNE 30, 1994
                                                               -------------------------------------------------------
                                                               PREDECESSOR
                           YEAR ENDED JUNE 30, 1993              TREASURE
                   -----------------------------------------      CHEST       BIG FLOWER                                    YEAR
                                 ACQUISITION OF                  42 DAYS       323 DAYS    ACQUISITION OF                  ENDED
                   PREDECESSOR   TREASURE CHEST                   ENDED         ENDED      TREASURE CHEST                 JUNE 30,
                    TREASURE       PRO FORMA      BIG FLOWER    AUGUST 11,     JUNE 30,      PRO FORMA      BIG FLOWER      1995
                      CHEST       ADJUSTMENTS     PRO FORMA        1993          1994       ADJUSTMENTS     PRO FORMA    BIG FLOWER
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------
                                                                    (IN THOUSANDS)

Net sales........   $555,013        $     --       $555,013      $59,584       $565,046       $     --       $624,630     $896,595
Costs of
  production.....    491,685          (1,322)       490,363       54,692        493,075           (310)       547,457      777,728
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------
Gross profit.....     63,328           1,322         64,650        4,892         71,971            310         77,173      118,867
Selling, general
  and
  administrative
  expense........     40,892          14,333         55,225        4,227         48,777          1,467         54,471       70,587
Interest
  expense........      9,227          13,478         22,705          704         21,286          1,956         23,946       40,486
Interest
  income.........     (1,153)          1,009           (144)         (22)           (53)            20            (55)        (279)
Other expense
  (income),
  net............      4,158            (702)         3,456          211          2,726         (3,658)          (721)       2,836
Preferred
  dividends of a
  subsidiary.....         --           2,151          2,151           --          1,913            238          2,151        2,444
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------
Income (loss)
  before income
  taxes..........     10,204         (28,947)       (18,743)        (228)        (2,678)           287         (2,619)       2,793
Provision
  (benefit) for
  income taxes...      5,519          (9,878)        (4,359)         (89)         1,764            308          1,983        5,839
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------
Net income
  (loss).........   $  4,685        ($19,069)      ($14,384)     ($  139)      ($ 4,442)      ($    21)      ($ 4,602)    ($ 3,046)
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------
                   -----------   --------------   ----------   ------------   ----------   --------------   ----------   ----------

Gross profit
  margin.........                                     11.6%                                                     12.4%        13.3%

    The pro forma adjustments applied to the historical consolidated results of operations are the following: elimination of rent expense relating to certain assets purchased by the Company as part of the acquisition of Treasure Chest, net of depreciation charges; elimination of salaries and expenses of the former owners which did not continue, net of estimated additional corporate and employee benefit expenses; adjustment of interest expense and related amortization of deferred financing fees as a result of the credit agreement entered into in connection with the acquisition of Treasure Chest, the 10 3/4% Notes and the 11% Debentures; elimination of interest income on notes receivable from related parties and the Treasure Chest Employee Stock Ownership Trust ("ESOT"), which were repaid in connection with the acquisition of Treasure Chest; elimination of a non-recurring contribution to the ESOT which the Company made pursuant to the acquisition of Treasure Chest; amortization of the excess of purchase cost over net assets acquired, intangibles and non-compete agreements; and dividends on the BFP Preferred Stock.

GENERAL

    Because the cost of paper is a principal factor in the Company's pricing to its customers, the cost of paper significantly affects its net sales. The Company is typically able to pass increases in the cost of paper to its customers, while declines in paper costs result in lower prices to customers. As a result of volatile changes in paper costs, there is significant volatility in the Company's net sales, but when properly managed, not in volume or profits.

    Capacity in the paper industry has generally remained fixed over recent years. Prior to mid-1994, paper supply exceeded demand, creating a significant downward pressure on paper prices. In mid-1994, higher demand surpassed the fixed capacity in all paper grades industry-wide. This has created a global tightening of paper supply which has resulted in higher paper prices. Management believes that this condition will continue for the foreseeable future. The Company has developed strong relationships with its paper suppliers, which include many of the leading paper companies in North America. Through these relationships, despite tight paper supply, the Company anticipates that its paper requirements will continue to be met. The Company has been successful in passing through paper price increases to its customers and, although there can be no assurances in this regard, it expects to be able to continue to pass through future increases.

    The Company's results of operations for the periods presented have been significantly impacted by the amortization of intangible assets which arose as a result of the acquisitions of Treasure Chest, KTB and Retail Graphics. Intangible assets related to customer backlog which arose as a result of such acquisitions of $18,405,000 had estimated lives of 1 to 2 years. Such intangible assets will be fully amortized in the fourth quarter of fiscal 1996. Amortization of customer backlog on a historical basis was $9,679,000 and $6,703,000 for the year ended June 30, 1995 and the 323 days ended June 30, 1994, respectively, and will be $2,023,000 for the year ending June 30, 1996.

    During 1989, the Company began the implementation of its Quality Improvement Process ("QIP"), which provides for the continuous improvement of all its processes through employee involvement and statistical process control. The Company believes that the QIP program has led to improvements in training, maintenance, production methods, sales and administration and, together with its capital investment program, has led to efficiency improvements in each year since fiscal 1989.

RESULTS OF OPERATIONS

    COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1995 WITH THE THREE
     MONTHS
     ENDED SEPTEMBER 30, 1994

    Net sales increased to $242.1 million for the three months ended September 30, 1995 from $210.5 million for the three months ended September 30, 1994, an increase of $31.6 million or 15.0%. Volume (as measured by standard hours of press activity) increased 1.2%. Paper costs, which significantly affect net sales, were 51.4% of net sales for the three months ended September 30, 1995 compared to 45.1% of sales for the three months ended September 30, 1994.

    Gross profit for the three months ended September 30, 1995 increased to $32.1 million compared to $26.2 million for the three months ended September 30, 1994, an increase of $5.9 million or 22.5%. Despite higher paper costs, gross profit as a percent of net sales increased to 13.3% for the three months ended September 30, 1995 from 12.4% for the three months ended September 30, 1994. Per unit variable costs (excluding paper and ink costs) were lower for the three months ended September 30, 1995 compared to the prior comparable quarter. These reduced per unit variable costs were the result of higher volume and utilization rates due to efficiency improvements and cost controls. The increase in gross profit for the quarter ended September 30, 1995 was also favorably impacted by improved operating performance at the facilities acquired in April 1994. The integration of these facilities was substantially completed in the second half of fiscal 1995 and therefore increases in gross profit for the remainder of fiscal 1996 are not expected to continue at the rate experienced in the first quarter. Depreciation was 2.2% of the costs of production for the three months ended September 30, 1995 compared to 2.6% for the three months ended September 30, 1994.

    Selling, general and administrative expense decreased to $15.8 million in the three months ended September 30, 1995 from $16.0 million for the three months ended September 30, 1994, a decrease of $0.2 million or 1.3%. Amortization of intangibles included in selling, general and administrative expense for the three months ended September 30, 1995 was $4.3 million compared to $5.6 million for the three months ended September 30, 1994. Amortization of certain intangible assets associated with the acquisitions of Treasure Chest, KTB and Retail Graphics was $1.3 million lower in the three months ended September 30, 1995 as these assets became fully amortized. Offsetting the lower amortization of intangible assets in the three months ended September 30, 1995 was a higher provision for doubtful accounts of $0.8 million and higher personnel-related costs of $0.3 million. Selling, general and administrative expense as a percentage of sales was 6.5% for the three months ended September 30, 1995 compared to 7.6% for the prior comparable quarter.

    Net interest expense for the three months ended September 30, 1995 was $10.3 million compared to $9.8 million for the three months ended September 30, 1994. Amortization of deferred financing fees was $0.9 million for the three months ended September 30, 1995 and 1994. Interest for the three months ended September 30, 1995 included $6.7 million in net interest on the 10 3/4% Notes and the 13 1/2% Notes, and $3.6 million in net interest on other debt, primarily the Former Credit Agreement.

    Income before income taxes was $5.2 million for the three months ended September 30, 1995 compared to loss before income taxes of $0.5 million for the prior quarter due to the factors mentioned above.

    COMPARISON OF TWELVE MONTHS ENDED JUNE 30, 1995 WITH THE PRO FORMA TWELVE
     MONTHS ENDED JUNE 30, 1994

    Net sales increased to $896.6 million for the twelve months ended June 30, 1995 from $624.6 million for the comparable prior pro forma period, an increase of $272.0 million or 43.5%. The facilities acquired from KTB and Retail Graphics in April 1994 produced $189.7 million of this increase. For the twelve months ended June 30, 1995, advertising circulars were 85.8%, Sunday comics 5.3%, newspaper TV listing guides 5.1% and other newspaper products and other publications 3.8% of net sales. Volume (as measured by standard hours of press activity) increased 54.2%. Paper costs, which significantly affect net sales, were 47.0% of sales for the twelve months ended June 30, 1995 compared to 44.4% of sales in the comparable prior pro forma period.

    Gross profit for the twelve months ended June 30, 1995 increased to $118.9 million compared to $77.2 million for the comparable prior pro forma period, an increase of $41.7 million or 54.0%. Despite higher paper costs, gross profit as a percent of net sales increased to 13.3% for the twelve months ended June 30, 1995 from 12.4% in the comparable prior pro forma period. Per unit variable costs (excluding paper and ink costs) were lower for the twelve months ended June 30, 1995 compared to the prior pro forma period. These reduced per unit variable costs were the result of higher volume and utilization rates due to the acquisitions of KTB and Retail Graphics, efficiency improvements and cost controls. Depreciation was 2.5% of the costs of production for the twelve months ended June 30, 1995 compared to 2.3% for the comparable prior pro forma period.

    Selling, general and administrative expense increased to $70.6 million in the twelve months ended June 30, 1995 from $54.5 million in the comparable prior pro forma period, an increase of $16.1 million or 29.6%. This increase was primarily the result of the acquisitions of KTB and Retail Graphics. Amortization of intangibles included in selling, general and administrative expense for the twelve months ended June 30, 1995 was $22.1 million compared to $17.2 million for the comparable prior pro forma period. The increase of $4.9 million was due to the acquisitions of KTB and Retail Graphics. Selling, general and administrative expense as a percentage of sales was 7.9% for the twelve months ended June 30, 1995 compared to 8.7% for the comparable prior pro forma period.

    Net interest expense for the twelve months ended June 30, 1995 was $40.2 million compared to $23.9 million for the comparable prior pro forma period. This increase is principally the result of the financing associated with the acquisitions of KTB and Retail Graphics. Amortization of deferred financing fees was $3.4 million for the twelve months ended June 30, 1995 compared to $2.1 million for the comparable prior pro forma period. The increase of $1.3 million was principally due to the acquisitions of KTB and Retail Graphics. Interest for the twelve months ended June 30, 1995 included $26.3 million in net interest on the 10 3/4% Notes and the 13 1/2% Notes, and $10.7 million in net interest on other debt, primarily the Former Credit Agreement.

    Other expense, net for the twelve months ended June 30, 1995 was $2.8 million compared to other income, net of $0.7 million for the comparable prior pro forma period. The twelve months ended June 30, 1995 had a loss on the disposition of equipment of $0.4 million and $1.7 million for the relocation of Treasure Chest's executive offices. The comparable prior pro forma period had a gain on the disposition of equipment of $0.6 million and a $0.7 million gain on the sale of the Company's interest in an unconsolidated used printing equipment sales and remanufacturing company.

    Income before income taxes was $2.8 million for the twelve months ended June 30, 1995 compared to loss before income taxes of $2.6 million for the comparable prior pro forma period due to the factors mentioned above.

    The effective income tax rate for the twelve months ended June 30, 1995 exceeded the federal statutory tax rate due primarily to amortization of goodwill (which is not deductible for income tax purposes), dividends on the BFP Preferred Stock and state income taxes.

    COMPARISON OF PRO FORMA TWELVE MONTHS ENDED JUNE 30, 1994 WITH THE PRO FORMA
     TWELVE MONTHS ENDED JUNE 30, 1993

    Net sales increased to $624.6 million for the pro forma twelve months ended June 30, 1994 from $555.0 million for the comparable prior pro forma period, an increase of $69.6 million or 12.5%. This increase was primarily due to a 10.2% increase in volume (as measured by standard hours of press activity), and $34.1 million of the increase was attributable to two months sales of KTB and Retail Graphics. Paper costs, which significantly affect net sales, were 44.4% of sales for the pro forma twelve months ended June 30, 1994 compared to 43.7% of sales in the comparable prior pro forma period.

    Gross profit for the pro forma twelve months ended June 30, 1994 increased to $77.2 million compared to $64.7 million for the comparable prior pro forma period, an increase of $12.5 million or 19.4%. Gross profit as a percent of net sales increased to 12.4% for the pro forma twelve months ended June 30, 1994 from 11.6% in the comparable prior pro forma period. Per unit variable costs (excluding paper and ink costs) were lower for the pro forma twelve months ended June 30, 1994 compared to the comparable prior pro forma period. These reduced per unit variable costs were the result of efficiency improvements and cost controls. Per unit paper and ink costs decreased for the pro forma twelve months ended June 30, 1994 from the comparable prior pro forma period. This was the result of lower paper prices and favorable contract re-negotiations with major ink vendors which especially impacted the fourth quarter results. Depreciation was 2.3% of the cost of production for the twelve pro forma months ended June 30, 1994 compared to 2.5% for the comparable prior pro forma period.

    Selling, general and administrative expense decreased to $54.5 million in the pro forma twelve months ended June 30, 1994 from $55.2 million in the comparable prior pro forma period, a decrease of $0.7 million or 1.4%. Selling general and administrative expense for the pro forma twelve months ended June 30, 1993 included a $3.1 million bad debt reserve related to the bankruptcy of Phar-Mor, Inc. Excluding the effect of this item, selling, general and administrative expense increased $2.4 million for the pro forma twelve months ended June 30, 1994. This was the result of $1.0 million in increased amortization of goodwill, intangible assets and the non-compete agreements for the acquisitions of KTB and Retail Graphics. Amortization of intangibles included in selling, general and administrative expense for the twelve months ended June 30, 1994 was $17.2 million compared to $16.2 million for the comparable prior pro forma period. Payouts under Treasure Chest's executive and sales incentive plans increased $1.2 million as a result of operating and sales performance improvements in 1994.

    Net interest expense for the pro forma twelve months ended June 30, 1994 was $23.9 million compared to $22.6 million for the comparable prior pro forma period. Amortization of deferred financing fees totaled $2.1 million for the pro forma twelve months ended June 30, 1994 compared to $1.9 million for the comparable prior pro forma period. Interest expense increased due to the interest on borrowings to fund the acquisitions of KTB and Retail Graphics.

    Other income, net for the pro forma twelve months ended June 30, 1994, was a $0.7 million compared to other expense, net of $3.5 million for the comparable prior pro forma period. This change was the result of lower expenses of $0.6 million related to previously closed facilities, lower expense related to an unconsolidated used printing equipment sales and remanufacturing company of $1.9 million, and a $1.4 million favorable change in gain/loss on disposition of assets.

    Loss before income taxes was $2.6 million for the pro forma twelve months ended June 30, 1994 compared to a loss of $18.7 million for the comparable prior pro forma period due to the factors mentioned above.

    The effective income tax rate for the twelve months ended June 30, 1994 exceeded the federal statutory tax rate due primarily to amortization of goodwill (which is not deductible for income tax purposes), preferred dividends of a subsidiary and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

    The operations of the Company historically have been funded with internally generated funds, term debt and borrowings under a revolving credit facility and certain sale leaseback transactions. The Company believes that internally generated funds from operations and the proceeds from the Offerings and the New Credit Agreement will be sufficient to meet its operating requirements for at least the next twelve months.

    The net proceeds of the Offerings to the Company, estimated at $80.6 million, plus approximately $182.4 million to be borrowed under the New Credit Agreement (see "Bank Refinancing"), will be used to (i) repay all amounts owed under the Former Credit Agreement, (ii) redeem a portion of the 10 3/4% Notes,
(iii) terminate the Company's interest rate swap agreements, (iv) purchase all the outstanding shares of BFP Preferred Stock, (v) redeem and purchase all of the 13 1/2% Notes and (vi) purchase all of the 11% Debentures. If the LTC Acquisition is consummated, the Company will use $26.8 million of borrowings under the New Credit Agreement and will issue approximately 281,250 shares of Common Stock, assuming a trading price of $16 per share, to acquire Laser Tech and to repay certain indebtedness in connection therewith. See "Use of Proceeds" and "Recent Developments".

    On October 11, 1995, Treasure Chest entered into the Commitment Letter with respect to the New Credit Agreement. The New Credit Agreement will provide for a six-year $350 million revolving credit facility, with reductions of $33.3 million after each of three, four and five years into the term of the New Credit Agreement. At September 30, 1995, after giving effect to the Offerings and the transactions referred to under "Use of Proceeds", approximately $182.4 million of the facility would have been used to repay the Former Credit Agreement and redeem and purchase certain existing public debt and preferred stock. At least $70 million of the New Credit Agreement will be available for working capital purposes only and up to $15 million will be available under the facility for stand-by and trade letters of credit. The remainder of the New Credit Agreement will be available for certain acquisitions and general corporate and working capital purposes. Interest on borrowings under the New Credit Agreement will be payable, at Treasure Chest's option, (a) at a base rate plus a margin which ranges from 0.00% to 1.00% or (b) at a eurodollar rate plus a margin which ranges from 0.50% to 2.00%. The New Credit Agreement will also restrict the ability of Treasure Chest to pay dividends to the Company and the Company's ability to pay dividends to its stockholders but will allow cash dividends to the Company for operating expenses in the ordinary course of business in an amount which starts at $2.75 million and increases 10% each year. Additionally, dividends are permitted (i) to enable the Company to pay interest on its public debt, pay dividends on its preferred stock and undertake debt buybacks and (ii) up to 25% of the consolidated net income for the prior year. See "Bank Refinancing".

    Since the acquisition of Treasure Chest, Big Flower's principal use of cash has been debt service and capital expenditures. Capital expenditures for the fiscal year ended June 30, 1995 totalled $7.1 million. Big Flower's working capital at June 30, 1995 was $32.1 million, compared with $24.6 million at June 30, 1994, an increase of $7.5 million. The ratio of current assets to current liabilities as of June 30, 1995 was 1.25 to 1 and as of June 30, 1994 was 1.21 to 1. These changes in working capital and current ratio were primarily due to higher inventories resulting from significant paper price increases, restricted availability and longer lead times caused by changed paper market conditions. In addition, certain suppliers are no longer warehousing paper until needed, creating an increase in the Company's inventory.

    Net cash provided by operating activities increased to $44.6 million in the fiscal year ended June 30, 1995 from $0.1 million in the twelve months ended June 30, 1994, an increase of $44.5 million. This increase was principally due to increased depreciation and amortization of $15.8 million and the $21.8 million in deferred financing fees paid in conjunction with the acquisition of Treasure Chest and the acquisitions of KTB and Retail Graphics. Net cash used in investing activities decreased to $5.8 million in the fiscal year ended June 30, 1995 from $270.9 million in the twelve months ended June 30, 1994 since the latter included the cash used for the acquisition of Treasure Chest and the acquisitions of KTB and Retail Graphics. Net cash used in financing activities was $39.8 million for the fiscal year ended June 30, 1995 compared to $271.2 million provided by financing activities for the twelve months ended June 30, 1994. This change was due to the financing activities related to the acquisition of Treasure Chest and the acquisitions of KTB and Retail Graphics.

    Net cash used in operating activities for the three months ended September 30, 1995 was $34.7 million, an increase of $31.5 million from the prior year comparable quarter. This increase was primarily due to an increase in accounts receivable and a decrease in accounts payable and other current liabilities from the balances at June 30, 1995. The increase in accounts receivable was principally due to a 13% increase in sales for September 1995 compared to June 1995 and the timing of cash collections. The number of days sales outstanding in accounts receivable was 43, 38 and 46 at September 30, 1994, June 30, 1995 and September 30, 1995, respectively. The decrease in accounts payable and other current liabilities was largely offset by an increase in cash overdrafts, included in financing activities. Capital expenditures for the three months ended September 30, 1995 were $11.9 million. Net cash used in operating and investing activities were financed through increased borrowings on the Company's line of credit and the increase in cash overdrafts discussed above.

    Capital expenditures of $7.0 million, $6.8 million and $7.1 million in the fiscal years ended June 30, 1993, 1994, and 1995, respectively, were financed by cash from operations, and borrowings under Treasure Chest's revolving credit facility. In addition, the Company has entered into operating leases with an equivalent equipment purchase value of $9.5 million, $13.7 million and $5.9 million in the fiscal years ended June 30, 1993, 1994 and 1995, respectively. (See note 10 of the "Notes to the Consolidated Financial Statements".)

    The Company anticipates total acquisitions of capital equipment, whether funded by capital expenditures or operating leases, with an equivalent value of $30 million in fiscal 1996.

SEASONALITY

    The Company's advertising circular business is seasonal in nature, with activity increasing prior to the following advertising periods: Easter (March 15-April 15); Memorial Day (April 15-May 15); Back to School (July 15-August
15); and Thanksgiving/Christmas (October 1-December 15). On a monthly basis, the Company's sales are generally highest in April, May, October and November. Sunday comics, newspaper TV listing guides, other newspaper products and other publications are not seasonal in nature. Net sales for the Company by quarter for the twelve months ended June 30, 1995 were 23.5%, 27.4%, 23.1% and 26.0% of total net sales for the quarters ended September 30, December 31, March 31 and June 30, respectively. Based on its historical experience, the Company expects its operating results to be highest in the second quarter of its fiscal year and weakest in the third quarter of its fiscal year.

                                    BUSINESS

MARKET BACKGROUND

    Based on recent industry studies, the Company believes the U.S. market for advertising circulars exceeds $3.8 billion and has grown at a faster rate in recent years than overall newspaper advertising expenditures as well as overall advertising expenditures. Advertising circulars are a low cost, flexible and highly effective advertising medium for retailers. Management believes that the costs associated with advertising circulars have increased at a slower rate over the past five years than the costs associated with advertising in alternative media, such as radio and television, thus enhancing the relative cost effectiveness of such circulars for advertisers. In addition, the development of sophisticated distribution programs has allowed the Company's retailing customers to utilize advertising circulars to target specific demographic or geographic groups. Industry research indicates that more than 75% of consumers read advertising circulars appearing in their Sunday newspaper. A recent Gallup Poll indicated 59% of respondents used advertising circulars once a month or more to make buying decisions and that 25% used advertising circulars on a consistent, weekly basis to make buying decisions.

    The Company believes that Big Flower and three other companies account for approximately 50% of the advertising circular market in the United States, with more than 130 regional and local printers accounting for the balance. Management believes that the Company's national network of printing facilities, advanced marketing services and ability to produce high quality products at a low cost will enable it to continue to compete effectively in this environment. See "--Competition".

    In recent years, newspapers have increased their emphasis on TV listing guides, Sunday comics and other products to enhance circulation in a competitive market. The Company believes that these publications represent attractive media for advertisers. For example, a recent industry study indicated that more than 70% of respondents keep the TV listing guide from their Sunday newspaper for future consultation, creating opportunities for multiple viewings of advertisements carried in such publications. See "--Competition".

    Market data used throughout this Prospectus consists of information currently used in the industry and internal Company estimates. Although the Company is not able to verify all of such market data, it believes such information is credible.

BUSINESS STRATEGY

    The Company's business strategy is to increase revenues and maximize profitability in its core business of printing advertising circulars and newspaper publications. The strategy is also focused on achieving additional revenue growth through the development of new products and services and through strategic acquisitions and investments.

    The cornerstone of this strategy is the continued development of a high quality sales, marketing and printing organization with an emphasis on assisting customers in maximizing the effectiveness of their advertising dollars. This customer focus is designed to increase demand for the Company's products and services.

    Since the acquisition of Treasure Chest in August 1993, the Company has achieved significant gains in revenues and profitability, through internally generated growth and through the April 1994 acquisitions of KTB and Retail Graphics. The Company believes it is well positioned to realize further gains due to its nationwide printing network and competitive cost position.

    NATIONWIDE PRINTING NETWORK. The Company operates a nationwide network of sales offices and printing plants which are strategically located to service major population centers throughout the United States. As the only advertising circular printer offering a national network of both heatset and cold web offset printing locations, the Company is able to meet the diverse needs of its customers and achieve significant cost and distribution advantages.

    COMPETITIVE COST POSITION. The Company maintains stringent cost controls and has implemented programs to enhance efficiency and improve profitability in recent years. These programs have resulted in increased press speeds, reduced paper waste and improved capacity utilization. As one of the largest consumers of newsprint and ink in the United States, the Company believes it is able to achieve significant purchasing economies under most market conditions.

    The Company believes it has significant opportunities to generate new sources of revenue through the following initiatives:

    ENHANCED IMAGE MANAGEMENT SYSTEMS AND ELECTRONIC PRE-PRESS SERVICES. The Company is designing an interactive image management system which would link advertisers and graphic designers with a database of images and product information intended for the creation of circulars and potentially on-line advertising. This system is intended to streamline production flows and provide information to help customers plan their advertising programs more effectively. The Company is also enhancing its computerized EPP services, which include imaging, layout and platemaking, enabling the Company to service its customers from inception of an advertising concept through layout design to final press run. EPP services provide customers the flexibility of changing their print advertisements through on-line connections from their offices. This increased flexibility reduces costs and gives customers improved control over their print advertisements. See "Recent Developments" for information regarding the LTC Acquisition.

    DATABASE PROGRAM. The Company is developing a database information system designed to enable advertisers to use advertising circulars to target messages specifically to potential customers meeting the advertisers' desired geographic, demographic and purchase pattern profiles, resulting in more cost-effective advertising. The Company intends to use this system to create additional demand for its advertising circulars.

    NEWSPAPER TV LISTING GUIDES PROGRAMS. The Company currently offers a variety of programs to increase newspaper revenues by including advertising in their TV listing guides. These programs include bound-in inserts, cover wraps, pullout or stand-alone inserts and promotional ink jet numbering. In addition, the Company has organized a network of newspapers in the western part of the United States (The Arizona Republic Gazette, The Los Angeles Times, The San Diego Union-Tribune, The San Francisco Chronicle and The San Jose Mercury News) which the Company is marketing as an effective way for advertisers to include regional advertising in newspaper TV listing guides. The Company will seek to establish, and market to advertisers, newspaper TV listing guide networks in other regions of the United States.

    STRATEGIC ACQUISITIONS AND INVESTMENTS. The Company routinely reviews opportunities to acquire businesses with operations in its core business of printing advertising circulars and newspaper publications. In addition, the Company may seek to acquire or invest in businesses operating in other segments of the printing industry, including free-standing pre-press businesses. In evaluating acquisition or investment opportunities, the Company will consider such factors as the opportunity to expand or extend product offerings; market position; technology; personnel; synergies; opportunities to lessen seasonal variations and smooth business cycles; and access to raw materials. Upon the consummation of the Offerings, the Company will have significant borrowing capacity for acquisitions. See "Use of Proceeds" and "Bank Refinancing". The Company is currently negotiating a stock purchase agreement for the LTC Acquisition. If consummated, the Company expects that it will continue to have significant borrowing capacity for acquisitions. The Company does not have a binding commitment for the LTC Acquisition and no assurance can be given that such acquisition will be consummated. See "Recent Developments".

PRODUCTS

    ADVERTISING CIRCULARS. Advertising circulars are printed, stand-alone advertisements which contain no editorial comment, are generally in color, and display a broad range of products sold by a single retailer or manufacturer. The primary users of advertising circulars are general merchandisers, specialty retailers, grocery stores, home improvement centers and drug stores. Many non-traditional users have recently turned toward advertising circular use, including banks and insurance companies, shopping mall operators, major manufacturers and recreational and entertainment businesses. Advertising circulars are inserted in newspapers, mailed to consumers or distributed in stores. Because advertising circulars typically advertise a specific sale event, they generally have a limited life span ranging from one to four weeks.

    Advertising circulars can be produced in color on better quality paper than the reproductions which typically appear in newspapers. Advertising circulars also allow users to vary layout, artwork, design, trim size, paper types, color and formats.

    The Company's mix of printing capabilities, which include both heatset and cold web offset presses, enables it to provide a variety of formats and designs to meet the diverse needs of its retailing customer base. The Company produces advertising circulars for many leading U.S. retailers such as American Stores, Circuit City, Home Depot, J.C. Penney, Kmart, Lowes, Montgomery Ward, Safeway, Sears, Walgreens and Wal-Mart. The Company believes it is the largest producer of advertising circulars in the United States.

    NEWSPAPER TV LISTING GUIDES, SUNDAY COMICS, OTHER NEWSPAPER PRODUCTS AND OTHER PUBLICATIONS. The Company prints TV listing guides, Sunday comics, Sunday magazines and/or special supplements for approximately two-thirds of the 50 most widely circulated newspapers in the United States. In recent years, newspapers have further emphasized these products in an effort to offset downward trends in circulation and regular newspaper advertising. The Company believes that the ability to provide timely delivery and high quality products at a cost-effective price is critical to success in the printing of these products.

    The Company is the largest printer of newspaper TV listing guides in the United States. The Company's significant customers include The Baltimore Sun, The Boston Globe, The Los Angeles Times, Newsday, The New York Times, The Philadelphia Inquirer, the San Francisco Examiner and The Newark Star Ledger.

    Treasure Chest began printing Sunday comics in the western United States in 1982 and in the eastern United States in 1985 and is the largest printer of Sunday comics nationwide. As of June 30, 1995, the Company printed Sunday comics for approximately 280 newspapers, including the Atlanta Journal, Miami Herald, San Francisco Examiner, The Baltimore Sun, The Denver Post, The Los Angeles Times, The Philadelphia Inquirer and The Seattle Times.

    The Company also prints general publications for the U.S. Government, various state agencies, religious organizations and other associations.

SALES AND DISTRIBUTION

    Consistent with the Company's decentralized management structure, the Company's sales force is organized into three regional geographic groups in the eastern, central and western United States. The Company's sales professionals draw upon their industry expertise, knowledge of retailing and the Company's printing capabilities to help customers achieve their advertising objectives on a cost-effective basis. The Company believes its interactive approach to servicing customers' needs distinguishes its sales professionals. Many of the Company's customers rely on the Company's sales professionals to aid in the planning or design of their advertising campaigns. The Company maintains 17 sales locations throughout the United States, including five sales offices located in printing plants, and has 47 sales professionals who collectively have an average of approximately 16 years of experience in the printing industry.

    The following table presents the sales by type of customer as a percentage of total Company sales:

                                                                           PERCENTAGE OF SALES
                                                                            FISCAL YEAR ENDED
CUSTOMER TYPE                                                                 JUNE 30, 1995
-----------------------------------------------------------------------  -----------------------
General merchandisers..................................................              27.0%
Home improvement centers...............................................              16.5
Specialty retail and furniture.........................................              14.7
Drug stores............................................................              12.4
Grocery stores.........................................................              11.7
Non-retail.............................................................               3.5
                                                                                    -----
      Total advertising circulars......................................              85.8
Sunday comics..........................................................               5.3
Newspaper TV listing guides............................................               5.1
Other newspaper products and other publications........................               3.8
                                                                                    -----
      Total............................................................             100.0%
                                                                                    -----
                                                                                    -----

    The Company's top ten customers, which accounted for 37.5% of sales in fiscal 1995, were American Stores, Builder's Square, Home Depot, J.C. Penney, Kmart, Lowes, Montgomery Ward, Sears and Walgreens, for advertising circulars, and Western Colorprint, through which the Company markets its Sunday comics to its newspaper customers. The Company's largest customer, Sears, accounted for approximately 5.9% of sales in fiscal 1995. As of June 30, 1995, the Company had an average relationship with these customers of approximately 14 years. Consistent with industry practice, the Company generally does not have contracts with its customers requiring them to use the Company's products or services. The Company does not believe that the loss of any single customer would have a material adverse effect on its business.

    The Company's products are delivered at the direction of its customers to specified distribution locations, including newspapers, direct mailers and retail stores. Each of the Company's printing plants is strategically located in or near major metropolitan areas in the United States. Management believes that the size of its printing plants as well as their close proximity to major population centers provide the Company with a significant cost advantage in distribution. The Company simultaneously prints major national advertising circulars in multiple locations, thereby accelerating turnaround and reducing shipping costs.

PRE-PRESS AND PRINTING SERVICES

    ELECTRONIC PRE-PRESS SERVICES. The Company has installed computerized EPP operations, which include imaging, layout and platemaking, enabling the Company to service customers from inception of an advertising concept through layout design to the final press run. In connection with these systems, the Company provides computerized advertising software and hardware, training and service to its customers. Electronic imaging hubs are being developed to service the Company's regional and national customer base. These hubs will provide first-line and overflow imaging manufacturing support for regional and national sales efforts. EPP services provide customers the flexibility of changing their print advertisements through on-line connections from their offices. This increased flexibility reduces costs and gives customers improved control over their print advertisements and are intended to broaden the Company's customer base by expanding the Company's advertising support services. See "Recent Developments" for information regarding the LTC Acquisition.

    PRINTING AND PRESS SERVICES. There are three printing processes which may be used to produce advertising circulars and newspaper supplements: offset lithography (heatset and cold), rotogravure and flexography. The Company offers its customers both heatset and cold web offset lithography press capabilities. The Company currently maintains 71 heatset and 51 cold web offset presses and significant folding and in-line production capabilities.

    In the heatset web offset process, the printed web goes through an oven which dries the solvents off the ink, thereby sealing the ink to the paper. In the cold web offset process, the ink is absorbed into the paper. Because heatset web offset presses can print on high quality paper, the heatset web offset process produces a sharper image and more attractive product than cold web offset presses, but at a higher cost. The Company's heatset web offset presses are among the most advanced available within its markets. The Company believes it is the only commercial printer providing cold web offset printing nationwide. By specializing in both heatset and cold web offset printing, the Company is able to provide a variety of formats and designs appropriate for the varied needs of its advertising and newspaper customers.

    In addition to printing capacity, certain equipment parameters are critical to competition in the advertising circular market, including cut-off length, folding capabilities and in-line finishing. Cut-off length is one of the determinants of the size of the printed paper. Treasure Chest was the first major advertising circular printer to offer customers 21-inch cut-offs, rather than the traditional 22 3/4-inch cut-offs, thereby saving approximately 8% of the paper required for a job while retaining the same image area. Folding capabilities for advertising circulars must include a wide variety of page sizes, page counts, and special folded effects. A folder designed to produce publications is not suitable to meet the varied folding requirements of advertising circulars. Finally, many advertising circulars require gluing or stitching of the product, adding cards, trimming and numbering. These production activities must often be done in-line with the press to meet the expedited delivery schedules required by many customers. Printing plants equipped to accommodate these processes off-line are often not able to meet such schedules. The Company believes that its mix and configuration of presses and press services allows for the most efficient tailoring of printing services to customers' product needs.

RAW MATERIALS

    In fiscal 1995, the Company spent approximately $485.8 million on raw materials. The Company's materials management program capitalizes on the Company's purchasing power in order to minimize materials cost while optimizing inventory management and achieving uniform quality standards. The primary raw materials required in the Company's printing operation are paper and ink. The Company believes that there are adequate sources of supply for its primary raw materials and that its relationships with its suppliers yield improved quality, pricing and overall service to its customers. However, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

    During fiscal 1995, the printing industry experienced substantial increases in the cost of paper. The Company's results of operations depend to a large extent on the cost of paper and the ability of the Company to pass along to its customers any increases in these costs. See "Risk Factors--Raw Materials--Paper". In recent years, the Company has substantially reduced the number of its suppliers of paper and has formed stronger commercial relationships with such suppliers, resulting in its ability to negotiate favorable price discounts and achieve more assured sourcing of high quality paper that meets the Company's specifications.

    In connection with its acquisition by Big Flower, Treasure Chest entered into a long-term ink supply agreement with a single supplier pursuant to which it is obligated to purchase from such supplier a substantial portion of its annual requirements for ink.

COMPETITION

    Although commercial printing in the United States remains highly fragmented, recent technological developments and over-capacity in the printing industry have increased industry consolidation and competitive pressures. The Company believes the major competitive elements in the printing business, as well as the Company's principal methods of competition, are pricing, quality, timeliness of delivery and customer service. Pricing is dependent in large part upon the prices of paper and ink, which are the major components of the Company's product. Pricing is also influenced by shipping costs, operating efficiencies and the Company's ability to control costs. See "--Raw Materials".

    The advertising circular industry is highly fragmented, and the Company competes with numerous regional and local printers for the printing of advertising circulars. The Company also competes for national accounts with several large printers, some of which have greater resources than the Company. See "--Market Background". In addition, the Company's products compete with television, radio and other forms of print media. The Company believes, however, that advertising circulars are a preferred advertising medium for general merchandisers to advertise numerous products to a targeted audience in a cost-effective manner.

    The Company has one major competitor in the printing of Sunday comics in the United States, although numerous newspapers print their own Sunday comics. The Company's newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition both from other printers and newspapers.

PROPERTIES

    Big Flower leases its executive offices in New York, New York. Treasure Chest leases its executive offices in Baltimore, Maryland and owns its general offices located in Glendora, California.

    The Company owns five and leases 12 printing plants, with lease terms expiring from September 30, 1996 to February 3, 2006, as set forth below:

PRINTING PLANTS                                     SQUARE FOOTAGE     LEASE TERM EXPIRATION
-------------------------------------------------  -----------------  ------------------------
Atlanta, GA*+....................................         100,057                --
Charlotte, NC....................................         105,400     December 31, 2002
Columbus, OH.....................................         141,185     December 31, 2004
City of Industry, CA.............................         103,000     September 30, 1996
Dallas, TX+......................................          90,000     September 30, 1997
East Longmeadow, MA..............................         159,241     February 3, 2006
Elk Grove Village, IL............................          80,665     June 30, 1997
Lenexa, KS*......................................          90,000                --
Manassas, VA.....................................         108,120     February 28, 1997
North Kansas City, MO............................          64,867     August 31, 1999
Pomona, CA.......................................         144,542     June 30, 1997
Portland, OR.....................................         112,800     November 30, 2002
Sacramento, CA*..................................          57,483                --
Saugerties, NY*..................................         209,000                --
Salt Lake City, UT...............................          55,000     October 31, 1997
San Antonio, TX*.................................          67,900                --
Tampa, FL........................................          72,418     October 31, 1996

--------------

*   Owned.

+   Comprised of two adjacent facilities.

    The Company believes its facilities are adequate for its present operations. The Company's properties are covered by all-risk and liability insurance which the Company believes is customary for the industry.

    The Company has 17 sales offices in the cities listed below, including five sales offices located in printing plants. All of the offices listed below are leased, with lease terms expiring from October 31, 1995 to December 31, 2002, with the exception of the office at Lenexa, Kansas which is owned.

Annapolis, MD
Atlanta, GA
Boston, MA
Charlotte, NC
Chicago, IL
Dallas, TX
Dayton, OH
Detroit, MI
Glendora, CA
Pittsburgh, PA
Portland, OR
Sacramento, CA
Salt Lake City, UT
Seattle, WA
Tampa, FL
Walnut Creek, CA
Wilmington, DE

EMPLOYEES

    As of September 30, 1995, the Company had approximately 4,100 employees, none of whom are covered by collective bargaining agreements. The Company believes its relations with employees are good.

ENVIRONMENTAL ISSUES

    The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws").

    The Company uses certain substances and generates certain wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. From time to time, operations of the Company have resulted or may result in certain noncompliance with applicable requirements under the Environmental Laws. However, the Company believes that any such noncompliance under current Environmental Laws would not have a material adverse effect on the Company's results of operations and financial condition.

    Treasure Chest is a potentially responsible party ("PRP") for the cleanup of contamination resulting from disposals of hazardous wastes at three sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), and one additional site pursuant to certain analogous state Environmental Laws, to which sites Treasure Chest, among others, sent wastes in the past. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs at a cleanup site if the harm at the site is indivisible. This generally means that each responsible party could be held liable for the entire costs of the necessary response actions at a Superfund site. As a practical matter, however, at sites where there are multiple PRPs for a cleanup, the costs of cleanup typically are allocated, according to a volumetric or other standard, among the parties. CERCLA also provides that responsible parties generally may seek contribution for the costs of cleaning up a site from other responsible parties. Thus, if one party is required to clean up an entire site, that party can seek reimbursement or recovery of such costs from other responsible parties. Treasure Chest believes that, with respect to one site, its liability will not be material, and that, with respect to the other three sites, it is, or may be, responsible for a very minor portion, if any, of the total cleanup costs at each such site. As a result, based on a review of the data available to the Company regarding each such site, including the number and viability of other PRPs, the minor volumes of waste which Treasure Chest is alleged to have contributed, the range of likely cleanup costs, and a comparison of Treasure Chest's alleged liability at each such site to settlements previously reached by Treasure Chest in similar cases, the Company believes that such matters will not result in liabilities or expenditures that will have a material adverse effect on Treasure Chest's consolidated financial position or results of operations. Nonetheless, because neither the final total cleanup costs at each of the remaining sites have been ascertained nor Treasure Chest's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

TRADE NAMES AND TRADEMARKS

    The Company owns certain trade names and trademarks used in its business. The loss of any such trade name or trademark would not have a material adverse effect on the Company.

LEGAL PROCEEDINGS

    Certain claims, suits and complaints which arise in the ordinary course of business have been filed or are pending against the Company. The Company believes that all such matters either are adequately reserved for, are covered by insurance, or would not have a material adverse effect on the financial condition or results of operations of the Company, taken as a whole, if adversely determined against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Big Flower and the executive officers of Treasure Chest as of November 1, 1995 are as follows:

     NAME                                                  AGE                            POSITION
-----------------------------------------------------  -----------  -----------------------------------------------------
Theodore Ammon.......................................          46   Chairman of the Board and Chief Executive Officer of
                                                                     Big Flower, and Chairman of the Board of Treasure
                                                                     Chest
Donald E. Roland.....................................          52   Director of Big Flower, and President and Chief
                                                                     Executive Officer of Treasure Chest
Sanford G. Scheller..................................          64   Vice Chairman of the Board of Big Flower
Leon D. Black........................................          43   Director of Big Flower
Edward M. Yorke......................................          36   Director of Big Flower
Peter G. Diamandis...................................          63   Director of Big Flower
Joan Daniels Manley..................................          63   Director of Big Flower
David E. Glick.......................................          49   Senior Vice President and General Manager of Treasure
                                                                     Chest
Andrew P. Kaplan.....................................          41   Senior Vice President and Chief Financial Officer of
                                                                     Treasure Chest
Wayne S. Lynn........................................          45   Senior Vice President and General Manager of Treasure
                                                                     Chest
Herbert W. Moloney III...............................          44   Senior Vice President, Marketing and Sales of
                                                                     Treasure Chest
Thomas R. Zimmer.....................................          46   Senior Vice President and General Manager of Treasure
                                                                     Chest

    The Certificate divides the Board of Directors into three classes, with regular three year staggered terms and initial terms of one, two and three years for each of Class I, Class II and Class III directors, respectively. Accordingly, Messrs. Scheller and Yorke will hold office until the annual meeting of stockholders to be held in 1996, Mr. Diamandis and Ms. Manley will hold office until the 1997 annual meeting and Messrs. Ammon, Black and Roland will hold office until the 1998 annual meeting.

    Theodore Ammon has been the Chairman of the Board and Chief Executive Officer of Big Flower since inception. Mr. Ammon has also been the Chairman of the Board of Treasure Chest since 1993. Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co. (a New York and San Francisco-based investment firm) from 1990 to 1992, and an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Host Marriott Corporation, Foodbrands America, Inc., Culligan Water Technologies, Inc. and Samsonite Corporation. In addition, Mr. Ammon serves on the Board of Directors of the New York YMCA and on the Board of Trustees of Bucknell University.

    Donald E. Roland has been a Director of Big Flower since June 1995 and has been the Chief Executive Officer of Treasure Chest since June 1995, President of Treasure Chest since March 1995 and Chief Operating Officer of Treasure Chest since 1994. Mr. Roland served as the Executive Vice President of Treasure Chest from 1993 to 1994 and Senior Vice President, Operations, of Treasure Chest from 1984 to 1993. From 1983 to 1984, Mr. Roland served as Group Vice President of Treasure Chest's Mid-American Operations. Prior to joining Treasure Chest in 1983, Mr. Roland held numerous positions at Times Mirror, Inc., most recently as a Vice President of Operations.

    Sanford G. Scheller has been Vice Chairman of Big Flower since June 1995 and has been a Director of Big Flower since 1993. Mr. Scheller was the Chief Executive Officer of Treasure Chest from 1986 to June 1995 and was the President of Treasure Chest from 1986 to March 1995. From 1985 to 1986,

Mr. Scheller was a Vice President and General Manager of Champion International. From 1979 to 1985, Mr. Scheller served as a Vice President and General Manager at St. Regis Paper Company, in the bag packaging/consumer products division.

    Leon D. Black has been a Director of Big Flower since 1993. Mr. Black is one of the founding principals of Apollo Advisors, L.P. which, together with its affiliates, serves as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P. which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior to 1990, Mr. Black was a managing director and senior executive of Drexel Burnham Lambert Incorporated. Mr. Black is a director of Converse, Inc., Culligan Water Technologies, Inc., Interco, Incorporated, Gillett Holdings, Inc., New York Law Publishing Company, Samsonite Corporation and Telemundo Group, Inc.

    Edward M. Yorke has been a Director of Big Flower since 1993. Mr. Yorke has been an officer since 1992 of Apollo Capital Management, Inc. and Lion Capital Management, Inc. which respectively act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Yorke also is a limited partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and a limited partner of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. From 1990 to 1992, Mr. Yorke was a vice president in the high yield capital markets group of BT Securities Corp. Prior to 1989, Mr. Yorke was a member of the mergers and acquisitions group of Drexel Burnham Lambert Incorporated. Mr. Yorke is a director of Aris Industries, Inc., Salant Corporation, Telemundo Group, Inc. and Webcraft Technologies, Inc.

    Peter G. Diamandis has been a Director of Big Flower since September 1994. Mr. Diamandis has been Vice Chairman of Donnelley Marketing, Inc. since 1991 and has been the Chairman of TVSM, Inc. since 1991. From 1988 to 1991, Mr. Diamandis served as President and Chief Executive Officer of Hachette Publications, which purchased Diamandis Communications Inc. in 1988. From 1987 to 1988, Mr. Diamandis served as Chairman, President and Chief Executive Officer of Diamandis Communications Inc., a publisher of special interest magazines. From 1983 to 1987, Mr. Diamandis was president of CBS Magazines ("CBS"). In 1982, Mr. Diamandis joined CBS as Vice President, Group Publisher, WOMEN'S DAY, and served as President of CBS Magazine from September 1983 to 1987. Mr. Diamandis serves on the Board of Trustees of Bucknell University and the Board of Directors of the Publishers Information Bureau.

    Joan Daniels Manley has been a Director of Big Flower since September 1994. Ms. Manley retired from Time Incorporated in 1984, where she had held numerous positions since 1960. At the time of her retirement, Ms. Manley was Group Vice President and a director of Time Incorporated. Ms. Manley serves on the Board of Directors of Aon Corporation, Sara Lee Corporation, Scholastic, Inc. and Viking Office Products, Inc. and is a Trustee of the Keystone Center.

    David E. Glick has been Senior Vice President and General Manager of Treasure Chest's Central Group since the Spring of 1994. From 1993 to 1994, Mr. Glick served as Senior Vice President, Operations of Treasure Chest. From 1988 to 1993, Mr. Glick served as Treasure Chest's Vice President of Operations, Northern Group. From 1986 to 1988, Mr. Glick served as Vice President and General Manager of W.A. Krueger Company, and from 1983 to 1986 as Division Manager of Treasure Chest. From 1976 to 1983, Mr. Glick held numerous positions with W.A. Krueger Company, and prior to that with Hallmark Cards, Inc.

    Andrew P. Kaplan has been the Senior Vice President and Chief Financial Officer of Treasure Chest since September 1995. Prior to joining Treasure Chest, Mr. Kaplan held numerous positions at Time Warner Inc. including Chief Financial Officer of Time Life Inc. from 1989 to 1995, Chief Operating Officer of Time Life Europe in London from 1985 to 1989, and Director of European Operations at Time Inc. in Amsterdam from 1983 to 1985. Prior to joining Time Warner, Mr. Kaplan held various positions with Kraft General Foods and Ernst & Young LLP.

    Wayne S. Lynn has been Senior Vice President and General Manager of Treasure Chest's Eastern Group since the Spring of 1994. From 1992 to 1994, Mr. Lynn served as Vice President and General Manager of Quebecor Printing's Tenn essee facility. From 1984 to 1992, Mr. Lynn held the position of Division Manager of Treasure Chest's Pomona facility. Prior to 1984, Mr. Lynn held various positions at Dittler Brothers, Prem Corporation and W.R. Bean.

    Herbert W. Moloney III has been Senior Vice President, Marketing and Sales of Treasure Chest since September 1994. From 1973 to 1994, Mr. Moloney held numerous positions with Knight Ridder, Inc., including Senior Vice President of Advertising for The Philadelphia Inquirer/Daily News, Sales Manager for WPRI-TV in Providence, Rhode Island and Retail Advertising Manager for The Miami Herald.

    Thomas R. Zimmer has been Senior Vice President and General Manager of Treasure Chest's Western Group since the Spring of 1994. Mr. Zimmer served as Vice President, Sales Administration of Treasure Chest from 1986 to 1994. Prior to that, Mr. Zimmer served as Treasure Chest's Director, Pricing and Estimating (1983 to 1986); Manager, Operational Accounting (1980 to 1983); Corporate Cost Accounting Manager (1980); and held various positions in operations (1970 -
1980).

    The Compensation Committee of the Board of Directors will establish remuneration levels for officers of the Company, review significant employee benefit programs and establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee is comprised of Sanford G. Scheller (the Chair of such Committee), Leon D. Black and Peter G. Diamandis.

    The Audit Committee of the Board of Directors will recommend to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approve any special assignments given to such accountants. The Audit Committee will also review the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee is comprised of Joan Daniels Manley (the Chair of such committee) and Peter G. Diamandis, and Edward Yorke (as an ex officio, non-voting member).

DIRECTOR COMPENSATION

    No executive officer of Big Flower has received any additional compensation for serving as a member of the Board of Big Flower or any of its committees. All non-employee directors of Big Flower are paid an annual fee of $25,000.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid for the fiscal years ended June 30, 1993, June 30, 1994 and June 30, 1995 to Donald E. Roland, who became Chief Executive Officer of Treasure Chest on June 13, 1995, Sanford G. Scheller, who served as Chief Executive Officer of Treasure Chest until his retirement on June 13, 1995, and each of the four other most highly paid executive officers of Treasure Chest who were serving as executive officers as of June 30, 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                           ANNUAL COMPENSATION                     AWARDS
                                                -----------------------------------------   ---------------------
                                       FISCAL                              OTHER ANNUAL     SECURITIES UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY(1)   BONUS(1)(2)   COMPENSATION(3)      OPTIONS/SARS(#)      COMPENSATION(4)
-------------------------------------  ------   ---------   -----------   ---------------   ---------------------   ---------------
Theodore Ammon.......................   1995    $ 643,750    $392,600         --                  --                    $2,310
  Chairman of the Board of Treasure     1994      529,615     447,200         --                  --                    --
  Chest                                 1993       --          --             --                  --                    --
Donald E. Roland(5)..................   1995      321,513     163,080         --                  --                       943
  Chief Executive Officer and           1994      289,380     185,760         --                    52,003                 876
  President of Treasure Chest           1993      247,710      92,400         --                  --                     3,538
Sanford G. Scheller(5)...............   1995      435,000     241,600        $130,649(6)          --                     2,310
  Former Chief Executive Officer and    1994      423,310     275,200         --                   100,646                 794
  President of                          1993      394,444     176,880         --                  --                     3,538
  Treasure Chest
David E. Glick.......................   1995      208,445     107,670         321,776             --                     3,346
  Senior Vice President                 1994      192,585     127,280         --                    24,882               1,056
  and General Manager of Treasure       1993      164,780      47,145         --                  --                     3,435
  Chest
Wayne S. Lynn........................   1995      204,263      97,310          24,548(8)            15,550              --
  Senior Vice President and General     1994       54,977      31,820          21,385(9)          --                    --
  Manager of Treasure Chest             1993       --          --             --                  --                    --
Thomas R. Zimmer.....................   1995      198,333     115,070         --                     4,976               2,971
  Senior Vice President and General     1994      151,140      80,550         --                    16,920               2,530
  Manager of Treasure Chest             1993      133,157      44,640         --                  --                     2,302

------------------

 (1) Amounts shown include cash compensation earned by the Named Executive Officers. No non-cash compensation was paid as salary or as a bonus during fiscal 1993, 1994 or 1995.

 (2) During fiscal 1993, 1994 and 1995 officers of Treasure Chest participated in the Treasure Chest Advertising Company, Inc. Executive Incentive Plan (the "Bonus Plan"). Under the Bonus Plan, achievement of certain percentages of budgeted operating profits entitled the officer to a pre-established bonus amount.

 (3) Except as set forth below, the amount of perquisites and other personal benefits paid in any fiscal year to a Named Executive Officer did not exceed the lesser of $50,000 or 10% of such individual's total reported annual salary and bonus for such fiscal year.

 (4) Amounts shown for fiscal 1995 reflect 401(k) matching contributions made by Treasure Chest to the officers' individual accounts under the Treasure Chest Advertising Company, Inc. Savings Plus Plan.

 (5) Mr. Scheller retired as Chief Executive Officer of Treasure Chest, effective June 13, 1995, and as President of Treasure Chest, effective March 1995. Mr. Roland is currently the Chief Executive Officer and President of Treasure Chest.

 (6) $120,449 in relocation cost reimbursements (including tax gross up) and $10,200 in auto allowance.

 (7) $312,056 in relocation cost reimbursements (including tax gross up) and $9,720 in auto allowance.

 (8) $14,828 in relocation cost reimbursements (including tax gross up) and $9,720 in auto allowance.

 (9) $18,955 in relocation cost reimbursements (including tax gross up) and $2,430 in auto allowance.

    The following table sets forth option grants to purchase Common Stock made to the Named Executive Officers during the fiscal year ended June 30, 1995 under the Big Flower Press Holdings, Inc. Restated 1993 Stock Award and Incentive Plan (the "1993 Stock Plan"). The terms of the 1993 Stock Plan are described in "Incentive and Bonus Plans".

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                             POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------      VALUE AT ASSUMED
                                                                   % OF TOTAL                               ANNUAL RATES OF STOCK
                                                                  OPTIONS/SARS                              PRICE APPRECIATION FOR
                                          NUMBER OF SECURITIES     GRANTED TO    EXERCISE OR                    OPTION TERM(2)
                                           UNDERLYING OPTIONS/    EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
NAME                                       SARS GRANTED(#)(1)     FISCAL YEAR      ($/SH)         DATE       5% ($)      10% ($)
----------------------------------------  ---------------------   ------------   -----------   ----------   ---------   ----------
Theodore Ammon..........................                0                0         --             --           --          --
Donald E. Roland........................                0                0         --             --           --          --
Sanford G. Scheller.....................                0                0         --             --           --          --
David E. Glick..........................                0                0         --             --           --          --
Wayne S. Lynn...........................           15,550             11.0          3.73        01/10/05        36,477/92,439
Thomas R. Zimmer........................            4,976              3.5          3.73        01/10/05        11,673/29,581

------------------

(1) The options vest at the rate of 20% on each anniversary of the date of grant. Shares of Common Stock issuable upon exercise of the options are subject to certain restrictions on transfer.

(2) The potential gains shown are net of the exercise price of the options, do not include the effect of any taxes associated with exercise and are based on a value of $11.23 per share of Common Stock on the date of grant. The amounts are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, upon exercise of the options will depend on the future performance of the Common Stock, continued employment of the optionee with the Company and other factors.

    The following table sets forth the number and value of options to purchase Common Stock held by the Named Executive Officers as of June 30, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                                UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                                OPTIONS/SARS AT FY-END  OPTIONS/SARS AT FY-END
                                                                                         (#)                     ($)
                                                       SHARES                   ----------------------  ----------------------
                                                    ACQUIRED ON      VALUE           EXERCISABLE/            EXERCISABLE/
     NAME                                           EXERCISE (#)  REALIZED ($)     UNEXERCISABLE(1)         UNEXERCISABLE
--------------------------------------------------  ------------  ------------  ----------------------  ----------------------

Theodore Ammon....................................       --            --                0/0                     0/0

Donald E Roland(2)................................       --            --           10,401/41,602           92,569/370,258

Sanford G. Scheller(2)............................       --            --           33,549/67,097          298,586/597,163

David E. Glick(2).................................       --            --            4,977/19,906           44,295/177,163

Wayne S. Lynn.....................................       --            --              0/15,550               0/116,625

Thomas R. Zimmer(2)...............................       --            --            3,384/18,512           30,118/157,790

------------------

(1) Shares of Common Stock purchasable upon the exercise of options listed as "exercisable" are subject to restrictions on transfer for a period of five years from the initial date of grant in November 1993.

(2) Value of all options for Messrs. Roland, Scheller and Glick, and value of 16,920 options for Mr. Zimmer, does not include $.89 per option share paid by such individuals to purchase such options.

INCENTIVE AND BONUS PLANS

    1993 STOCK PLAN. Following consummation of the Offerings, the 1993 Stock Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All officers (including officers who are also directors), employees, consultants and advisors of the Company are eligible for discretionary awards under the 1993 Stock Plan. The 1993 Stock Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options, restricted stock, performance shares, stock appreciation rights and deferred stock. The 1993 Stock Plan permits the Committee to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, and whether such award will accelerate upon the occurrence of a change in control of the Company. Under the Stock Plan, options to purchase Common Stock may be granted with an exercise price that is less than the then current market value of the Common Stock. Under the 1993 Stock Plan, stock options, restricted stock, performance shares and stock appreciation rights covering no more than 80% of the shares reserved for issuance under the Stock Plan may be granted to any participant in any one year.

    Under the 1993 Stock Plan, 1,779,534 shares of Common Stock are currently authorized for issuance and 1,484,114 of such shares relate to outstanding awards. The Board has adopted, and the stockholders have approved, subject to consummation of the Offerings, an amendment increasing the number of shares of Common Stock authorized for issuance under the 1993 Stock Plan to 3,484,114. In connection with the Offerings, subject to approval by the Committee it is expected that Mr. Ammon will be granted options to purchase 300,000 shares of Common Stock at the price of the Offerings.

    The 1993 Stock Plan may be amended, suspended or terminated at any time. However, the maximum number of shares that may be sold or issued under the 1993 Stock Plan may not be increased, nor may the class of persons eligible to participate in the 1993 Stock Plan be altered, without the approval of the Company's stockholders; provided, however, that adjustments to the number of shares subject to the 1993 Stock Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without stockholder approval upon the occurrence of certain events affecting the capital structure of the Company. With respect to any other amendments to the 1993 Stock Plan, the Committee may, in its discretion, determine that such amendment will become effective only upon approval by the stockholders of the Company, if the Committee determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities, tax or other laws or the purpose of satisfying applicable stock exchange listing requirements.

    EXECUTIVE INCENTIVE PLAN. The Board of Directors of Treasure Chest has adopted and approved the Treasure Chest Advertising Company, Inc. Executive Incentive Plan (the "EIP") covering the executive officers of the Company and its subsidiaries. The EIP will initially be administered by the Board of Directors of Treasure Chest (the "Administrator"). Each year the Administrator will select the executive officers of the Company who will be eligible to receive awards under the EIP. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, pre-tax income or net income, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually. Annual target bonuses for the Named Executive Officers range from approximately 30% to 50% of base salary.

PENSION PLANS

    The following table sets forth annual amounts payable upon retirement under Treasure Chest's qualified defined benefit pension plan and a supplemental executive retirement plan, together referred to as the "Pension Plans":

                               PENSION PLAN TABLE

                                                                        YEARS OF SERVICE
                                                    --------------------------------------------------------
    REMUNERATION                                       5       10        15        20        25        30
--------------------------------------------------  -------  -------  --------  --------  --------  --------
$150,000..........................................   $7,500  $15,000   $22,500   $30,000   $37,500   $45,000
 175,000..........................................    8,750   17,500    26,250    35,000    43,750    52,500
 200,000..........................................   10,000   20,000    30,000    40,000    50,000    60,000
 225,000..........................................   11,250   22,500    33,750    45,000    56,250    67,500
 250,000..........................................   12,500   25,000    37,500    50,000    62,500    75,000
 275,000..........................................   13,750   27,500    41,250    55,000    68,750    82,500
 300,000..........................................   15,000   30,000    45,000    60,000    75,000    90,000
 500,000..........................................   25,000   50,000    75,000   100,000   125,000   150,000
 600,000..........................................   30,000   60,000    90,000   120,000   150,000   180,000
 700,000..........................................   35,000   70,000   105,000   140,000   175,000   210,000
 800,000..........................................   40,000   80,000   120,000   160,000   200,000   240,000
 900,000..........................................   45,000   90,000   135,000   180,000   225,000   270,000

    The compensation covered by the Pension Plans includes the executive's entire annual base salary, except that Mr. Scheller's compensation was only covered up to $150,000. Messrs. Ammon, Roland, Glick, Lynn and Zimmer currently have 2, 12, 12, 10 and 25 years of service, respectively. Mr. Scheller had 9 years of service at the time of his retirement in June 1995. Benefits under the Pension Plans are computed by multiplying the participant's average salary for the last five years prior to retirement by a percentage equal to one percent for each year of service up to a maximum of 30 years. Benefits under the Pension Plans are not subject to a deduction for Social Security or other offset amounts.

EMPLOYMENT, CONSULTING AND SEVERANCE AGREEMENTS

    T. AMMON EMPLOYMENT AGREEMENT. Prior to consummation of the Offerings, it is expected that the Company will enter into an employment agreement (the "Employment Agreement") with Mr. Ammon pursuant to which Mr. Ammon will serve as Chairman, President and Chief Executive Officer of the Company, Chairman of Treasure Chest and a Director of the Company and each of its subsidiaries. The initial term of the Employment Agreement is three years, subject to automatic one-year extensions unless either the Company or Mr. Ammon provides specified notice to the contrary. Mr. Ammon would be required to devote to the Company the time necessary for the effective conduct of his duties under the Employment Agreement and would be permitted to engage in outside business interests that do not conflict with such duties or otherwise compete with the Company. In consideration for his services Mr. Ammon will receive an initial base salary equal to $750,000 per year, an annual bonus targeted at not less than 50% of base salary (assuming bonus targets under the EIP are met), a grant of options to purchase 300,000 shares of Common Stock with an exercise price equal to the price of the Offerings vesting ratably over a three-year period, an annual payment of $108,000 with respect to life insurance premiums and certain fringe benefits. Mr. Ammon would also receive a supplemental retirement benefit, subject to certain vesting and benefit accrual requirements and to offset by amounts payable under the Pension Plans, of up to 50% of his final average compensation (including salary and EIP bonus) commencing at age 60 upon termination of his employment other than for "cause" (as defined in the Employment Agreement). Mr. Ammon will have the right to terminate the Employment Agreement in the event of the material breach thereof by the Company or for other "good reason" (as defined in the Employment Agreement). In such event, or if the Company terminates Mr. Ammon's employment without cause, Mr. Ammon will generally be entitled to receive the salary and bonus otherwise payable to him over the remaining term of the Employment Agreement, or for a period of six months, if greater, all outstanding stock incentive awards would immediately vest, Mr. Ammon would receive additional service credit for purposes of the supplemental retirement benefit and the life insurance and certain fringe benefits would continue during the severance period. Upon the termination of his employment following a "change in control" of the Company (as defined in the Employment Agreement), Mr. Ammon would (i) be entitled to receive a lump sum amount equal to three times his base salary and bonus, (ii) become vested in any outstanding restricted stock awards,
(iii) have the right to receive a cash payment equal to the spread on all outstanding stock options, (iv) receive a lump sum payment with respect to foregone fringe benefits, (v) receive additional service credit for purposes of the supplemental retirement benefit and (vi) be entitled to a payment sufficient to offset the effects of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

    SCHELLER CONSULTING AGREEMENT. In 1993, Mr. Scheller entered into a consulting agreement with Treasure Chest pursuant to which he will be paid consulting fees equal to $6,417 per month for a period of 15 years commencing on his termination of employment with Treasure Chest, which occurred in June 1995. The consulting agreement provides that Mr. Scheller will make himself available two days per month to consult with the Company regarding the printing business. In addition, pursuant to the consulting agreement, Mr. Scheller will (i) be paid a retirement benefit of $6,084 per month for a period of 15 years commencing on his termination of employment with Treasure Chest, (ii) be reimbursed for all costs under a medical plan covering both himself and his spouse from the date of termination until he attains the age of 65, (iii) be reimbursed for a Medicare supplement after the age of 65 and (iv) receive certain other perquisites. In addition, pursuant to Treasure Chest's Severance Benefit Plan, based upon his retirement in June 1995, Mr. Scheller received a lump sum severance payment equal to his then annual base salary of $435,000. The Company has also agreed that Mr. Scheller's unvested options to purchase Common Stock will continue to vest following termination of Mr. Scheller's employment.

    SEVERANCE AGREEMENTS. The Company and Treasure Chest have agreed to enter into severance agreements with each of Messrs. Roland, Glick, Kaplan, Lynn, Zimmer and Moloney (the "Executive Severance Agreements"). The Executive Severance Agreements would provide that if a covered executive's employment is terminated by the Company without "cause" or by the executive for "good reason" within one year following a "change in control" of the Company (each as defined in the Executive Severance Agreements), the executive would receive severance in an amount equal to three times base salary plus bonus. In addition, (i) all outstanding stock incentive awards would immediately vest and become exercisable, (ii) the executive would receive a pro rata bonus payout under the EIP, and (iii) the executive would be entitled to two years of continued welfare benefits. The total amount of benefits payable to each executive would be limited, if necessary, to provide that the Company would suffer no loss of a deduction pursuant to Section 280G of the Code.

    In addition, Mr. Roland is currently covered under Treasure Chest's Severance Benefit Plan (the "Severance Benefit Plan"), which provides that if his employment is terminated (other than by reason of death, "disability," "retirement," termination for "cause" or termination other than for "good reason" (each as defined in the Severance Benefit Plan)) within three years following a "change in control" (as defined), he would be entitled to receive monthly severance benefits for a period of four years. The total amount of such severance benefits would be equal to two and one-half times Mr. Roland's base salary at the time of such termination which, at his current base salary, would be approximately $1,062,500. The acquisition of Treasure Chest constituted a change in control for purposes of the Severance Benefit Plan. It is expected that Mr. Roland's Executive Severance Agreement would supersede his entitlement to benefits under the Severance Benefit Plan in the event of a change in control of the Company at any time following consummation of the Offerings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's compensation committee for the fiscal year ended June 30, 1995 consisted of Sanford G. Scheller, Theodore Ammon and Leon D. Black. Mr. Scheller served as chairman of the compensation committee. There were no compensation committee interlocks.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 10, 1995, certain officers, members of management and key employees of Treasure Chest purchased an aggregate of 169,684 shares of Common Stock (which shares are subject to certain "call" provisions) and were granted options to purchase 98,416 shares of Common Stock pursuant to the 1993 Stock Plan. Treasure Chest loaned an aggregate of $212,000 to such investors for such purchases, including $66,000 to Herbert W. Moloney III, Senior Vice President, Marketing and Sales of Treasure Chest. The loans to the above management investors are evidenced by promissory notes bearing interest at the rate of 8% per annum. The promissory notes are secured by the shares of Common Stock purchased by the investors, and the notes become due upon the earlier to occur of the date the "call" provision of the shares is exercised and seven years from the date of the notes. Under the indentures governing the 10 3/4% Notes, the Company is generally permitted to make payments of up to $2,000,000 per year to purchase Common Stock pursuant to the "call" provisions.

    In connection with the resignation of Robert Turner, the former Vice President, Human Resources of Treasure Chest, in March 1995, Treasure Chest accelerated the payment of $150,000 in severance benefits payable to him under the Benefit Plan.

    In connection with the acquisition of Treasure Chest in August 1993, Apollo and an affiliate of BTIP purchased, and Apollo and BTIP currently own, all of the outstanding 11% Debentures which will be purchased by the Company upon consummation of the Offerings. See, "Use of Proceeds".

               OWNERSHIP OF COMMON STOCK AND SELLING STOCKHOLDERS

    Big Flower owns 100% of the outstanding common stock of BFP, and BFP owns 100% of the outstanding common stock of Treasure Chest. The following table sets forth certain information, both before and after giving effect to the Offerings, concerning the fully diluted ownership of Big Flower's capital stock by (i) each person who is known to Big Flower to own beneficially more than 5% of the fully diluted outstanding shares of Big Flower's equity securities, (ii) each director of Big Flower, (iii) all officers and directors of Big Flower and officers of Treasure Chest as a group as of November 1, 1995 and (iv) the Selling Stockholders. The Institutional Investors are selling 1,224,688 shares of Common Stock in the Offerings. The following table assumes that the Underwriters' over-allotment option to purchase additional shares of Common Stock from Apollo and BTIP is not exercised.

    The Institutional Investors and the number of shares of Common Stock that are being sold in the Offerings are as follows: Continental Casualty Company (107,168 shares), Dean Witter High Yield Fund (261,488 shares), Dean Witter High Income Advantage Trust (60,800 shares), Dean Witter High Income Advantage Trust II (76,800 shares), Dean Witter High Income Advantage Trust III (30,400 shares), Dean Witter Diversified Income Trust (60,800 shares), Dean Witter Variable Investment Series-High Yield (60,800 shares), The Equitable Life Insurance Society of the United States (76,544 shares), Fidelity Variable Insurance Product Fund-High Income Portfolio (321,488 shares), Northeast Investors Trust (91,856 shares) and Transamerica Life Insurance & Annuity Company (76,544 shares). All shares held by the Institutional Investors are being sold in the Offerings. Certain other stockholders have registration rights with respect to the Offerings. See "Shares Eligible for Future Sale--Registration Rights". The following table does not include any shares of Common Stock which may be issued in the LTC Acquisition. See "Recent Developments".

    All shares shown in the following table are shares of Common Stock, except for shares of Class B Stock owned by BTIP. All percentages are based on the outstanding shares of Common Stock and Class B Stock and include vested stock options exercisable within 60 days to acquire 248,569 shares of Common Stock.

                                                                                                 SHARES BENEFICIALLY
                                                     SHARES BENEFICIALLY OWNED                          OWNED
                                                          BEFORE OFFERINGS                         AFTER OFFERINGS
                                                    ----------------------------               ------------------------
                                                                                   NUMBER OF
                                                                                    SHARES
                                                                                  OFFERED FOR
BENEFICIAL OWNER                                     NUMBER(A)     PERCENTAGE        SALE       NUMBER(A)   PERCENTAGE
--------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
Theodore Ammon (b)
  Big Flower Press Holdings, Inc.
  3 East 54th Street
  New York, NY 10022..............................    2,144,944          19.6%              0    2,144,944        13.1%
Apollo Big Flower Partners, L.P.
  c/o Apollo Advisors, L.P.
  2 Manhattanville Road
  Purchase, NY 10577..............................    4,470,922          41.0%              0    4,470,922        27.2%
Leon D. Black (c).................................            0            --              --           --          --
Edward M. Yorke (c)...............................            0            --              --           --          --
BT Investment Partners, Inc.
  130 Liberty Street
  New York, NY 10006..............................    1,738,692          15.9%              0    1,738,692        10.6%
Peter G. Diamandis (d)
  Donnelley Marketing Inc.
  70 Seaview Avenue
  Stamford, CT 06902..............................       13,400             *               0       13,400           *
Joan Daniels Manley (e)
  P.O. Box 1353
  Dillon, CO 80435................................       13,400             *               0       13,400           *
Sanford G. Scheller (f)
  Treasure Chest Advertising Company, Inc.
  13000 Sawgrass Village; Suite 28
  Ponte Vedra Beach, FL 32082.....................      240,624           2.2%              0      240,624         1.5%
Donald E. Roland (g)
  Treasure Chest Advertising Company, Inc.
  511 West Citrus Edge
  Glendora, CA 91740..............................      110,461           1.0%              0      110,461           *
All directors and officers as a group (11 persons)
  (c)(h)..........................................    2,681,037          24.6%              0    2,681,037        16.3%
Institutional Investors...........................    1,224,688          11.2%      1,224,688            0           *

----------------

*   Less than 1% of the outstanding shares.

(a) This column includes shares which directors and executive officers have the right to acquire within 60 days. In addition, other employees of Treasure Chest hold vested options to purchase 109,932 shares of Common Stock and unvested options to purchase 194,510 shares of Common Stock, subject to vesting over the next five years.

(b) Includes 6,000 shares held by Mr. Ammon as general partner of a partnership in which certain family members are the limited partners and have 99% of the economic interests. Additionally, Mr. Ammon holds unvested options to purchase 300,000 shares of Common Stock, subject to vesting over a three year period following the Offerings.

(c) Does not include shares owned by Apollo. Mr. Black and Mr. Yorke are officers of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., the managing partner of AIF II, L.P., the general partner of Apollo. Messrs. Black and Yorke expressly disclaim beneficial ownership with respect to such shares. The address of Messrs. Black and Yorke is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019. See "Description of Stockholders Agreement".

(d) Includes options to purchase 13,400 shares of Common Stock which are presently exercisable.

(e) Includes options to purchase 13,400 shares of Common Stock which are presently exercisable.

(f) Includes options to purchase 67,098 shares of Common Stock which are presently exercisable or will become exercisable within 60 days. Additionally, Mr. Scheller holds unvested options to purchase 33,548 shares of Common Stock, subject to vesting over the next year.

(g) Includes options to purchase 20,802 shares of Common Stock, which are presently exercisable or will become exercisable within 60 days. Additionally, Mr. Roland holds unvested options to purchase 31,201 shares of Common Stock, subject to vesting over the next three years.

(h) Includes options to purchase 138,637 shares of Common Stock which are presently exercisable or will become exercisable within 60 days. Additionally, directors and officers as a group hold unvested options to purchase 418,690 shares of Common Stock, subject to vesting over the next five years.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offerings, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock following the Offerings.

    Upon completion of the Offerings, Big Flower will have 16,421,756 shares of Common Stock outstanding, including 1,738,692 shares of Common Stock which are issuable in certain circumstances upon conversion of non-voting Class B Stock owned by BTIP and 248,569 shares of Common Stock issuable upon exercise of options which are presently exercisable or will become exercisable in January 1996, but not including any shares of Common Stock issuable in the LTC Acquisition (See "Recent Developments"). The 6,724,688 shares to be sold in the Offerings (7,733,391 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Act unless held by "affiliates" of Big Flower, as that term is defined under the Act. The 6,615,866 shares of Common Stock owned by Theodore Ammon and Apollo, the 1,738,692 shares issuable in certain circumstances upon conversion of the non-voting Class B Stock owned by BTIP, and the 171,596 shares owned by one other stockholder prior to consummation of the Offerings are "restricted securities" for purposes of the Act. Big Flower, Mr. Ammon, Apollo and BTIP have agreed (subject to certain exceptions) not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. Subject to such agreements, the shares owned by Mr. Ammon, Apollo and BTIP and 171,596 shares of Common Stock owned by one other stockholder will be available for sale into the open market pursuant to Rule 144 under the Act (including the volume limitations in that rule) upon consummation of the Offerings. Certain other officers, members of management and key employees own 957,866 shares of Common Stock (including 205,195 shares underlying options which are presently exercisable) which may be transferrable, subject to certain restrictions, under Rule 144 or pursuant to certain registration rights (See "--Registration Rights"). Additionally, certain other officers, members of management and key employees own 213,048 shares of Common Stock (including 43,374 shares underlying options which are presently exercisable or will become exercisable in January 1996) which may be sold pursuant to the requirements of Rule 144 beginning in January 1997. If the LTC Acquisition is consummated and shares of Common Stock are issued at $16 per share, the seller of Laser Tech will own approximately 281,250 shares of Common Stock, which may be sold pursuant to the requirements of Rule 144 upon expiration of a two-year holding period or pursuant to certain "piggyback" registration rights (See "--Registration Rights").

    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (securities acquired from Big Flower in a non-public transaction) for at least two but less than three years, and any affiliate of Big Flower who has owned such shares for at least two years or who owns shares not constituting "restricted securities", is entitled to sell such shares provided that within any three-month period the number of shares sold does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission") under Rule 144. Sales under Rule 144 are also subject to certain requirements regarding the manner of sale, notice and availability of current public information about Big Flower. A stockholder (or stockholders whose shares are aggregated) who is not deemed to have been an affiliate of Big Flower at any time during the 90 days immediately prior to a proposed transaction and who has beneficially owned shares constituting "restricted securities" for at least three years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

REGISTRATION RIGHTS

    Under certain registration rights agreements and subject to certain limitations, if at any time Big Flower proposes to file a registration statement under the Act with respect to an offering by Big Flower for its own account or for the account of any of its respective securityholders of any class of debt or equity security (other than (a) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission), or (b) a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders), then
(i) Theodore Ammon, Apollo, BTIP and one other stockholder with respect to 8,526,154 shares of Common Stock and (ii) after August 12, 1996, certain officers, members of management and key employees with respect to 752,671 shares of Common Stock owned collectively by them, can cause the Company to register such number of shares of Common Stock as such holder may request.

    Under certain registration rights agreements and subject to certain limitations, at any time and from time to time on or after the consummation of the Offerings, Theodore Ammon, Apollo and BTIP may make written requests for registration by the Company of the Common Stock under the Act (a "Demand Registration") with respect to 8,354,558 shares of Common Stock owned collectively by them. BTIP may not be the first party to request a Demand Registration at any time prior to January 1, 2000. Certain officers, members of management and key employees have rights, subject to certain limitations, to register shares in a Demand Registration.

    If the LTC Acquisition is consummated, the seller of Laser Tech will have registration rights with respect to the shares of Common Stock issuable in the LTC Acquisition. See "Recent Developments". Subject to certain limitations, at any time after 180 days after the consummation of the LTC Acquisition, if Big Flower proposes to file a registration statement under the Act with respect to an offering by Big Flower (other than (a) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission), or (b) a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders) for its own account or for the account of Theodore Ammon (but not if such registration is pursuant to a demand registration by any other stockholder of the Company and Mr. Ammon does not request inclusion in such registration of shares of Common Stock owned by him), then the holder of such shares of Common Stock can cause the Company to register the number of shares of Common Stock as such holder may request.

                                RECAPITALIZATION

    Big Flower presently has four classes of Common Stock, par value of $.01 per share: Common Stock, of which 1,158,270 shares are outstanding; Class B Stock, of which 3,104,807 shares are outstanding; Class C Common Stock ("Class C Stock"), of which 461,168 shares are outstanding and 280,877 shares are reserved for issuance upon exercise of outstanding options (both vested and unvested); and Class D Common Stock ("Class D Stock"), of which 612,344 shares are outstanding. Simultaneously with, and conditional upon, consummation of the Offerings, the outstanding shares of Class B Stock, Class C Stock and Class D Stock (except for 1,738,692 shares of Class B Stock owned by BTIP) will be converted into shares of Common Stock on a share-for-share basis (with any fractional shares to be rounded up to one full share). Immediately prior to the consummation of the Offerings, Big Flower (a) will pay a stock dividend of one share of Common Stock for each outstanding share of its (i) Common Stock, (ii) Class B Stock owned by Apollo, (iii) Class C Stock and (iv) Class D Stock and
(b) will pay a stock dividend of one share of Class B Stock for each outstanding share of Class B Stock owned by BTIP, due to certain restrictions in banking laws and regulations, and Big Flower's Restated Certificate of Incorporation will be amended to provide that Big Flower's authorized capital stock consists of 50,000,000 shares of Common Stock, 2,500,000 shares of Class B Stock and 10,000,000 shares of Preferred Stock. The Common Stock, Class B Stock and Preferred Stock will have the terms described under "Description of Capital Stock" below. In addition, the outstanding options to purchase Class C Stock will become options to purchase Common Stock at the rate of two shares of Common Stock for each share presently underlying such options, and any fractional shares remaining thereafter will be rounded up to one full share. All information in this Prospectus has been adjusted to reflect the above-described transactions. In addition to such transactions, BFP will be merged with and into Big Flower.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    At the consummation of the Offerings, the capital stock of Big Flower will consist of 50,000,000 authorized shares of Common Stock, of which 14,434,495 shares will be issued and outstanding, 1,738,692 shares will be reserved for issuance upon conversion of shares of Class B Stock and 861,769 shares will be reserved for issuance upon exercise of options (both vested and unvested) to purchase shares of Common Stock; 2,500,000 authorized shares of Class B Stock, of which 1,738,692 shares will be issued and outstanding; and 10,000,000 authorized shares of preferred stock, of which no shares will be issued and outstanding. In connection with the Offerings, 250,000 shares of Preferred Stock will be designated Series A Junior Preferred Stock ("Series A Preferred Stock"), and reserved for issuance pursuant to the Company's Rights Plan (as defined below). The outstanding share amounts do not reflect any shares of Common Stock which may be issued in the LTC Acquisition.

COMMON STOCK

    The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Big Flower. Upon liquidation, dissolution or winding up of Big Flower, the holders of Common Stock are entitled to receive, pro rata with the holder of the Class B Stock, the assets of Big Flower which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preference of outstanding preferred stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

CLASS B STOCK

    BTIP is the only holder of the Class B Stock, which is not entitled to vote except as required by law. BTIP, an affiliate of a bank holding company, is subject to certain banking laws and regulations ("Banking Laws") which limit its ability to hold voting capital stock. Except with respect to the potential issuance of stock dividends as described below, the Company does not intend to issue any additional shares of Class B Stock. The Class B Stock has rights identical to the Common Stock with respect to dividends and distributions, provided that if dividends are declared which are payable in Common Stock, Big Flower will make available to each holder of Class B Stock, at such holder's request, dividends consisting of Class B Stock. The Class B Stock is convertible into Common Stock on a share-for-share basis in certain circumstances, subject to Banking Laws.

PREFERRED STOCK

    The Board is authorized to issue preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. In connection with the Offerings, 250,000 shares of Series A Preferred Stock will be reserved for issuance pursuant to the Company's Rights Plan.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF
  INCORPORATION AND BYLAWS

    Upon consummation of the Offerings, the Certificate and Bylaws will contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. See "Management." Directors can be removed from office only for cause and only by the affirmative vote of the holders of 85% of the Common Stock. Vacancies and newly created directorships on the Board may be filled only by the remaining directors or by the affirmative vote of the holders of 85% of the Common Stock.

    The Certificate also provides that any action required or permitted to be taken by the holders of Common Stock may be effected only at an annual or special meeting of such holders, and prohibits stockholder action by written consent in lieu of a meeting. The Company's Bylaws provide that special meetings of holders of Common Stock may be called only by the Chairman or the President of the Company and must be called by Chairman, President or the Secretary of the Company at the request in writing of a majority of the Board. Holders of Common Stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

    The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the date of the annual meeting, and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

    The Certificate also provides that certain provisions of the Certificate and the Bylaws may only be amended by the affirmative vote of the holders of 85% of the Common Stock, unless such amendment is approved by a majority of the Continuing Directors. The term Continuing Directors means any person serving as a member of the Board immediately prior to the consummation of the Offerings, and any person who subsequently becomes a member of the Board if such person was elected by, or such person's nomination for election was recommended or approved by, a majority of the Continuing Directors then in office.

    The foregoing summary is qualified in its entirety by the provisions of the Certificate and Bylaws, copies of which have been filed as exhibits to the registration statement on Form S-1 (the "Registration Statement", which term includes all amendments thereto) of which this Prospectus is a part.

RIGHTS PLAN

    The Board has declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock payable to stockholders of record at the close of business on the business day immediately following the date of consummation of the Offerings (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one-one-hundredth of a share of Series A Preferred Stock at an exercise price of $55 per unit. The terms of the Rights are set forth in a Rights Agreement between the Company and a Rights Agent (the "Rights Agreement"), a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the form of Rights Agreement.

    Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate rights certificates (the "Rights Certificates") will be distributed. The Rights will separate from the Common Stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur upon the earlier to occur of (i) ten days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"), or (ii) ten days following commencement of a tender or exchange offer that would result in the Offeror beneficially owning 15% or more of the Common Stock.

    The term "Acquiring Person" means, any person who, together with affiliates and associates either (a) after the Record Date acquires beneficial ownership of shares of Common Stock representing 15% or more of the Common Stock or (b) is the beneficial owner of 30% or more of the Common Stock and the Class B Stock. However, shares of Common Stock and options to purchase Common Stock issued or granted by the Company to a director, officer or employee pursuant to, or upon exercise of options or rights granted pursuant to, any benefit plan of the Company shall not be deemed to be beneficially owned by such person for purposes of determining such person's percentage beneficial ownership of Common Stock.

    In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

    The Rights are not exercisable until the Distribution Date and will expire on the tenth anniversary of their issuance, unless redeemed earlier by the Board.

    At any time prior to the tenth day following the Stock Acquisition Date, the Company may redeem the Rights, in whole, but not in part, at a price of $.01 per Right, upon approval of a majority of Continuing Directors.

    In general, the Rights Agreement may be amended upon approval of a majority of Continuing Directors (i) prior to the Distribution Date in any manner, and
(ii) on or after the Distribution Date in certain respects including (a) to shorten or lengthen any time period and (b) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

    The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Continuing Directors. The Rights should not interfere with any merger or other business combination approved by a majority of the Continuing Directors since the Continuing Directors may redeem the Rights as provided above.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

    Following the consummation of the Offerings, Big Flower will be subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee particpants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative note of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Big Flower and, accordingly, may discourage attempts to acquire Big Flower.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    Under Big Flower's Restated Certificate of Incorporation, upon consummation of the Offerings there will be 32,965,044 shares of Common Stock authorized but unissued (and not reserved for issuance upon conversion of the Class B Stock or exercise of options), and 10,000,000 shares of preferred stock authorized but unissued, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

    The issuance of preferred stock could have the effect of delaying or preventing a change in control of Big Flower. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

    One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Big Flower by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

    Big Flower does not currently have any plans to issue additional shares of Common Stock or preferred stock other than shares of Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to directors, officers and employees of the Company. In connection with the Offerings, 250,000 shares of Series A Preferred Stock will be reserved for issuance pursuant to the Company's Rights Plan. See "--Rights Plan."

LIMITATION OF DIRECTORS LIABILITY

    The Restated Certificate of Incorporation contains a provision that limits the liability of Big Flower's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to Big Flower or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of Big Flower and its stockholders (through stockholders' derivative suits on behalf of Big Flower) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Big Flower or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the directors and officers of Big Flower have indemnification and directors' and officers' liability insurance protection.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Common Stock is The Bank of New
York.

                                  UNDERWRITING

    Subject to the terms and conditions of the U.S. Underwriting Agreement, Big Flower and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co. and BT Securities Corporation are acting as Representatives, has severally agreed to purchase from Big Flower and the Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:

                                                                                    NUMBER OF
                                                                                    SHARES OF
                                                                                     COMMON
                                U.S. UNDERWRITERS                                     STOCK
---------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co. ............................................................    2,310,500
BT Securities Corporation........................................................    1,155,250
CS First Boston Corporation......................................................      213,000
Dean Witter Reynolds Inc. .......................................................      213,000
Deutsche Morgan Grenfell / C.J. Lawrence Inc. ...................................      213,000
A.G. Edwards & Sons, Inc. .......................................................      213,000
Lehman Brothers Inc. ............................................................      213,000
Scott & Stringfellow, Inc. ......................................................      159,000
Stephens Inc. ...................................................................      159,000
Stifel, Nicolaus & Company, Incorporated.........................................      159,000
Sutro & Co. Incorporated.........................................................      159,000
Wasserstein Perella Securities, Inc. ............................................      213,000
                                                                                   -----------
      Total......................................................................    5,379,750
                                                                                   -----------
                                                                                   -----------

    Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered in the U.S. Offering, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $0.58 per share. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    Big Flower and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 1,344,938 shares of Common Stock in an international offering outside the United States. The initial offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International and Bankers Trust International PLC. The U.S. Underwriters and the International Underwriters are collectively referred to in this Prospectus as the "Underwriters".

    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement between Syndicates") relating to the Offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby, and subject to certain exceptions, it will offer, sell or deliver shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean (a) individuals resident in the United States and (b) corporations, partnerships or other entities organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement between Syndicates, that duri ng the distribution of the shares offered in the International Offering and subject to certain exceptions, it will not offer, sell or deliver shares of Common Stock, directly or indirectly, (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and will cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    Apollo and BTIP have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase, at the initial public offering price, less the underwriting discount, as set forth on the cover page of this prospectus, up to 806,962 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,379,750 shares of Common Stock offered in the U.S. Offering. Apollo and BTIP have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 201,741 additional shares of Common Stock, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount, as set forth on the cover page of this Prospectus.

    Big Flower, Theodore Ammon, Apollo and BTIP have agreed not to offer, sell, contract to sell, or otherwise dispose of any Common Stock or other securities of Big Flower that are substantially similar to the Common Stock (or any securities convertible into or exchangeable for, or any options or other rights to acquire, any Common Stock or other securities of Big Flower that are substantially similar to the Common Stock) for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives.

    BT Securities Corporation and its affiliates have provided and may continue to provide investment and commercial banking services to the Company. BTIP, an affiliate of BT Securities Corporation, owns common equity of the Company and will sell a portion thereof in the Offerings if the over-allotment option is exercised. BTIP also owns a portion of the 11% Debentures. See "Ownership of Common Stock and Selling Stockholders" and "Use of Proceeds". BT Commercial Corporation, an affiliate of BT Securities Corporation, is a lender and the agent under the Former Credit Agreement and will receive its pro rata share of repayments of the Former Credit Agreement. BTCo, an affiliate of BT Securities Corporation, has issued a commitment letter related to the New Credit Agreement in which BTCo will act as Administrative Agent and a lender. BT Securities Corporation will receive a financial advisory fee in connection with such commitment. See "Bank Refinancing".

    Under Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD"), a conflict of interest is presumed to exist if an affiliate of a member owns in the aggregate more than 10% of the common equity of the Company. As a result of BTIP's ownership of non-voting common equity of the Company, this offering is being conducted in accordance with Schedule E, which provides that, among other things, when an NASD member participates in the underwriting of the equity securities of a company in which an affiliate of a member owns more than 10% of the common equity, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Schedule E. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

    Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price was negotiated among Big Flower, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    This Prospectus may be used by Underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

    Big Flower and the Selling Stockholders have agreed to indemnify the Underwriters and Goldman, Sachs & Co. as qualified independent underwriter against certain liabilities, including liabilities under the Act.

                             AVAILABLE INFORMATION

    Big Flower has filed the Registration Statement with the Commission under the Act. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Big Flower is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Reports and other information filed by Big Flower with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10007 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Big Flower intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock being sold in the Offerings will be passed upon for Big Flower by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for Apollo and BTIP by Paul, Hastings, Janofsky & Walker, New York, New York and for the remaining Selling Stockholders by their respective counsel.

                                    EXPERTS

    The consolidated financial statements of Big Flower and Treasure Chest as of June 30, 1995 and 1994 and for each of the periods in the three years ended June 30, 1995 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given up on their authority as experts in accounting and auditing.

    The audited financial statements of Laser Tech Color, Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       INDEX TO PRO FORMA FINANCIAL DATA

                                                                                                                PAGE
                                                                                                             -----------
Unaudited Pro Forma Consolidated Balance Sheet--September 30, 1995.........................................         P-3
Unaudited Pro Forma Consolidated Statement of Operations--
  Year Ended June 30, 1995.................................................................................         P-4
Unaudited Pro Forma Consolidated Statement of Operations--
  Three Months Ended September 30, 1995....................................................................         P-5
Notes to Unaudited Pro Forma Consolidated Financial Statements.............................................         P-6

                            PRO FORMA FINANCIAL DATA

    The following pro forma financial data (the "Pro Forma Financial Data") have been derived by the application of pro forma adjustments to the historical financial statements included elsewhere in this Prospectus. Certain reclassifications have been made to Laser Tech Color, Inc.'s historical financial statements to conform with Big Flowers' classifications. Laser Tech Color, Inc. ("Laser Tech") uses a fiscal year end which differs from the Company's, accordingly, its historical results for the year ended June 30, 1995 have been derived by adding the results of the six-month period ended June 30, 1995 and subtracting the results of the six-month period ended June 30, 1994 from the December 31, 1994 historical statement of operations. The pro forma statement of operations data for the periods presented give effect to the pro forma adjustments to reflect the Offerings, the New Credit Agreement, the transactions referred to under "Use of Proceeds" and the acquisition of Laser Tech as if they had occurred on July 1, 1994. The pro forma balance sheet data give effect to the transactions as if they had occurred on September 30, 1995. The pro forma adjustments are described in the accompanying notes. The Pro Forma Financial Data should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to indicate financial position or results of operations as of any future date or for any future period. The Pro Forma Financial Data should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The pro forma adjustments were applied to the respective historical financial statements to reflect the Offerings, the New Credit Agreement and the transactions referred to under "Use of Proceeds" and to account for the acquisition of Laser Tech as a purchase. Under purchase accounting, the purchase cost will be allocated to acquired assets and liabilities based on their relative fair values as of the closing date, based on valuations and other studies which are not yet complete. Accordingly, the excess of the purchase cost over the book value of the net assets acquired has not been allocated to individual assets and liabilities. The Company does not expect that the effects of the final allocation will differ materially from those set forth herein.

                        BIG FLOWER PRESS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                 (IN THOUSANDS)

--------------------------------------------------------------------------------

                                  BIG       OFFERING                              ACQUISITION
                                FLOWER     PRO FORMA    BIG FLOWER   LASER TECH    PRO FORMA    BIG FLOWER
  ASSETS                       HISTORICAL ADJUSTMENTS    PRO FORMA   HISTORICAL   ADJUSTMENTS    PRO FORMA
                               ---------  ------------  -----------  -----------  ------------  -----------
CURRENT ASSETS:
  Cash and cash equivalents..  $   1,638                 $   1,638    $       6    $      518(o)  $   2,162
  Accounts receivable, net...    121,140                   121,140        6,712                    127,852
  Inventories................     55,681                    55,681          500                     56,181
  Prepaid expenses...........      4,278                     4,278           33                      4,311
  Deferred income taxes......     12,506                    12,506                                  12,506
                               ---------  ------------  -----------  -----------  ------------  -----------
    Total current assets.....    195,243                   195,243        7,251           518      203,012

  Property, plant and
    equipment, net...........    136,110                   136,110        3,332                    139,442
  Other assets, net..........     24,160   $  (10,079)(a)     20,499      3,371        (3,068)(o)     20,802
                                                4,500(b)
                                                1,918(l)
  Intangibles, net...........    170,965                   170,965                     23,256(m)    194,471
                                                                                          250(m)
                               ---------  ------------  -----------  -----------  ------------  -----------
TOTAL........................  $ 526,478   $   (3,661)   $ 522,817    $  13,954    $   20,956    $ 557,727
                               ---------  ------------  -----------  -----------  ------------  -----------
                               ---------  ------------  -----------  -----------  ------------  -----------
LIABILITIES AND STOCKHOLDER'S
  EQUITY
CURRENT LIABILITIES:
  Current portion of
    long-term debt...........  $  50,888   $  (50,477)(c)  $  30,411  $     703    $     (116)(p)  $  30,998
                                               30,000(e)
  Short-term debt............                                             2,600        (2,600)(p)
  Accounts payable...........     79,784                    79,784          880                     80,664
  Compensation and benefits
    payable..................     17,103                    17,103          345                     17,448
  Other current
    liabilities..............     26,868       (8,531)(d)     18,337        766                     19,103
                               ---------  ------------  -----------  -----------  ------------  -----------
    Total current
      liabilities............    174,643      (29,008)     145,635        5,294        (2,716)     148,213
  New Credit Agreement.......                 152,370(e)    152,370                    26,826(n)    179,196
  Long-term debt, net of
    current portion..........    288,482     (162,758)(c)    125,724      3,365        (3,014)(p)    126,075
  Deferred income taxes......     16,286       (4,032)(d)     12,254        655                     12,909
  Other long-term
    liabilities..............     10,262                    10,262                                  10,262
                               ---------  ------------  -----------  -----------  ------------  -----------
    Total liabilities........    489,673      (43,428)     446,245        9,314        21,096      476,655
                               ---------  ------------  -----------  -----------  ------------  -----------
REDEEMABLE PREFERRED STOCK OF
  A SUBSIDIARY...............     19,974      (19,974)(f)
                               ---------  ------------  -----------  -----------  ------------  -----------
COMMON STOCK SUBJECT TO
  REDEMPTION.................      2,898       (1,283)(g)      1,615                                 1,615
                               ---------  ------------  -----------  -----------  ------------  -----------
STOCKHOLDERS' EQUITY:
  Common stock...............         49          105(g)        154           5            (5)(q)        157
                                                                                            3(n)
  Additional paid-in
    capital..................     20,238       79,907(g)    100,145         695          (695)(q)    104,642
                                                                                        4,497(q)
  Accumulated deficit........     (5,109)     (18,843)(d)    (23,952)      7,640       (7,640)(q)    (23,952)
  Treasury stock.............                                            (3,700)        3,700(q)
  Subscription notes
    receivable...............                    (145)(g)       (145)                                 (145)
  Unearned compensation......     (1,245)                   (1,245)                                 (1,245)
                               ---------  ------------  -----------  -----------  ------------  -----------
    Total stockholders'
      equity.................     13,933       61,024       74,957        4,640          (140)      79,457
                               ---------  ------------  -----------  -----------  ------------  -----------
  TOTAL......................  $ 526,478   $   (3,661)   $ 522,817    $  13,954    $   20,956    $ 557,727
                               ---------  ------------  -----------  -----------  ------------  -----------
                               ---------  ------------  -----------  -----------  ------------  -----------

  See the accompanying notes to the unaudited pro forma consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    OFFERING                                 ACQUISITION
                                     BIG FLOWER    PRO FORMA    BIG FLOWER PRO  LASER TECH    PRO FORMA    BIG FLOWER PRO
                                     HISTORICAL   ADJUSTMENTS       FORMA       HISTORICAL   ADJUSTMENTS       FORMA
                                    ------------  ------------  --------------  -----------  ------------  --------------
Net sales.........................  $    896,595                $      896,595   $  21,681                 $      918,276
Costs of production...............       777,728                       777,728      12,202                        789,930
                                    ------------                --------------  -----------  ------------  --------------
    Gross profit..................       118,867                       118,867       9,479                        128,346
Selling, general and
  administrative expense..........        70,587                        70,587       6,135    $      517(r)         77,239
Interest expense..................        40,486   $  (12,776)(h)         27,710        447        1,644(s)         29,801
Interest income...................          (279)                         (279)       (141)          141(t)           (279)
Other expense, net................         2,836                         2,836          (5)                         2,831
Preferred dividends of a
  subsidiary......................         2,444       (2,444)(i)
                                    ------------  ------------  --------------  -----------  ------------  --------------
    Income before income taxes....         2,793       15,220           18,013       3,043        (2,302)          18,754
Provision for income taxes........         5,839        5,110           10,949       1,097          (614)(u)         11,432
                                    ------------  ------------  --------------  -----------  ------------  --------------
Net income (loss).................  $     (3,046)  $   10,110   $        7,064   $   1,946    $   (1,688)  $        7,322
                                    ------------  ------------  --------------  -----------  ------------  --------------
                                    ------------  ------------  --------------  -----------  ------------  --------------
Net income (loss) per
  common and common
  equivalent share................  $      (0.56)               $         0.43                             $         0.44
Weighted average shares
  outstanding.....................     5,415,979                    16,331,958(k)                              16,613,208(v)

  See the accompanying notes to the unaudited pro forma consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    OFFERING                                  ACQUISITION
                                     BIG FLOWER    PRO FORMA    BIG FLOWER PRO  LASER TECH     PRO FORMA    BIG FLOWER PRO
                                     HISTORICAL   ADJUSTMENTS       FORMA       HISTORICAL    ADJUSTMENTS       FORMA
                                    ------------  ------------  --------------  -----------  -------------  --------------
Net sales.........................  $    242,066                $      242,066   $   6,338                  $      248,404
Costs of production...............       209,963                       209,963       3,554                         213,517
                                    ------------  ------------  --------------  -----------       ------    --------------
    Gross profit..................        32,103                        32,103       2,784                          34,887
Selling, general and
  administrative expense..........        15,823                        15,823       1,692     $     173(r)         17,688
Interest expense..................        10,324   $   (2,652)(h)          7,672        169          374(s)          8,215
Interest income...................           (32)                          (32)        (28)           28(t)            (32)
Other expense, net................           192                           192                                         192
Preferred dividends of a
  subsidiary......................           617         (617)(i)
                                    ------------  ------------  --------------  -----------       ------    --------------
    Income before income taxes....         5,179        3,269            8,448         951          (575)            8,824
Provision for income taxes........         2,800        1,061(j)          3,861        370          (154)(u)          4,077
                                    ------------  ------------  --------------  -----------       ------    --------------
Net income........................  $      2,379   $    2,208   $        4,587   $     581     $    (421)   $        4,747
                                    ------------  ------------  --------------  -----------       ------    --------------
                                    ------------  ------------  --------------  -----------       ------    --------------
Net income per common and common
  equivalent share................  $       0.43                $         0.28                              $         0.28
Weighted average shares
  outstanding.....................     5,541,625                    16,583,250(k)                               16,864,500(v)

  See the accompanying notes to the unaudited pro forma consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    (a) Reflects the elimination of deferred financing costs related to the debt to be redeemed or repaid.

    (b) Reflects estimated deferred financing costs related to the New Credit Agreement.

    (c) Reflects the elimination of the debt to be redeemed or repaid from the proceeds of the Offerings and the New Credit Agreement as follows (in thousands):

Current portion of long-term debt................................  $  50,477
                                                                   ---------
                                                                   ---------
Long-term debt, net of current portion:
  Term loan......................................................  $  38,000
  10 3/4% Notes and BFP Notes....................................     62,446
  11% Debentures.................................................     18,916
  13 1/2% Senior Discount Notes..................................     43,396
                                                                   ---------
                                                                   $ 162,758
                                                                   ---------
                                                                   ---------

    (d) Reflects premiums paid to retire existing indebtedness, elimination of related deferred financing costs, and one-third of the amount paid to terminate the interest rate swap, net of income taxes at a 40% effective income tax rate, as follows (in thousands):

Total premiums....................................................  $  20,368
One-third of swap termination fee.................................        959
Deferred financing costs..........................................     10,079
                                                                    ---------
                                                                       31,406
Income tax benefit................................................     12,563
                                                                    ---------
                                                                    $  18,843
                                                                    ---------
                                                                    ---------

    (e) Reflects the estimated proceeds from the New Credit Agreement.

    (f) Reflects the elimination of the BFP preferred stock which will be repaid from the proceeds of the Offerings and the New Credit Agreement.

    (g) Reflects the net proceeds from the Offerings ($ 80,610) less the premium paid to retire the BFP preferred stock ($2,026) and the reclassification of common stock subject to redemption.

    (h) Reflects adjustments to interest expense as follows (in thousands):

                                                      YEAR ENDED    THREE MONTHS ENDED
                                                       JUNE 30,        SEPTEMBER 30,
                                                         1995              1995
                                                      -----------  ---------------------
Interest expense on the New Credit Agreement........      11,614              3,664
Interest expense on debt to be redeemed or repaid...     (24,390)            (6,316)
                                                      -----------           -------
                                                       $ (12,776)       $    (2,652)
                                                      -----------           -------
                                                      -----------           -------

    (i)  Reflects the elimination of dividends on the BFP preferred stock.

                        BIG FLOWER PRESS HOLDINGS, INC.

    (j) Reflects a provision for income taxes at a 40% effective income tax rate on the pro forma adjustments to interest expense.

    (k) Reflects a 2-for-1 stock split and the issuance of 5,500,000 shares as a result of the Offerings.

    (l) Reflects two-thirds of the swap termination fee which will be deferred and amortized over the remaining life of the swap.

    (m) The acquisition of Laser Tech will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase cost will be allocated to acquired assets and liabilities based on their relative fair values as of the closing date, based on valuations and other studies which are not yet complete. Accordingly, the excess of the purchase cost over the book value of the net assets acquired has not yet been allocated to individual assets and liabilities. However, the Company believes that a portion of the purchase price will be allocated to property, plant and equipment and identifiable intangibles.

    The purchase cost and preliminary allocation of the excess of cost over the book value of the net assets acquired is as follows (in thousands):

Purchase cost:
  Purchase of equity..............................................  $  24,996
  Fees............................................................        600
                                                                    ---------
      Total purchase cost.........................................     25,596
                                                                    ---------
Pro forma book value of net asset acquired:
  Book value per historical financial statements..................      4,640
  Related party notes forgiven or distributed to shareholders.....     (2,550)
                                                                    ---------
                                                                        2,090
                                                                    ---------
Excess of purchase cost over net assets acquired..................     23,506

Allocated to
  Noncompete agreement............................................        250
                                                                    ---------
Remaining excess purchase cost over net assets acquired...........  $  23,256
                                                                    ---------
                                                                    ---------

    (n) Reflects financing for the acquisition of Laser Tech and repayment of Laser Tech's existing debt of $5,730 as follows (in thousands):

Additional borrowings under the New Credit Agreement..............  $  26,826
Common Stock issued (281,250 shares)..............................      4,500
                                                                    ---------
                                                                    $  31,326
                                                                    ---------
                                                                    ---------

    (o) Reflects the elimination of related party receivables which will be forgiven or distributed to shareholders and the collection of the remaining related party receivables ($518) prior to the acquisition.

    (p) Represents the Laser Tech debt which will be repaid after the acquisition.

    (q) Reflects the elimination of Laser Tech's historical equity.

                        BIG FLOWER PRESS HOLDINGS, INC.

    (r) Reflects the amortization of the excess purchase cost over historical value of the net assets acquired, the amortization of the noncompete agreement, and the elimination of related party expenses not expected to recur after the acquisition as follows (in thousands):

                                                                                   THREE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                    JUNE 30,       SEPTEMBER 30,
                                                                      1995             1995
                                                                  -------------  -----------------
Elimination of related party expenses...........................    $    (308)       $     (34)
Amortization of the excess of purchase price over value.........          775              194
Amortization of noncompete agreement over five years............           50               13
                                                                       ------            -----
                                                                    $     517        $     173
                                                                       ------            -----

    The excess purchase cost over the book value of net assets acquired has not been allocated to individual assets or liabilities acquired. However, the Company believes that a portion will be allocated to tangible property and specific identified intangibles and the remainder, representing goodwill, will be amortized over 40 years. Accordingly, a composite life of 30 years has been used.

    (s) Reflects adjustments to interest expense as follows (in thousands):

                                                                                  THREE MONTHS
                                                                    YEAR ENDED        ENDED
                                                                     JUNE 30,     SEPTEMBER 30,
                                                                       1995           1995
                                                                    -----------  ---------------
Interest on borrowings under the New Credit Agreement.............   $   1,935      $     511
Elimination of interest expense on Laser Tech's debt to be repaid
  after the acquisition...........................................        (291)          (137)
                                                                    -----------        ------
                                                                     $   1,644      $     374
                                                                    -----------        ------
                                                                    -----------        ------

    (t) Reflects the elimination of interest income relating to amounts due from related parties which will be forgiven or distributed to shareholders prior to the acquisition.

    (u) Reflects a provision for income taxes at a 40% effective tax rate on the pro forma adjustments (excluding amortization of goodwill).

    (v) Reflects the issuance of 281,250 shares as a result of the acquisition of Laser Tech.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
BIG FLOWER PRESS HOLDINGS, INC. AND TREASURE CHEST ADVERTISING COMPANY, INC.
  Independent Auditors' Report.............................................................................        F-2
  Consolidated Balance Sheets..............................................................................        F-3
  Consolidated Statements of Operations....................................................................        F-4
  Consolidated Statements of Stockholders' Equity..........................................................        F-5
  Consolidated Statements of Cash Flows....................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

LASER TECH COLOR, INC.
  Report of Independent Public Accountants.................................................................       F-24
  Balance Sheets...........................................................................................       F-25
  Statements of Income.....................................................................................       F-26
  Statements of Shareholders' Equity.......................................................................       F-27
  Statements of Cash Flows.................................................................................       F-28
  Notes to Financial Statements............................................................................       F-29

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  BIG FLOWER PRESS HOLDINGS, INC.
  TREASURE CHEST ADVERTISING COMPANY, INC.:

    We have audited the accompanying consolidated balance sheets of Big Flower Press Holdings, Inc. and subsidiaries ("Big Flower") as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1995 and the 323 days ended June 30, 1994 (collectively, "Successor Period") and the consolidated statements of operations, stockholders' equity, and cash flows of Treasure Chest Advertising Company, Inc. and subsidiaries ("Treasure Chest", together with Big Flower, the "Companies") for the 42 days ended August 11, 1993 and the year ended June 30, 1993 (collectively, "Predecessor Period"). These financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Big Flower at June 30, 1995 and 1994, and the results of its operations and its cash flows for the year ended June 30, 1995 and the 323 days ended June 30, 1994, and the results of Treasure Chest's operations and its cash flows for the 42 days ended August 11, 1993 and the year ended June 30, 1993 in conformity with generally accepted accounting principles.

    As more fully described in Note 1 to the consolidated financial statements, Big Flower acquired Treasure Chest as of August 12, 1993 in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the Successor Period are presented on a different basis of accounting than that of the Predecessor Period, and therefore are not directly comparable.

DELOITTE & TOUCHE LLP

Los Angeles, California
September 15, 1995

                        BIG FLOWER PRESS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                   UNAUDITED
                                                                JUNE 30,           UNAUDITED       PRO FORMA
                                                         ----------------------  SEPTEMBER 30,   SEPTEMBER 30,
                                                            1994        1995          1995            1995
                                                         ----------  ----------  --------------  --------------
    ASSETS
Current Assets:
  Cash and cash equivalents............................  $    2,413  $    1,395    $    1,638
  Accounts receivable, net of allowance for doubtful
    accounts of $5,266, $5,308 and $6,565..............     103,260      97,146       121,140
  Inventories..........................................      24,704      45,757        55,681
  Prepaid expenses.....................................       6,780       4,152         4,278
  Deferred income taxes................................       4,487      12,506        12,506
                                                         ----------  ----------  --------------
        Total current assets...........................     141,644     160,956       195,243
Property, plant and equipment, net of accumulated
  depreciation of $12,157, $31,845 and $37,055.........     144,737     129,181       136,110
Other assets, net of accumulated amortization of
  $1,965, $5,431 and $6,287............................      24,359      21,100        24,160
Intangibles, net of accumulated amortization of
  $15,375, $36,179 and $26,427.........................     194,387     175,265       170,965
                                                         ----------  ----------  --------------
Total..................................................  $  505,127  $  486,502    $  526,478
                                                         ----------  ----------  --------------
                                                         ----------  ----------  --------------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt....................  $    3,982  $    8,671    $   50,888
  Accounts payable.....................................      73,651      68,504        79,784
  Compensation and benefits payable....................      17,009      20,135        17,103
  Other current liabilities............................      22,428      31,534        26,868
                                                         ----------  ----------  --------------
        Total current liabilities......................     117,070     128,844       174,643
Revolving credit facility..............................      41,024      10,247
Long-term debt, net of current portion.................     287,764     287,729       288,482
Deferred income taxes..................................      15,035      16,286        16,286
Other long-term liabilities............................       9,900       9,774        10,262
                                                         ----------  ----------  --------------
        Total liabilities..............................     470,793     452,880       489,673
                                                         ----------  ----------  --------------
Commitments and contingent liabilities (note 13)
Redeemable preferred stock of a subsidiary.............      16,913      19,357        19,974
                                                         ----------  ----------  --------------
Common stock subject to redemption.....................       1,648       2,782         2,898      $    1,615
                                                         ----------  ----------  --------------  --------------
Stockholders' Equity:
  Common stock.........................................          49          49            49              99
  Additional paid-in capital...........................      20,166      20,238        20,238          21,616
  Accumulated deficit..................................      (4,442)     (7,488)       (5,109)         (5,109)
  Subscription notes receivable........................                                                  (145)
  Unearned compensation................................                  (1,316)       (1,245)         (1,245)
                                                         ----------  ----------  --------------  --------------
        Total stockholders' equity.....................      15,773      11,483        13,933      $   15,216
                                                         ----------  ----------  --------------  --------------
Total..................................................  $  505,127  $  486,502    $  526,478
                                                         ----------  ----------  --------------
                                                         ----------  ----------  --------------

        See the accompanying notes to consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                       SUCCESSOR
                                                                --------------------------------------------------------
                                            PREDECESSOR                                             UNAUDITED
                                      ------------------------                            ------------------------------
                                                     42 DAYS     323 DAYS                  THREE MONTHS    THREE MONTHS
                                      YEAR ENDED      ENDED        ENDED     YEAR ENDED       ENDED           ENDED
                                       JUNE 30,    AUGUST 11,    JUNE 30,     JUNE 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                         1993         1993         1994         1995           1994            1995
                                      -----------  -----------  -----------  -----------  --------------  --------------
Net sales...........................   $ 555,013    $  59,584   $   565,046   $ 896,595    $    210,458    $    242,066
Costs of production.................     491,685       54,692       493,075     777,728         184,292         209,963
                                      -----------  -----------  -----------  -----------  --------------  --------------
      Gross profit..................      63,328        4,892        71,971     118,867          26,166          32,103
Selling, general and administrative
  expense...........................      40,892        4,227        48,777      70,587          15,981          15,823
Interest expense....................       9,227          704        21,286      40,486           9,790          10,324
Interest income.....................      (1,153)         (22)          (53)       (279)            (21)            (32)
Equity in loss of unconsolidated
  companies.........................       1,231
Other expense, net..................       2,927          211         2,726       2,836             311             192
Preferred dividends of a
  subsidiary........................                                  1,913       2,444             589             617
                                      -----------  -----------  -----------  -----------  --------------  --------------
Income (loss) before income taxes...      10,204         (228)       (2,678)      2,793            (484)          5,179
Provision (benefit) for income
  taxes.............................       5,519          (89)        1,764       5,839             600           2,800
                                      -----------  -----------  -----------  -----------  --------------  --------------
Net income (loss)...................   $   4,685    $    (139)  $    (4,442)  $  (3,046)   $     (1,084)   $      2,379
                                      -----------  -----------  -----------  -----------  --------------  --------------
                                      -----------  -----------  -----------  -----------  --------------  --------------
Net income (loss) per common and
  common equivalent share

      --Historical..................                            $      (.92)  $    (.56)   $       (.20)   $        .43
                                                                -----------  -----------  --------------  --------------
                                                                -----------  -----------  --------------  --------------
      --Pro Forma...................                            $      (.46)  $    (.28)   $       (.10)   $        .21
                                                                -----------  -----------  --------------  --------------
                                                                -----------  -----------  --------------  --------------

        See the accompanying notes to consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                        NOTE
                                                      SHARES      COMMON   RETAINED   RECEIVABLE
     TREASURE CHEST ADVERTISING COMPANY, INC.       OUTSTANDING   STOCK    EARNINGS   FROM ESOT    TOTAL
--------------------------------------------------  -----------   ------   --------   ---------   -------
Balance, July 1, 1992.............................   18,998,323    $190    $ 29,271    $(1,866)   $27,595
  Net income......................................                            4,685                 4,685
  Interest on note and other receivables from
    ESOT..........................................                                        (170)      (170)
  Contribution to ESOT used to repay interest on
    note and other receivables....................                                         537        537
  Other...........................................        3,624                  16                    16
                                                    -----------   ------   --------   ---------   -------
Balance, June 30, 1993............................   19,001,947     190      33,972     (1,499)    32,663
  Net loss........................................                             (139)                 (139)
  Interest on note and other transactions with
    ESOT..........................................                                        (159)      (159)
                                                    -----------   ------   --------   ---------   -------
Balance, August 11, 1993..........................   19,001,947    $190    $ 33,833    $(1,658)   $32,365
                                                    -----------   ------   --------   ---------   -------
                                                    -----------   ------   --------   ---------   -------

                                                                           ADDITIONAL
                                                      SHARES      COMMON    PAID-IN     ACCUMULATED     UNEARNED
     BIG FLOWER PRESS HOLDINGS, INC.                OUTSTANDING   STOCK     CAPITAL       DEFICIT     COMPENSATION    TOTAL
--------------------------------------------------  -----------   ------   ----------   -----------   ------------   -------
Balance, August 12, 1993..........................   3,975,000     $40      $15,460                                  $15,500
  Stock split.....................................     288,076       3           (3)
  Issuance of common stock........................     612,344       6        4,709                                    4,715
  Net loss........................................                                        $(4,442)                    (4,442)
                                                    -----------   ------   ----------   -----------   ------------   -------
Balance June 30, 1994.............................   4,875,420      49       20,166        (4,442)                    15,773
  Net loss........................................                                         (3,046)                    (3,046)
Unearned compensation.............................                            1,412                      (1,412)
Amortization of unearned compensation.............                                                           96           96
Reclassification of common stock subject to
  redemption......................................                           (1,340)                                  (1,340)
                                                    -----------   ------   ----------   -----------   ------------   -------
Balance, June 30, 1995............................   4,875,420     $49      $20,238       $(7,488)      $(1,316)     $11,483
Net income (unaudited)............................                                          2,379                      2,379
Amortization of unearned compensation
  (unaudited).....................................                                                           71           71
                                                    -----------   ------   ----------   -----------   ------------   -------
Balance, September 30, 1995 (unaudited)...........   4,875,420     $49      $20,238       $(5,109)      $(1,245)     $13,933
                                                    -----------   ------   ----------   -----------   ------------   -------
                                                    -----------   ------   ----------   -----------   ------------   -------

        See the accompanying notes to consolidated financial statements.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        SUCCESSOR
                                                       ----------------------------------------------------------------------------
                               PREDECESOR                                                                  UNAUDITED
                     -------------------------------                                        ---------------------------------------
                      YEAR ENDED      42 DAYS ENDED    323 DAYS ENDED      YEAR ENDED       THREE MONTHS ENDED   THREE MONTHS ENDED
                     JUNE 30, 1993   AUGUST 11, 1993   JUNE 30, 1994      JUNE 30, 1995     SEPTEMBER 30, 1994   SEPTEMBER 30, 1995
                     -------------   ---------------   --------------   -----------------   ------------------   ------------------
CASH FLOWS FROM
  OPERATING
  ACTIVITIES:
  Net income
    (loss).........    $  4,685          $  (139)        $  (4,442)         $ (3,046)            $ (1,084)            $  2,379
  Adjustments to
    reconcile net
    income (loss)
    to net cash
    provided by
    (used in)
    operating
    activities:
  Provision for
    doubtful
    accounts.......       4,382              115               (60)            1,711                  129                  898
  Deferred income
    taxes..........         225             (283)              217            (5,360)
  Depreciation and
    amortization...      12,707            1,275            27,778            42,095               10,678                9,259
  Amortization of
    deferred
    financing
    costs..........       2,435              126             1,936             3,437                  850                  856
  Preferred
    dividends of a
    subsidiary.....                                          1,913             2,444                  589                  617
  Equity in loss of
    unconsolidated
    companies......       1,231
  (Gain) loss on
    disposition of
    property, plant
    and
    equipment......         870                               (551)              397                   17                   10
  Changes in
    operating
    assets and
    liabilities:
    Accounts
      receivable...        (244)           3,618           (17,841)            4,403                4,405              (22,364)
    Inventories....        (956)          (1,771)             (573)          (22,863)              (5,137)              (7,902)
    Prepaid
      expenses.....        (891)            (407)             (848)            2,628               (1,536)                 (69)
    Deferred
      financing
      costs........                                        (21,787)             (302)
    Accrued
      interest on
      notes
      receivable
      from related
      parties and
      ESOT.........        (554)            (159)             (225)
    Other assets...        (497)              36               581                96                  637                  (80)
    Accounts
      payable,
      compensation
      and benefits
      payable and
      other
      liabili-
      ties.........      (1,570)          (8,774)           18,025            11,206              (14,540)             (20,389)
    Deferred
      interest.....                                          2,375             7,768                1,817                2,101
                     -------------       -------       --------------       --------             --------             --------
      Net cash
        provided by
        (used in)
        operating
      activities...      21,823           (6,363)            6,498            44,614               (3,175)             (34,684)
                     -------------       -------       --------------       --------             --------             --------
CASH FLOWS FROM
  INVESTING
  ACTIVITIES:
  Capital
    expenditures...      (6,967)          (1,280)           (5,537)           (7,142)              (1,613)             (11,851)
  Proceeds from
    sale of
    property, plant
    and
    equipment......      17,675                              1,107             1,305                  419                   44
  Collection of
    related-party
    notes..........                                         14,324
  Purchase of other
    tangible
    assets.........                                        (64,021)
  Non-compete
    agreements.....                                        (38,335)
  Acquisition of
    Treasure
    Chest..........                                       (109,340)
  Acquisitions of
    Retail Graphics
    and KTB........                                        (71,297)
  Collection of
    ESOT note......                                          1,658
  Net decrease in
    other
    related-party
    receivables....                                          1,812
                     -------------       -------       --------------       --------             --------             --------
      Net cash
        provided by
        (used in)
        investing
      activities...      10,708           (1,280)         (269,629)           (5,837)              (1,194)             (11,807)
                     -------------       -------       --------------       --------             --------             --------
CASH FLOWS FROM
  FINANCING
  ACTIVITIES:
  Principal
    payments on
    long-term
    debt...........     (51,258)            (565)          (57,496)           (3,114)                (130)              (2,658)
  Proceeds from
    issuance of
    long-term
    debt...........      25,000                            287,485
  Net borrowings
    (repayments)
    under old line
    of credit......     (18,461)           6,774           (19,353)
  Net borrowings
    (repayments)
    under new line
    of credit......                                         41,024           (30,777)                (644)              31,667
  Increase
    (decrease) in
    cash
    overdraft......      13,772                             (8,542)           (5,698)               5,358               17,609
  Proceeds from
    issuance of
    common stock...                                         21,964               566                                       116
  Issuance of
    promissory
    notes..........                                          2,000
  Repayment of
    promissory
    notes..........                                         (2,000)
  Payments for
    repurchase of
    common stock...        (596)                              (101)             (772)                (250)
                     -------------       -------       --------------       --------             --------             --------
      Net cash
        provided by
        (used in)
        financing
      activities...     (31,543)           6,209           264,981           (39,795)               4,334               46,734
                     -------------       -------       --------------       --------             --------             --------
NET INCREASE
  (DECREASE) IN
  CASH AND CASH
  EQUIVALENTS......         988           (1,434)            1,850            (1,018)                 (35)                 243
CASH AND CASH
  EQUIVALENTS,
  BEGINNING OF
  PERIOD...........       1,009            1,997               563             2,413                2,413                1,395
                     -------------       -------       --------------       --------             --------             --------
CASH AND CASH
  EQUIVALENTS, END
  OF PERIOD........    $  1,997          $   563         $   2,413          $  1,395             $  2,378             $  1,638
                     -------------       -------       --------------       --------             --------             --------
                     -------------       -------       --------------       --------             --------             --------

        See the accompanying notes to consolidated financial statements

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITIONS

    Big Flower Press Holdings, Inc. (the "Company" or "Big Flower"), its wholly owned subsidiary, Big Flower Press, Inc. ("BFP"), and its wholly owned subsidiary, TCA Merger Corp. ("Merger Corp".), were organized to effect the acquisition of Treasure Chest Advertising Company, Inc. ("Treasure Chest") (the "Acquisition"). On August 12, 1993, the Company acquired Treasure Chest. The Acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of May 10, 1993, by and among certain stockholders of Treasure Chest, BFP, and Merger Corp. and a Stock Purchase Agreement, dated as of July 15, 1993, by and among BFP, Treasure Chest and the Treasure Chest Advertising Company, Inc. Employee Stock Ownership Trust (the "ESOT"). In connection with the Acquisition, Treasure Chest purchased certain other assets, which were used by Treasure Chest in the operation of its business, from certain former stockholders and their affiliates, and BFP entered into a non-compete agreement with the founders and former principal owners of Treasure Chest. Prior to the Acquisition, the Company, BFP and Merger Corp. did not have any significant assets or liabilities or engage in any activities other than those incident to their formation, the Acquisition and the financing related to the Acquisition.

    BFP obtained funds necessary to effect the Acquisition and related transactions, to retire existing indebtedness and to pay the fees and expenses of the Acquisition from (i) borrowings under a $75.0 million revolving credit agreement entered into by Treasure Chest and a group of banks led by BT Commercial Corporation, (ii) the proceeds of a $150.0 million senior subordinated note offering by BFP, (iii) issuance by BFP of $15.0 million of preferred stock to the ESOT and (iv) the contribution of $32.5 million in cash by Big Flower in exchange for all of the shares of common stock of BFP.

    The acquisition of Treasure Chest has been accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The total purchase cost has been allocated to Treasure Chest's assets and liabilities based on their relative fair values as of August 12, 1993, the closing date of the Acquisition, based on valuations and other studies. A portion of the excess of the purchase cost over the historical book value of the net assets acquired was allocated to specific identified intangibles and the remainder, representing goodwill, is being amortized over 40 years.

    On January 24, 1994 and March 16, 1994, Big Flower entered into definitive agreements (the "Agreements") to acquire Retail Graphics Holding Company ("Retail Graphics") and KTB Associates, Inc. ("KTB"), respectively. Big Flower subsequently assigned its rights to the Agreements to Treasure Chest. Following the consummation of the acquisitions of KTB and Retail Graphics, KTB changed its name to Treasure Chest Advertising Company of New York, Inc. and Retail Graphics changed its name to Treasure Chest Advertising Holding Company of Texas, Inc.

    Pursuant to the Agreements on April 27, 1994, Treasure Chest acquired (i) all of the issued and outstanding shares of common stock of Retail Graphics for an aggregate consideration of $39,088,000; (ii) certain printing equipment leased by Retail Graphics from D. Enterprises, Inc.("DE"), an affiliate of Retail Graphics, for an aggregate consideration of $32,390,000; (iii) all of the issued and outstanding shares of common stock of KTB for an aggregate consideration of $34,631,000 and (iv) certain fee interests in real property from Tomsons Properties and TKB Properties, affiliates of KTB, for an aggregate consideration of $4,800,000.

    Treasure Chest obtained the funds necessary to effect the acquisitions of KTB and Retail Graphics, to enter into certain non-compete and other agreements, to retire certain existing indebtedness of Retail Graphics, KTB and their affiliates and to pay the fees and expenses of the acquisitions of KTB and Retail Graphics from (i) borrowings under Treasure Chest's Amended Credit Agreement, (ii) a contribution of capital by BFP of a portion of the proceeds of an offering of $40,000,000 aggregate principal amount of

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ACQUISITIONS (CONTINUED)
its senior subordinated notes, and (iii) a contribution of capital by Big Flower of a portion of the proceeds of an offering by Big Flower of 76,543 units consisting of an aggregate of $76,543,000 aggregate principal amount of Big Flower's senior discount notes and 612,344 shares of Class D common stock of Big Flower.

    The acquisitions of KTB and Retail Graphics have been accounted for as purchases, applying the provisions of Accounting Principles Board Opinion No.
16. The total purchase cost has been allocated to Retail Graphics' and KTB's assets and liabilities based on their relative fair values as of April 27, 1994, the closing date of the acquisitions of KTB and Retail Graphics, based on valuations and other studies. A portion of the excess of the purchase cost over the historical book value of the net assets acquired was allocated to specific identified intangibles and the remainder, representing goodwill, is being amortized over 40 years.

    The following supplemental pro forma information has been prepared as though the Acquisition and the acquisitions of KTB and Retail Graphics had occurred at July 1, 1992 (in thousands):

                                                                         YEAR ENDED JUNE 30
                                                                      ------------------------
                                                                         1993         1994
                                                                      -----------  -----------
Net sales...........................................................  $   722,694  $   806,870
Net loss............................................................  $   (22,503) $    (9,055)
Net loss per common and common equivalent share.....................  $     (4.45) $     (1.70)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS. The unaudited interim consolidated financial statements of Big Flower for the three months ended September 30, 1995 and 1994 have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation for the periods presented. The results of operations and cash flows for the interim periods presented are not necessarily indicative of results for the full year.

    LINE OF BUSINESS. Treasure Chest, Retail Graphics and KTB print advertising circulars for mass merchandisers and specialty retailers, Sunday comics and other newspaper products and publications.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    Investments in 50%-owned affiliates are accounted for using the equity method. In accordance with the equity method, investments are carried at the cost of acquisition, plus or minus equity in undistributed earnings or losses since acquisition, subject to realization.

    REVENUE RECOGNITION. Revenue is recognized on a units-of-work-performed method. Accordingly, revenue and the related unbilled accounts receivable are recognized for partially completed orders in process and orders completed but not yet delivered to customers.

    CASH MANAGEMENT. Bank lockbox services are used to accumulate accounts receivable remittances. Such remittances are transmitted daily by wire to the lender to reduce the revolving credit facility.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
A zero balance disbursements account is also used, to which funds are wired daily from the lender to cover checks presented for payment that day.

    Under the cash management system, outstanding checks can create negative book cash balances. Negative book cash balances of $11,563,000 and $5,865,000 at June 30, 1994 and 1995, respectively, have been reported as accounts payable.

    Cash equivalents include all investments with initial maturities of 90 days or less.

    INVENTORIES. Inventories are priced at the lower of cost or market. Cost has been determined on the first-in, first-out method.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining terms of the leases, whichever are shorter. Major replacements, additions and renewals are capitalized. Repairs and maintenance are charged to expense as incurred.

    Depreciation is recorded on temporarily idle machinery and equipment. There was approximately $474,000, $41,000, $220,000 and $89,000 in other expense related to idle equipment depreciation for the year ended June 30, 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994 and the year ended June 30, 1995, respectively.

    Interest costs related to in-house capital projects are capitalized. There were no interest costs capitalized for the 42 days ended August 11, 1993. Interest costs of approximately $150,000, $260,000 and $295,000 have been capitalized during the year ended June 30, 1993, the 323 days ended June 30, 1994 and the year ended June 30, 1995, respectively.

    INTANGIBLE ASSETS. The Company reviews the recoverability of intangible assets to determine if there has been any impairment. This assessment is performed based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of intangible assets. If the future cash flows (undiscounted and without interest charges) are less than the carrying value, a writedown would be recorded to reduce the related asset to its estimated fair value.

    INCOME TAXES. Treasure Chest adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", effective July 1, 1993. The cumulative effect of adopting SFAS No. 109 on Treasure Chest's consolidated financial statements was not significant. Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Prior to the adoption of SFAS No. 109, Treasure Chest provided for income taxes under Accounting Principles Board Opinion No. 11. For financial reporting purposes, income tax credits are recorded as direct reductions of the income tax provision using the flow-through method of accounting.

    NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE. Per share information is computed using the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options using the treasury stock method. Common equivalent shares for all common stock and options issued within one year prior to the initial filing of the registration

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statement have been calculated using the treasury stock method based on an assumed offering price of $18 per share and have been treated as outstanding for all periods presented.

    STATEMENTS OF CASH FLOWS. Supplemental disclosures of cash flow information are as follows (in thousands):

                                                                     42 DAYS          323 DAYS
                                                     YEAR ENDED       ENDED             ENDED          YEAR ENDED
                                                      JUNE 30,     AUGUST 11,         JUNE 30,          JUNE 30,
                                                        1993          1993              1994              1995
                                                     -----------  -------------  -------------------  ------------
Cash paid for income taxes and interest was as
  follows:
  Interest, net of amounts capitalized.............   $   6,982     $     843        $    11,268       $   26,426
  Income taxes, net of refunds.....................   $   5,144        --            $     1,634       $    8,019

    On August 12, 1993 the Company purchased all of the capital stock of Treasure Chest. In conjunction with the Acquisition, liabilities were assumed as follows (in thousands):

Fair value of assets acquired...................................  $ 253,031
Cash paid for common stock......................................   (105,000)
Issuance of preferred stock.....................................    (15,000)
Other acquisition costs.........................................     (4,340)
                                                                  ---------
Liabilities assumed.............................................  $ 128,691
                                                                  ---------
                                                                  ---------

    On April 27, 1994 the Company purchased all of the capital stock of KTB and Retail Graphics. In conjunction with the acquisitions of KTB and Retail Graphics, liabilities were assumed as follows (in thousands):

Fair value of assets acquired....................................  $ 139,733
Cash paid for common stock.......................................    (73,719)
Other acquisition costs..........................................     (2,619)
                                                                   ---------
Liabilities assumed..............................................  $  63,395
                                                                   ---------
                                                                   ---------

    FAIR VALUE OF FINANCIAL INSTRUMENTS--

    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The carrying amounts approximate fair value because of the short maturities of these instruments.

    REVOLVING CREDIT FACILITY AND TERM LOAN. The carrying amounts approximate fair value because their interest rates are based on variable reference rates.

    LONG-TERM DEBT (EXCLUDING REVOLVING CREDIT FACILITY AND TERM LOAN). The fair value of the 10 3/4% Notes and BFP Notes at June 30, 1994 and 1995 approximates $181,450,000 and $190,000,000, respectively. The fair value of the 13 1/2% senior discount notes at June 30, 1994 and 1995 approximates $42,099,000 and $51,284,000, respectively.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    It was not practicable to estimate the fair value of the 11% debentures as there were no quoted market prices for the same or similar issues. Management believes the fair value of the debentures would not differ significantly from the carrying amount at June 30, 1994 and 1995, respectively.

    INTEREST RATE SWAP AND CAP AGREEMENTS. The cost to terminate these agreements at June 30, 1994 and 1995 is approximately $5,554,000 and $4,165,000, respectively.

    CONCENTRATION OF CREDIT RISK. Financial instruments which subject the Company to credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

    RECLASSIFICATIONS. Certain amounts for prior years have been reclassified to conform to the current year presentation.

3. ACCOUNTS RECEIVABLE

    Accounts receivable are summarized as follows (in thousands):

                                                                        JUNE 30,    JUNE 30,
                                                                          1994        1995
                                                                       -----------  ---------
Trade--billed........................................................  $    95,290  $  92,176
Trade--unbilled......................................................        7,758      8,897
Other receivables....................................................        5,478      1,381
                                                                       -----------  ---------
                                                                           108,526    102,454
Less allowance for doubtful accounts.................................       (5,266)    (5,308)
                                                                       -----------  ---------
                                                                       $   103,260  $  97,146
                                                                       -----------  ---------
                                                                       -----------  ---------

4. INVENTORIES

    Inventories are summarized as follows (in thousands):

                                                                            UNAUDITED
                                                    JUNE 30,   JUNE 30,   SEPTEMBER 30,
                                                      1994       1995          1995
                                                    ---------  ---------  --------------
Paper.............................................  $  19,106  $  42,226    $   52,236
Ink...............................................      1,747      1,700         1,565
Other.............................................      3,851      1,831         1,880
                                                    ---------  ---------  --------------
                                                    $  24,704  $  45,757    $   55,681
                                                    ---------  ---------  --------------
                                                    ---------  ---------  --------------

5. INVESTMENTS IN AFFILIATED COMPANIES

    Treasure Chest, through its wholly owned consolidated subsidiary, TC Equipment Holding, Inc., held a 50% interest in EGS Americas, Inc. ("EGS"). EGS purchased used printing equipment, refurbished such equipment and sold it to third-party buyers. EGS was accounted for under the equity method. Treasure Chest's equity share in the cumulative losses of EGS exceeded its investment balance. As a result, Treasure Chest reduced its investment balance to zero in the year ended June 30, 1992. Treasure Chest had also made cash advances to EGS, which were evidenced by notes receivable

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INVESTMENTS IN AFFILIATED COMPANIES (CONTINUED)
(due on demand and bearing interest at prime plus 1.75%). During the year ended June 30, 1993, the Company provided a reserve for the remaining notes receivable balance of $1,231,000. On January 14, 1994, Treasure Chest sold its 50% interest in EGS to the management group of EGS for $244,000. TCEH merged with Treasure Chest on June 30, 1994.

6. PROPERTY, PLANT AND EQUIPMENT

    The cost of fixed assets and the related useful lives used for financial reporting purposes are as follows (in thousands):

                                                                              ESTIMATED
                                                                             USEFUL LIFE   JUNE 30,     JUNE 30,
                                                                             (IN YEARS)      1994         1995
                                                                             -----------  -----------  -----------
Land.......................................................................               $     3,620  $     3,560
Machinery and equipment....................................................    5 to 12        117,855      121,103
Buildings and leasehold improvements.......................................    3 to 30         29,535       28,780
Furniture and fixtures.....................................................    5 to 10          3,258        4,753
Vehicles...................................................................    3 to 4             465          451
Construction in progress and deposits on equipment
  purchases................................................................                     1,459        1,785
                                                                                          -----------  -----------
                                                                                              156,192      160,432
Less accumulated depreciation and amortization.............................                   (12,000)     (31,716)
                                                                                          -----------  -----------
                                                                                              144,192      128,716
Temporarily idle machinery and equipment, net of accumulated depreciation
  of $157 and $129.........................................................    3 to 12            545          465
                                                                                          -----------  -----------
                                                                                          $   144,737  $   129,181
                                                                                          -----------  -----------
                                                                                          -----------  -----------

7. INTANGIBLES

    Intangibles are summarized below and are amortized using the straight-line method over the following periods (in thousands):

                                                                                           JUNE 30,     JUNE 30,
                                                                                YEARS        1994         1995
                                                                             -----------  -----------  -----------
Customer backlog...........................................................    1 to 2     $    18,405  $    17,102
Ink contracts..............................................................      7.5            7,799        7,799
Non-compete agreements.....................................................       5            38,335       38,335
Goodwill...................................................................      40           145,223      148,208
                                                                                          -----------  -----------
                                                                                              209,762      211,444
Less accumulated amortization..............................................                   (15,375)     (36,179)
                                                                                          -----------  -----------
                                                                                          $   194,387  $   175,265
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

    On April 8, 1992, Treasure Chest entered into a revolving credit facility with a lender, which provided for maximum borrowings of $75,000,000. The amounts that could be advanced under the revolving credit facility were based upon the availability of eligible accounts receivable and inventory collateral amounts. Advances bore interest at the lender's prime rate plus 1.75%.

    Treasure Chest amended its agreement with its senior noteholders on April 8, 1992. Under the restructuring of the senior notes, the outstanding loans were secured by certain of Treasure Chest's machinery and equipment and interest accrued at rates ranging from 10% to 10.5%. In addition to semi-annual installments varying from $1,000,000 to $9,500,000 through June 1995, Treasure Chest was required to make principal prepayments at the end of each fiscal year equal to 50% of its excess cash flow (as defined).

    On February 11, 1993, Treasure Chest entered into a loan agreement with a lender for $25,000,000. The interest rate on this loan was a bank rate plus 2.25%. The loan agreement also provided for an additional borrowing of up to an aggregate total of $26,000,000 for the redemption of certain outstanding capital stock. The proceeds of this loan were used to repay the senior notes.

    In connection with the Acquisition, effective August 12, 1993, all of Treasure Chests' debt then outstanding was repaid and Treasure Chest entered into a new credit agreement (the "Credit Agreement").

    The Credit Agreement provided that Treasure Chest could borrow revolving loans from time to time in an aggregate amount not to exceed the lesser of (a) $75,000,000 and (b) an amount equal to the sum of (i) $20,000,000 plus (ii) the amount of a variable borrowing base calculated from time to time as provided in the Credit Agreement based on the value of Treasure Chest's accounts receivable and inventory at the time of such calculation, as defined. Outstanding loans under the Credit Agreement accrued interest at a floating rate per annum equal to, at the option of Treasure Chest, either the lender's prime rate plus 1.5% or 3% above an adjusted LIBOR rate.

    In conjunction with the acquisitions of KTB and Retail Graphics, the Credit Agreement was amended (the "Amended Credit Agreement"). The Amended Credit Agreement consists of a $50.0 million term loan and a $100.0 million revolving credit facility. On September 30, 1998, the term loan will be converted to a revolving loan and the revolving loan commitment will be increased from $100.0 million to $125.0 million. All revolving loans will mature on August 5, 1999. The Amended Credit Agreement provides that Treasure Chest may borrow up to $50.0 million on the term loan and may borrow on revolving loans from time to time in an aggregate amount not to exceed the lesser of (a) the revolving facility commitment then in effect and (b) a variable borrowing base calculated from time to time as provided in the Amended Credit Agreement based on, among other things, the value of Treasure Chest's accounts receivable and inventory at the time of such calculation. Outstanding loans under the Amended Credit Agreement accrue interest at a floating rate per annum equal to, at the option of Treasure Chest, either the lender's prime rate plus 1.5% or 3% above an adjusted LIBOR rate. At June 30, 1994, the interest rate on the term loan was 7.31%, and the interest rates on revolving loans ranged from 7.31% to 8.75%. At June 30, 1995, the interest rates on the term loan and revolving loan ranged from 8.3% to 10.3%. Treasure Chest is required to make scheduled principal payments and apply a certain percentage of excess cash flow toward repayment of the term loan at the end of each fiscal year.

    The Amended Credit Agreement contains covenants that, among other things, limit Treasure Chest's ability to sell assets, incur additional indebtedness, pay dividends, make capital expenditures, enter into guaranties, make investments, prepay indebtedness and enter into other transactions not in

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED) the ordinary course of business. Treasure Chest's obligations under the Amended Credit Agreement are secured by a security interest in substantially all of the assets of Treasure Chest. Treasure Chest's obligations under the Amended Credit Agreement are structurally senior to the 10 3/4% Notes and BFP Notes discussed below.

    In connection with the Acquisition, BFP issued $150,000,000 of 10 3/4% senior subordinated notes due in 2003 (the "10 3/4% Notes"). Interest on the 10 3/4% Notes is payable semiannually on February 1 and August 1. In connection with the acquisitions of KTB and Retail Graphics, BFP issued $40,000,000 of 10 3/4% senior subordinated notes due in 2003 (the "BFP Notes") at a discount of $2,800,000. The effective interest rate on the BFP Notes is 11.74%. The BFP Notes have terms substantially similar to the 10 3/4% Notes. The 10 3/4% Notes and BFP Notes are general unsecured obligations of BFP.

    The 10 3/4% Notes and BFP Notes are subject to certain covenants, including limitations on restricted payments, additional indebtedness, dividends and payments, liens, asset sales, transactions with affiliates, mergers and consolidations, and the creation of senior subordinated debt.

    In connection with the Acquisition, on August 12, 1993, Big Flower issued $15,000,000 principal amount of 11% debentures due on August 2, 2005, the proceeds of which were contributed to BFP. Interest on the debentures is payable semi-annually on each February 1 and August 1. As permitted by the governing indenture, interest payments may be made, in kind, through the issuance of additional securities on each payment date or cash subject to certain conditions and requirements. Accordingly, the interest accrued thereon at June 30, 1995 and 1994 has been included in long-term debt.

    In connection with the acquisitions of KTB and Retail Graphics, Big Flower issued $76,543,000 principal amount of 13 1/2% senior discount notes due 2004, at a substantial discount, the proceeds of which were contributed to BFP. The effective interest rate on the senior discount notes is 14.58%. Interest on the senior discount notes is payable semi-annually on each April 15 and October 15, commencing on October 15, 1999.

    A summary of long-term debt (excluding the revolving credit facility) is as follows (in thousands):

                                                                                           JUNE 30,     JUNE 30,
                                                                                             1994         1995
                                                                                          -----------  -----------
10 3/4% Notes and BFP Notes.............................................................  $   187,214  $   187,387
Term loan...............................................................................       50,000       47,500
11% Debentures..........................................................................       16,515       18,403
13 1/2% Senior discount notes...........................................................       36,145       41,852
Other notes.............................................................................        1,872        1,258
                                                                                          -----------  -----------
                                                                                              291,746      296,400
Less--current portion...................................................................       (3,982)      (8,671)
                                                                                          -----------  -----------
                                                                                          $   287,764  $   287,729
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)
    Future minimum payments on long-term debt (excluding the revolving credit facility) are as follows (in thousands):

1996.............................................................  $   8,671
1997.............................................................      9,644
1998.............................................................      9,348
1999.............................................................      1,082
2000.............................................................     20,001
Thereafter.......................................................    247,654
                                                                   ---------
Total............................................................    296,400
                                                                   ---------
                                                                   ---------

    Effective February 1, 1994, the Company entered into a three-year interest rate swap agreement with Citicorp USA, Inc. which converted the $150,000,000
10 3/4% Notes to LIBOR-based floating rate debt for the term of the swap agreement. Under the terms of the agreement, the Company will receive a fixed rate of 4.44% on a notional amount of $150,000,000 and make floating rate payments based on LIBOR at six-month intervals through January 31, 1997. The swap agreement contains a provision which will cap the floating rate payments made by the Company at 6.15% for 50% of the notional amount for the second year of the agreement and for 100% of the notional amount for the third year of the agreement. In June 1994, the Company entered into an agreement with Citibank, N.A. which extended the 6.15% interest rate cap on the floating rate payments made by the Company to 100% of the notional amount effective August 1, 1994. The Company is exposed to credit risk in the event of nonperformance by the counterparties. However, the Company does not anticipate nonperformance by the counterparties.

    Interest rate swap and cap agreements are accounted for as hedges if they are matched with an underlying debt obligation. The differences to be paid or received on the swap and cap agreements are included in interest expense as they accrue. Gains and losses on interest rate swaps which do not meet the criteria for accrual accounting are recognized as other income or expense. Gains and losses on termination of interest rate swaps which are matched with underlying debt are deferred and recognized over the remaining life of the swap or debt, whichever is shorter. Gains and losses on interest rate swaps for which the underlying instrument matures or is extinguished are recognized as a component of the carrying cost of the extinguished instrument.

9. REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY

    In connection with the Acquisition in August 1993, BFP issued 150,000 shares of preferred stock which is mandatorily redeemable in August 2005 at its liquidation preference of $100 per share, plus cumulative but unpaid dividends. The preferred stock may be redeemed at the Company's option subsequent to August 1997 at specified prices, plus cumulative but unpaid dividends. Dividends are payable in cash or in additional shares of preferred stock at an annual rate of 13 5/8% (except for dividends paid in cash prior to August 1998 which will accrue at an annual rate of 13 1/8%). After August 1998, all dividends will be payable in cash. The redeemable preferred stock is subject to certain covenants including limitations on restricted payments.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. LEASES

    Facilities and certain equipment are leased under lease agreements that expire at various dates through 2006. Rental expense under operating leases for the year ended June 30, 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994 and the year ended June 30, 1995 was $16,943,000, $2,267,000, $16,905,000 and $27,931,000, respectively. Minimum annual rentals under all noncancelable operating leases (net of subleases), are as follows (in thousands).

1996.............................................................  $  25,586
1997.............................................................     23,651
1998.............................................................     18,241
1999.............................................................     14,430
2000.............................................................      9,545
Thereafter.......................................................     16,582
                                                                   ---------
                                                                   $ 108,035
                                                                   ---------
                                                                   ---------

    Commitments under the lease agreements also extend in most instances to property taxes, insurance and maintenance and certain leases contain escalation clauses and extension options.

11. INCOME TAXES

    The provision (benefit) for income taxes consists of the following components (in thousands):

                                                                                     42 DAYS      323 DAYS      YEAR
                                                                     YEAR ENDED       ENDED         ENDED       ENDED
                                                                      JUNE 30,     AUGUST 11,     JUNE 30,    JUNE 30,
                                                                        1993          1993          1994        1995
                                                                     -----------  -------------  -----------  ---------
Current:
  Federal..........................................................   $   4,526     $      96     $     356   $   7,804
  State............................................................         768            98         1,191       3,395
                                                                     -----------        -----    -----------  ---------
                                                                          5,294           194         1,547      11,199
                                                                     -----------        -----    -----------  ---------
Deferred:
  Federal..........................................................         225          (263)         (302)     (3,708)
  State............................................................                       (20)          519      (1,652)
                                                                     -----------        -----    -----------  ---------
                                                                            225          (283)          217      (5,360)
                                                                     -----------        -----    -----------  ---------
Total provision (benefit) for income taxes.........................   $   5,519     $     (89)    $   1,764   $   5,839
                                                                     -----------        -----    -----------  ---------
                                                                     -----------        -----    -----------  ---------

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES--(CONTINUED)

    The following is a reconciliation, stated as a percentage of pretax income
(loss), of the U.S. statutory federal income tax rate to the effective tax rate:

                                                                             42 DAYS      323 DAYS       YEAR
                                                             YEAR ENDED       ENDED         ENDED        ENDED
                                                              JUNE 30,     AUGUST 11,     JUNE 30,     JUNE 30,
                                                                1993          1993          1994         1995
                                                             -----------  -------------  -----------  -----------
Income taxes computed at federal statutory rate............        34.0%         (35.0)%      (35.0 )%       35.0 %
Amortization of goodwill...................................                                    34.7         73.7
Preferred dividends of a subsidiary........................                                    29.6         37.3
State income taxes, net of federal income tax benefit......         5.0           (4.0 )       31.6         49.0
Reinstatement of deferred taxes due to utilization of
  investment tax credit carryforward.......................        13.9
Original issue discount....................................                                                 13.8
Other......................................................         1.2                         5.0           .3
                                                                    ---          -----        -----        -----
                                                                   54.1%         (39.0 )%       65.9%      209.1 %
                                                                    ---          -----        -----        -----
                                                                    ---          -----        -----        -----

    At June 30, 1995, alternative minimum tax credit carryforwards were approximately $2,462,000, state investment tax credit carryforwards were approximately $1,536,000 (which expire at June 30, 2001) and state net operating loss carryforwards were approximately $14,258,000 (which expire at various dates through 2009).

    The tax effects of significant items comprising the Company's deferred income taxes are as follows (in thousands):

                                                                        JUNE 30,    JUNE 30,
                                                                          1994        1995
                                                                       ----------  ----------
Tax credit carryforward..............................................  $    5,652  $    3,460
Net operating loss carryforward......................................      --           1,045
Bad debt reserve.....................................................       1,567       2,434
Nonqualified plan....................................................       2,200       2,285
Workers' compensation................................................       2,150       2,776
Health insurance.....................................................       1,297       1,392
Original issue discount..............................................      --           2,415
Other deductible differences.........................................      12,069       9,207
                                                                       ----------  ----------
                                                                           24,935      25,014
                                                                       ----------  ----------

Depreciation.........................................................     (21,113)    (24,217)
Intangible assets....................................................      (6,163)     (1,700)
Other taxable differences............................................      (8,207)     (1,832)
                                                                       ----------  ----------
                                                                          (35,483)    (27,749)
                                                                       ----------  ----------
Valuation allowance..................................................      --          (1,045)
                                                                       ----------  ----------
Net deferred income tax liability....................................  $  (10,548) $   (3,780)
                                                                       ----------  ----------
                                                                       ----------  ----------

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. OTHER LONG-TERM LIABILITIES

    Other long-term liabilities are summarized as follows (in thousands):

                                                                                               JUNE 30,     JUNE 30,
                                                                                                 1994         1995
                                                                                              -----------  -----------
Present value of obligations to provide supplemental executive retirement plan benefits.....   $   4,775    $   5,309
Present value of amounts due on a settlement of litigation..................................         758          723
Deferred incentive plan payable.............................................................         469          177
Deferred leaseback credits, rent credits and gain on sale-leaseback transactions, being amortized into income over the terms of the leases, net of accumulated amortization of
  $660 and $1,228, respectively.............................................................       2,613        2,045
Deferred compensation plan payable..........................................................          94          829
Present value of estimated loss on vacated rental property, net of current portion..........         523          273
Other.......................................................................................         668          418
                                                                                              -----------  -----------
                                                                                               $   9,900    $   9,774
                                                                                              -----------  -----------
                                                                                              -----------  -----------

13. COMMITMENTS AND CONTINGENCIES

    The Company has letters of credit of $3,668,000 outstanding at June 30, 1995.

    Certain key employees are covered under severance plan agreements requiring varying payouts upon termination under certain circumstances.

    Certain claims, suits and complaints that arise in the ordinary course of business have been filed or are pending against the Company. Management believes that all such matters are either adequately reserved for or would not have a material effect on the accompanying financial statements if disposed of unfavorably.

14. EMPLOYEE STOCK OWNERSHIP TRUST

    Treasure Chest had an employee stock ownership plan for the benefit of employees. Under the terms of the plan, contributions were made to an employee stock ownership trust ("ESOT") at the discretion of Treasure Chest's Board of Directors. The ESOT agreement required the trust assets to be invested primarily in common stock of Treasure Chest.

    At June 30, 1993, the ESOT owned 4,557,501 shares of Treasure Chest common stock or approximately 24% of Treasure Chest's issued and outstanding shares of common stock.

    In connection with the Acquisition, the ESOT note was repaid and all shares of Treasure Chest common stock owned by the ESOT were purchased by BFP.

    During the year ended June 30, 1993, the 42 days ended August 11, 1993 and the 323 days ended June 30, 1994 , Treasure Chest contributed $651,000, $61,000 and $3,597,000, respectively, to the ESOT.

    Interest income related to the above ESOT note receivable was $170,000 for the year ended June 30, 1993 and $20,000 for the 42 days ended August 11, 1993.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. EXECUTIVE SUPPLEMENTAL RETIREMENT AND INCENTIVE PLANS

    Treasure Chest had four executive supplemental retirement plans. Plans A and B covered certain key management employees, and plans C and D covered certain sales, management and technical employees. In connection with the termination of plans C and D, approximately $2,300,000 was distributed to eligible plan participants in July 1993.

    Plans A and B provided for annual payments to each participant, upon qualified retirement, ranging from $13,000 to $50,000 for life (15 years certain). The benefits under each plan were to commence upon retirement from Treasure Chest at age 65 after completion of ten years of service or at certain other times as defined in the plans.

    The liabilities under these plans were accrued over the participants' remaining periods of employment so that, on the date of their retirement, the then-present value of the annual future payments would have been accrued. Retirement plan expenses of approximately $752,000, $167,000 and $565,000 were accrued for the year ended June 30, 1993, the 42 days ended August 11, 1993 and the 323 days ended June 30, 1994, respectively. Included in such expenses were interest costs of approximately $240,000, $30,000 and $103,000 for year ended June 30, 1993, the 42 days ended August 11, 1993 and the 323 days ended June 30, 1994, respectively.

    In connection with these retirement plans, Treasure Chest purchased transferable life insurance policies on each individual participant. Treasure Chest was the beneficiary of these policies and charged the insurance premiums, net of any increase in cash surrender value, to expense annually. There was no net insurance premium charge for the 42 days ended August 11, 1993 or the 323 days ended June 30, 1994. The net insurance premium charge was $129,000 for the year ended June 30, 1993.

    Effective January 1, 1994, plans A and B were terminated and replaced with new plans.

    A new Retirement Income Plan, effective January 1, 1994, covers substantially all employees. Contributions, made at the discretion of Treasure Chest's Board of Directors on an annual basis, are credited to participants' accounts based on weighting factors attributable to the participant's age and compensation and vest at 20% per year over five years. Retirement plan expense for the six-month period ending June 30, 1994 and for the year ended June 30, 1995 was $475,000 and $1,138,000, respectively.

    Treasure Chest also established a Supplemental Executive Retirement Plan, effective January 1, 1994, to provide benefits to certain management and highly compensated employees. Amounts under this unfunded defined benefit plan vest at 10% per year beginning with the participants' sixth year of service. Benefits are payable after the participants reach age 65. Participants may elect early retirement benefits beginning at age 62 or after attaining 15 years of service and 55 years of age.

    The liability under this plan is accrued over the participant's remaining periods of employment so that, on the date of their retirement, the then-present value of the annual future payments will have been accrued. Retirement plan expense was approximately $257,000 and $578,000 for the six months ended June 30, 1994 and the year ended June 30, 1995, which included interest costs of approximately $158,000 and $352,000, respectively.

    Included in other long-term liabilities in the accompanying balance sheet as of June 30, 1994 and 1995, is $4,775,000 and $5,309,000, respectively, representing the projected actuarial present value of the unfunded benefit obligation related to this plan. As of June 30, 1994 and 1995, a discount rate of 7.0% was used in determining this benefit obligation.

    In connection with this retirement plan, Treasure Chest purchased transferable life insurance policies on each individual participant. Treasure Chest is the beneficiary of these policies and is charging the

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. EXECUTIVE SUPPLEMENTAL RETIREMENT AND INCENTIVE PLANS (CONTINUED) insurance premiums, net of any increase in cash surrender value, to expense annually. There was no net insurance premium charge for the six months ended June 30, 1994. The net insurance charge was $50,000 for the year ended June 30, 1995.

    In addition, Treasure Chest established a Deferred Compensation Plan, effective February 1, 1994, in which certain management, highly compensated employees and directors may defer up to 100% of their total compensation through the date of their retirement. Included in long-term liabilities in the accompanying balance sheet as of June 30, 1994 and 1995 is $94,000 and $829, 000 respectively, representing deferred compensation.

    INCENTIVE PLANS. Treasure Chest has two incentive plans, a sales incentive plan and an executive incentive plan. The sales incentive is paid to sales representatives and managers and is determined based on a formula related to operating results. The executive incentive plan covers key management employees and is also based on a formula related to operating results. The amount charged to expense under these plans was $2,888,000, $275,000, $3,739,000 and $4,894,000 for the year ended June 30, 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994 and the year ended June 30, 1995, respectively.

    401(K) PLAN. Treasure Chest has established a 401(k) plan for eligible employees. Treasure Chest recorded $779,000, $102,000, $758,000 and $1,208,000 in matching contributions for the year ended June 30, 1993, the 42 days ended August 11, 1993, the 323 days ended June 30, 1994 and the year ended June 30, 1995, respectively.

16. RELATED-PARTY TRANSACTIONS

    RELATED-PARTY LEASES. Treasure Chest leased its corporate headquarters and six printing plants from an entity controlled by Treasure Chest's two major individual stockholders prior to the Acquisition. Total payments under these leases were $2,365,000 and $320,000 for the year ended June 30, 1993 and for the 42 days ended August 11, 1993, respectively.

    Prior to the Acquisition, Treasure Chest leased press equipment located in six printing plants from a partnership whose partners included certain Treasure Chest management personnel. Total rent expense under these leases was $1,601,000 and $182,000 for the year ended June 30, 1993 and the 42 days ended August 11, 1993, respectively.

    In connection with the Acquisition, notes (bearing interest at prime plus 1.50% to 1.75%) and accrued interest receivable from affiliates of $14,324,000 were collected.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. OTHER EXPENSE, NET

    Other expense, net consisted of the following (in thousands):

                                                         YEAR ENDED   42 DAYS ENDED
                                                          JUNE 30,     AUGUST 11,    323 DAYS ENDED    YEAR ENDED
                                                            1993          1993       JUNE 30, 1994   JUNE 30, 1995
                                                         -----------  -------------  --------------  --------------
Idle plant carrying cost...............................   $     748     $      13      $      106
Idle equipment depreciation............................         474            41             220      $       89
(Gain) loss on disposition of property, plant and
  equipment............................................         870                          (551)            397
Contribution to ESOT...................................         651            61           3,597
Office relocation......................................                                                     1,690
Other items, net.......................................         184            96            (646)            660
                                                         -----------        -----         -------         -------
                                                          $   2,927     $     211      $    2,726      $    2,836
                                                         -----------        -----         -------         -------
                                                         -----------        -----         -------         -------

18. STOCKHOLDERS' EQUITY

    At June 30, 1994, Big Flower had 5,746,089 authorized shares of $.01 par value Class A common stock, 3,104,807 authorized shares of $.01 par value Class B common stock, 871,468 shares of $.01 par value Class C common stock and 612,344 authorized shares of $.01 par value Class D common stock. During the year ended June 30, 1995, the number of authorized shares of Class A common stock and Class C common stock was increased to 5,765,188 and 889,767, respectively.

    In connection with the Acquisition, on August 12, 1993, Big Flower received $15,500,000 from the issuance and sale of 1,080,000 and 2,895,000 shares of Class A common stock and Class B common stock at $5.00 and $3.49 per share, respectively.

    The preference and relative rights of Class A common stock, Class B common stock, Class C common stock and Class D common stock are identical in all respects. Holders of Class A common stock have one vote per share and holders of Class B common stock, Class C common stock and Class D common stock have no voting rights. Under certain conditions each Class B, Class C and Class D common share may be converted, at the option of the holders, into one share of Class A common stock. The Class A common stock has no conversion rights.

    During the 323 days ended June 30, 1994, Big Flower's Board of Directors approved Management Stock Subscription Agreements (the "Subscription Agreements") whereby certain officers, management personnel and key employees purchased 400,000 shares of Big Flower Class C common stock at a price of $5.00 per share. In conjunction with the terms of the Subscription Agreements, Big Flower received $829,000 of 8% promissory notes due 7 years from the date of issuance or upon the earlier termination of the employee's employment with the Company which are secured by the stock issued. The promissory notes are included in the accompanying balance sheet as a reduction of common stock subject to redemption.

    On April 27, 1994, Big Flower declared a 1.072472-for-one split of all outstanding shares of Class A common stock, Class B common stock and Class C common stock.

    During the 323 days ended June 30, 1994, the Company repurchased 21,664 shares of Class C common stock.

    In connection with the acquisition of KTB and Retail Graphics, the Company issued 67,030 shares of Big Flower Class C common stock to the former shareholders of KTB for $500,000.

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. STOCKHOLDERS' EQUITY (CONTINUED)
    Also in connection with the acquisition of KTB and Retail Graphics, Big Flower received $4,715,000 from the issuance and sale of 612,344 shares of Class D common stock at $7.70 per share.

    During the year ended June 30, 1995, the Company issued 98,242 additional shares of Class C common stock to certain officers, management personnel and key employees at a price of $7.46 per share and repurchased 111,429 shares of Class C common stock. In connection with the issuance, the Company received $287,000 in 8% promissory notes with the terms described above.

19. COMMON STOCK SUBJECT TO REDEMPTION AND STOCK AWARD AND
   INCENTIVE PLAN

    Big Flower's Board of Directors approved the Big Flower Press Holdings, Inc. 1993 Stock Award and Incentive Plan (the "1993 Stock Plan") whereby options to purchase up to 232,000 shares of Class C common stock were authorized. Options under the 1993 Stock Plan expire in ten years, and become exercisable over five years, at the rate of 20% per year. Shares of Class C Common Stock vest over five years at the rate of 20% per year. The Class C common stock shares and options are restricted as to their transfer for periods up to five years. Big Flower also has the option ("Call Option") to repurchase Class C common stock and exercisable Class C common stock options held by any management investor terminated for any reason other than death, permanent disability, or retirement. If a management investor, while in the employ of Big Flower dies or becomes permanently disabled, the management investor or his permitted transferees have the option ("Put Option") to require Big Flower to repurchase all or a portion of their Class C common stock or options. The purchase price for each vested share of Class C common stock or vested option repurchase pursuant to the exercise of a Call or Put Option will be equal to fair value and fair value less the option exercise price per share, respectively. The purchase price for each unvested share of Class C common stock will be the lesser of fair market value and cost. The 1993 Stock Plan was amended during the year ended June 30, 1995 to increase the total number of shares available for issuance under the 1993 Stock Plan to 889,767.

    The excess of the market value of Class C common shares and options over the related cost and exercise price at the time of issuance is recorded as unearned compensation in a separate component of stockholders' equity and is amortized to expense over the vesting period.

    Changes for the 1993 Stock Plan for the 323 days ended June 30, 1994 and the year ended June 30, 1995 are summarized as follows:

                                                                          1994                     1995
                                                                  --------------------  --------------------------
                                                                               GRANT                    GRANT
                                                                   SHARES      PRICE     SHARES         PRICE
                                                                  ---------  ---------  ---------  ---------------
Outstanding at beginning of period..............................     --                   236,249       $4.66
Granted.........................................................    232,000  $    5.00     70,380       $7.46
Stock split.....................................................     16,814
Expired or canceled.............................................    (12,565) $    4.66    (25,752)  $4.66 - $7.46
Outstanding at end of period....................................    236,249  $    4.66    280,877   $4.66 - $7.46
Exercisable at end of period....................................     --                    63,764       $4.66

                        BIG FLOWER PRESS HOLDINGS, INC.
                    TREASURE CHEST ADVERTISING COMPANY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. RECAPITALIZATION

    Immediately prior to, or simultaneously with, the consummation of an initial public offering of the Company's common stock, the outstanding shares of Class B common stock, Class C common stock and Class D common stock (except for 869,346 shares of Class B common stock) will be converted into shares of common stock on a share-for-share basis (with any fractional shares to be rounded up to one full share), and the put option will terminate for vested shares of Class C common stock. In addition, the Company will declare a 2-for-1 stock split, effected in the form of a dividend, on its then outstanding shares, and the then outstanding options to purchase shares of Class C common stock will become options to purchase shares of common stock at the rate of two shares of common stock for each share of Class C common stock underlying such options.

    The pro forma balance sheet and earnings per share information give retroactive effect to the recapitalization. Pro forma capital stock outstanding at June 30, 1995 and September 30, 1995 consists of 8,934,495 shares of common stock and 1,738,692 shares of Class B common stock. The pro forma weighted average number of common and common equivalent shares for the 323 days ended June 30, 1994, the year ended June 30, 1995, and the three months ended September 30, 1994 and 1995 were 9,668,111, 10,831,957, 10,880,140 and
11,083,250, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Laser Tech Color, Inc.:

    We have audited the accompanying balance sheets of Laser Tech Color, Inc. (a Delaware corporation) as of December 31, 1993 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laser Tech Color, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
January 25, 1995

                             LASER TECH COLOR, INC.
                                 BALANCE SHEETS

                                                                              SEPTEMBER 30,
                                                          DECEMBER 31,            1995
                                                    ------------------------  -------------
    ASSETS                                             1993         1994       (UNAUDITED)
                                                    -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................  $   308,254  $    41,690   $     6,159
  Accounts receivable, net of allowance for
    doubtful accounts of $146,073 and $251,748 as
    of December 31, 1993 and 1994, and $244,372 as
    of September 30, 1995 (unaudited).............    4,310,770    4,996,677     6,519,978
  Other receivables...............................      320,623      127,188       191,983
  Inventories.....................................      211,564      255,355       499,879
  Prepaid expenses and other......................       78,753       52,626        32,904
                                                    -----------  -----------  -------------
        Total current assets......................    5,229,964    5,473,536     7,250,903
                                                    -----------  -----------  -------------
PROPERTY AND EQUIPMENT:
  Production equipment............................    4,446,598    5,159,186     6,294,783
  Office furniture and fixtures...................      379,602      424,519       464,088
  Leasehold improvements..........................      275,838      738,212       738,212
  Vehicles........................................      182,353      182,353       168,307
                                                    -----------  -----------  -------------
                                                      5,284,391    6,504,270     7,665,390
  Less--Accumulated depreciation and
    amortization..................................   (2,415,541)  (3,467,276)   (4,333,794)
                                                    -----------  -----------  -------------
        Property and equipment, net...............    2,868,850    3,036,994     3,331,596
                                                    -----------  -----------  -------------
DUE FROM AFFILIATES...............................    3,215,540    3,604,619     3,068,103
OTHER ASSETS......................................      168,020      139,589       303,352
                                                    -----------  -----------  -------------
        Total assets..............................  $11,482,374  $12,254,738   $13,953,954
                                                    -----------  -----------  -------------
                                                    -----------  -----------  -------------
    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................  $   569,259  $   685,238   $   880,400
  Notes payable to shareholder....................       37,294      --            --
  Short-term note payable.........................    2,515,000    2,240,000     2,600,000
  Current maturities of long-term debt and capital
    leases........................................      742,555      674,602       702,604
  Accrued liabilities.............................      511,084      729,505     1,111,171
                                                    -----------  -----------  -------------
        Total current liabilities.................    4,375,192    4,329,345     5,294,175
                                                    -----------  -----------  -------------
LONG-TERM DEBT AND CAPITAL LEASES, less current
  maturities......................................    1,138,178      838,058     3,364,922
DEFERRED INCOME TAX LIABILITY.....................      655,178      655,178       655,178
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, par value $.10; 150,000 shares
    authorized, 50,000 shares issued..............        5,000        5,000         5,000
  Additional paid-in capital......................      695,000      695,000       695,000
  Retained earnings...............................    5,113,826    6,232,157     7,639,679
                                                    -----------  -----------  -------------
                                                      5,813,826    6,932,157     8,339,679
  Less--Treasury stock, 7,500 shares at cost at
    December 31, 1993 and 1994, and 35,835 shares
    at cost at September 30, 1995 (unaudited).....     (500,000)    (500,000)   (3,700,000)
                                                    -----------  -----------  -------------
        Total shareholders' equity................    5,313,826    6,432,157     4,639,679
                                                    -----------  -----------  -------------
        Total liabilities and shareholders'
          equity..................................  $11,482,374  $12,254,738   $13,953,954
                                                    -----------  -----------  -------------
                                                    -----------  -----------  -------------

      The accompanying notes are an integral part of these balance sheets.

                             LASER TECH COLOR, INC.

                              STATEMENTS OF INCOME

                                                             YEAR ENDED                          NINE-MONTH PERIODS
                                                            DECEMBER 31,                        ENDED SEPTEMBER 30,
                                           ----------------------------------------------  ------------------------------
                                                1992            1993            1994            1994            1995
                                           --------------  --------------  --------------  --------------  --------------
                                                                                                    (UNAUDITED)
SALES....................................  $   17,314,526  $   15,604,506  $   18,254,070  $   12,758,639  $   17,586,623
COST OF GOODS SOLD.......................       8,948,460       9,264,136      10,537,778       7,581,206      10,207,079
                                           --------------  --------------  --------------  --------------  --------------
  Gross margin...........................       8,366,066       6,340,370       7,716,292       5,177,433       7,379,544
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSE................................       4,021,715       4,856,848       5,757,772       4,349,699       4,841,082
SPECIAL CHARGE...........................         461,399        --              --              --              --
                                           --------------  --------------  --------------  --------------  --------------
  Operating income.......................       3,882,952       1,483,522       1,958,520         827,734       2,538,462
                                           --------------  --------------  --------------  --------------  --------------
OTHER INCOME (EXPENSE):
  Interest expense.......................        (249,426)       (325,705)       (413,874)       (313,691)       (412,014)
  Other, net.............................          26,663         261,334         183,594         140,791         138,083
                                           --------------  --------------  --------------  --------------  --------------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..................................       3,660,189       1,419,151       1,728,240         654,834       2,264,531
                                           --------------  --------------  --------------  --------------  --------------
PROVISION FOR INCOME TAXES...............       1,322,108         538,695         609,909         231,156         857,009
                                           --------------  --------------  --------------  --------------  --------------
NET INCOME...............................  $    2,338,081  $      880,456  $    1,118,331  $      423,678  $    1,407,522
                                           --------------  --------------  --------------  --------------  --------------
                                           --------------  --------------  --------------  --------------  --------------
NET INCOME PER SHARE.....................  $        52.69  $        20.72  $        26.31  $         9.97  $        59.88
                                           --------------  --------------  --------------  --------------  --------------
                                           --------------  --------------  --------------  --------------  --------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING............................          44,375          42,500          42,500          42,500          23,506
                                           --------------  --------------  --------------  --------------  --------------
                                           --------------  --------------  --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                             LASER TECH COLOR, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                               COMMON STOCK      ADDITIONAL                                      TOTAL
                                           --------------------    PAID-IN      RETAINED        TREASURY     SHAREHOLDERS'
                                            SHARES     AMOUNT      CAPITAL      EARNINGS         STOCK           EQUITY
                                           ---------  ---------  -----------  -------------  --------------  --------------
BALANCE, December 31, 1991...............     50,000  $   5,000  $   695,000  $   1,895,289  $     --         $  2,595,289
    Purchase of treasury stock...........     --         --          --            --              (500,000)      (500,000)
    Net income...........................     --         --          --           2,338,081        --            2,338,081
                                           ---------  ---------  -----------  -------------  --------------  --------------
BALANCE, December 31, 1992...............     50,000      5,000      695,000      4,233,370        (500,000)     4,433,370
    Net income...........................     --         --          --             880,456        --              880,456
                                           ---------  ---------  -----------  -------------  --------------  --------------
BALANCE, December 31, 1993...............     50,000      5,000      695,000      5,113,826        (500,000)     5,313,826
    Net income...........................     --         --          --           1,118,331        --            1,118,331
                                           ---------  ---------  -----------  -------------  --------------  --------------
BALANCE, December 31, 1994...............     50,000      5,000      695,000      6,232,157        (500,000)     6,432,157
    Purchase of treasury stock
      (unaudited)........................     --         --          --            --            (3,200,000)    (3,200,000)
    Net income (unaudited)...............     --         --          --           1,407,522        --            1,407,522
                                           ---------  ---------  -----------  -------------  --------------  --------------
BALANCE, September 30, 1995
  (unaudited)............................     50,000  $   5,000  $   695,000  $   7,639,679  $   (3,700,000)  $  4,639,679
                                           ---------  ---------  -----------  -------------  --------------  --------------
                                           ---------  ---------  -----------  -------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                             LASER TECH COLOR, INC.

                            STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED                 NINE-MONTH PERIODS
                                                         DECEMBER 31,                 ENDED SEPTEMBER 30,
                                             -------------------------------------  -----------------------
                                                1992         1993         1994         1994        1995
                                             -----------  -----------  -----------  ----------  -----------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................  $ 2,338,081  $   880,456  $ 1,118,331  $  423,678  $ 1,407,522
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities--
      Depreciation and amortization........      729,285      871,738    1,059,884     783,202      907,129
      (Gain) loss on disposal of property
        and equipment......................      --            30,717        7,153      (2,737)     (11,484)
      Provision for deferred income
        taxes..............................      470,368      --           --           --          --
      Interest due from affiliate..........      --          (150,000)    (150,000)   (112,500)     --
      Changes in assets and liabilities--
        Accounts receivable................      174,867   (1,272,227)    (685,907)   (129,072)  (1,523,301)
        Refundable federal income taxes....       26,291       47,903      --           --          --
        Other receivables..................      120,508     (244,907)     193,435     179,311      (64,795)
        Inventories........................       68,957      (84,595)     (43,791)    (54,120)    (244,524)
        Prepaid expenses and other.........      (22,997)       5,460       26,127       2,497       19,722
        Accounts payable...................       32,400        5,821      115,979     112,589      195,162
        Accrued liabilities................       88,180      (65,564)     218,421     252,629      381,666
        Payable to affiliate...............     (286,807)     (80,000)     --           --          --
                                             -----------  -----------  -----------  ----------  -----------
          Net cash provided by (used in)
            operating activities...........    3,739,133      (55,198)   1,859,632   1,455,477    1,067,097
                                             -----------  -----------  -----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in marketable
    securities.............................     (151,794)     151,794      --           --          --
  Net purchases of property and
    equipment..............................     (221,637)    (679,517)    (780,776)   (669,308)  (1,190,247)
  Advances from (to) affiliate.............   (3,065,540)     --          (239,079)   (147,662)     536,516
  Increase in other assets.................      (45,241)    (102,272)     (43,813)    (18,694)    (163,763)
                                             -----------  -----------  -----------  ----------  -----------
          Net cash used in investing
            activities.....................   (3,484,212)    (629,995)  (1,063,668)   (835,664)    (817,494)
                                             -----------  -----------  -----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable to
    shareholder............................      --           --           (37,294)     --          --
  Net borrowings on notes payable and long-
    term debt..............................      685,744    1,151,263      --           --        1,190,630
  Payments on notes payable, long-term
    debt, and capital leases...............     (960,277)    (516,430)  (1,025,234)   (800,914)  (1,375,764)
  Purchase of treasury stock...............      --           --           --           --         (100,000)
                                             -----------  -----------  -----------  ----------  -----------
          Net cash provided by (used in)
            financing activities...........     (274,533)     634,833   (1,062,528)   (800,914)    (285,134)
                                             -----------  -----------  -----------  ----------  -----------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS..............................      (19,612)     (50,360)    (266,564)   (181,101)     (35,531)
CASH AND CASH EQUIVALENTS, beginning of
  period...................................      378,226      358,614      308,254     308,254       41,690
                                             -----------  -----------  -----------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of period...  $   358,614  $   308,254  $    41,690  $  127,153  $     6,159
                                             -----------  -----------  -----------  ----------  -----------
                                             -----------  -----------  -----------  ----------  -----------

        The accompanying notes are an integral part of these statements.

                             LASER TECH COLOR, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS:

    Laser Tech Color, Inc. (the "Company") was originally incorporated in Oklahoma to operate as a color separation company. In December 1991, Laser Tech Color, Inc. was reincorporated as a Delaware corporation. As a result of the reincorporation, par value of common stock was reduced from $1 per share to $.10 per share.

    The balance sheet as of September 30, 1995, and the related statements of income, shareholders' equity, and cash flows for the nine months ended September 30, 1994 and 1995, have been prepared by the Company without audit. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) to present fairly the financial position, results of operations, and cash flows of the Company for the interim periods have been made. The operating results for the interim period are not necessarily indicative of the results to be expected for a full year. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted for the interim periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

INVENTORIES

    Inventories consist primarily of raw materials used in the separation process and work-in-process (materials, labor, and overhead) on unbilled jobs for which substantive performance has not occurred. Inventories are valued principally at the lower of first-in, first-out (FIFO) cost or market.

    At December 31, 1993 and 1994, and September 30, 1995 (unaudited), inventories consisted of the following:

                                                       DECEMBER 31,
                                                    ------------------  SEPTEMBER 30,
                                                      1993      1994        1995
                                                    --------  --------  -------------
                                                                         (UNAUDITED)
Raw materials.....................................  $ 27,103  $ 53,082    $ 56,430
Work-in-process...................................   184,461   202,273     443,449
                                                    --------  --------  -------------
                                                    $211,564  $255,355    $499,879
                                                    --------  --------  -------------
                                                    --------  --------  -------------

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Significant improvements and additions to existing property and equipment are capitalized, whereas expenditures for maintenance and repairs which do

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) not extend the useful lives of the applicable assets are charged to expense as incurred. Depreciation is provided on a straight-line basis over estimated useful lives as follows:

     ASSET TYPE                                                                                      YEARS
------------------------------------------------------------------------------------------------  -----------
Production equipment............................................................................        2-10
Office furniture and fixtures...................................................................        3-10
Leasehold improvements..........................................................................           7
Vehicles........................................................................................           5

INCOME TAXES

    The Company provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 based on income reported for financial reporting purposes.

SUPPLEMENTAL CASH FLOW INFORMATION

                                                                    YEAR ENDED                    NINE-MONTH PERIODS
                                                                   DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                       -------------------------------------  --------------------------
                                                          1992         1993         1994         1994          1995
                                                       -----------  -----------  -----------  -----------  -------------
                                                                                                     (UNAUDITED)
Cash paid for interest...............................  $   249,426  $   175,704  $   394,661  $   246,191  $     259,125
Cash paid for income taxes...........................      721,775      545,161      453,198       93,000        867,908
Noncash investing and financing activities--
  Purchase of treasury stock in exchange for a note
  payable............................................      500,000      --           --           --           3,100,000
  Capitalized lease transactions related to purchases
    of equipment.....................................      487,652      639,261      382,161      382,161       --
  Purchase of equipment using prior year's
    deposits.........................................      --           --            72,244      --            --

NET INCOME PER SHARE

    Net income per share calculations are based on the weighted average number of shares outstanding during the period.

SALES

    Sales are primarily recorded as products are completed and services are rendered. Revenues on certain longer term contracts meeting defined conditions are recognized as the work is performed. No revenue is recognized until substantive performance has occurred. Such revenues include costs incurred plus a portion of estimated profits based on the relationship of costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determinable.

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

    Included in accounts receivable at December 31, 1993 and 1994, and September 30, 1995, (unaudited) are:

                                                                   DECEMBER 31,
                                                           ----------------------------  SEPTEMBER 30,
                                                               1993           1994            1995
                                                           -------------  -------------  --------------
                                                                                          (UNAUDITED)
Receivables for completed products or contracts..........  $   4,104,328  $   4,902,921   $  6,269,958
Unbilled receivables for contracts in progress...........        206,442         93,756        250,020
                                                           -------------  -------------  --------------
                                                           $   4,310,770  $   4,996,677   $  6,519,978
                                                           -------------  -------------  --------------
                                                           -------------  -------------  --------------

    Sales for the years ended December 31, 1992, 1993, and 1994, included sales to customers which individually represented more than 10% of total sales. Sales to these customers totaled $4,801,778, $3,720,982, $2,137,060, and $3,994,698 during 1992, 1993, 1994, and the nine-month period ended September 30, 1995 (unaudited).

INTEREST INCOME

    Interest income of $9,306, $157,194, and $150,000 for the years ended December 31, 1992, 1993, and 1994 and $112,500 and $94,483 for the nine-month periods ended September 30, 1994 (unaudited) and 1995 (unaudited) is included in other, net in the accompanying statements of income.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's customer base consists of customers in a wide range of industries including advertising agencies and trading card companies that are located throughout the United States. During 1992, the Company's largest customer filed for bankruptcy. Consequently, the Company wrote off the related account receivable of $461,399. The Special Charge is included as a separate line item in the statement of income.

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

3. SHORT-TERM NOTES PAYABLE:

    At December 31, 1993 and 1994, and September 30, 1995 (unaudited), short-term notes payable consisted of the following:

                                                         DECEMBER 31,
                                                 ----------------------------  SEPTEMBER 30,
                                                     1993           1994            1995
                                                 -------------  -------------  --------------
                                                                                (UNAUDITED)
Note payable under a revolving line of
  credit.......................................  $   2,515,000  $   2,240,000   $  2,600,000
Note payable to a shareholder; interest payable
  monthly at 8% per annum......................         37,294       --              --
                                                 -------------  -------------  --------------
                                                 $   2,552,294  $   2,240,000   $  2,600,000
                                                 -------------  -------------  --------------
                                                 -------------  -------------  --------------

    Under the revolving line of credit (the "Line of Credit"), interest is payable monthly at prime plus 1% (9.5% at December 31, 1994). The Line of Credit was executed in conjunction with a $2,000,000 line of credit obtained by an affiliate of the Company and guaranteed by the Company. The average balance of the Line of Credit during fiscal 1994 was approximately $2,371,250, and interest expense thereon was approximately $197,537, at a weighted average interest rate of 8.33%. During fiscal 1993, the average balance, interest expense thereon, and weighted average interest rate related to the Line of Credit were approximately $1,878,000, $116,000, and 6%. The amount available under the Line of Credit was $635,000 at December 31, 1994. The Line of Credit is guaranteed by an affiliate of the Company and a shareholder of the Company. The Line of Credit is secured by accounts receivable, inventory, and equipment.

    Under the Line of Credit, the Company must maintain a fixed charge coverage ratio of 1.75 to 1 and a current maturities ratio of 2 to 1 on a quarterly basis. Additionally, the Company's quarterly nonsubordinated debt to worth ratio may not exceed 3 to 1.

    In April 1995, the Line of Credit was modified to extend the maturity to April 1996. Borrowings available under the Line of Credit were increased from $2,875,000 at December 31, 1994, to $3,000,000 at September 30, 1995. Interest
is payable quarterly at prime plus 1.75% (10.5% at September 30, 1995). The Line of Credit obtained by an affiliate of the Company and guaranteed by the Company was increased from $2 million to $5 million. The amount available under the Line of Credit was $400,000 at September 30, 1995.

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

4. LONG-TERM DEBT AND CAPITAL LEASES:

    Long-term debt and capital leases consisted of the following:

                                                                             DECEMBER 31,
                                                                     ----------------------------  SEPTEMBER 30,
                                                                         1993           1994            1995
                                                                     -------------  -------------  --------------
                                                                                                    (UNAUDITED)
Note payable in equal monthly principal installments, plus
  interest, to 1995 at 12.65%, secured by an automobile............  $      14,302  $       5,623   $         22
Note payable in equal monthly principal installments, plus
  interest, to 1997 at 9.5%, secured by an automobile..............         60,787         46,238        --
Note payable in equal monthly principal installments, plus
  interest, to 1996 at 9.5%, secured by equipment..................         86,107         55,317          6,834
Note payable in equal monthly principal installments, plus
  interest, to 1997 at 7.89%, secured by an automobile.............         37,828         29,659         23,100
Note payable in equal monthly principal installments, plus
  interest, to 1996 at 14%, secured by equipment...................          6,525          3,764          1,422
Note payable in equal quarterly principal installments, plus
  interest, to 1999 at 9.75%, secured by equipment.................       --             --              726,799
Notes payable to former shareholders...............................       --             --            2,372,000
Capital lease obligations (see Note 5).............................      1,675,184      1,372,059        937,349
                                                                     -------------  -------------  --------------
                                                                         1,880,733      1,512,660      4,067,526
Less--Current maturities...........................................       (742,555)      (674,602)      (702,604)
                                                                     -------------  -------------  --------------
Long-term debt and capital leases..................................  $   1,138,178  $     838,058   $  3,364,922
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

    Long-term debt and capital lease maturities at December 31, 1994, are as follows:

1995...................................................................  $  674,602
1996...................................................................     453,283
1997...................................................................     345,147
1998...................................................................      39,628
1999...................................................................      --
                                                                         ----------
Total..................................................................  $1,512,660
                                                                         ----------
                                                                         ----------

    In March 1995, the Company purchased 28,335 shares of common stock for $3.2 million, of which $100,000 was paid in cash and the remaining $3.1 million was financed through promissory notes to the shareholders. The notes bear interest at prime plus 1%, are unsecured, and mature on March 31, 1999. The Company elected to make principal payments on the notes in the amount of $728,000 during the nine months ended September 30, 1995.

    In March 1995, the Company borrowed approximately $830,000 to purchase certain equipment. The loan requires the Company to make quarterly principal payments of approximately $52,000. The loan bears interest at prime plus 1%.

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

5. LEASE OBLIGATIONS:

    The Company has entered into various noncancelable operating lease agreements for equipment and office space through 1999. Rent expense was $310,485, $719,415, $866,954, and $688,572 in 1992, 1993, 1994, and for the
nine-month period ended September 30, 1995 (unaudited). Future minimum rentals for these leases at December 31, 1994, are as follows:

1995.....................................................................  $ 819,170
1996.....................................................................    775,860
1997.....................................................................    452,755
1998.....................................................................    411,001
1999.....................................................................    261,288
Thereafter...............................................................     --

    The Company has also entered into various capital lease agreements for certain equipment. Future minimum payments for these leases at December 31, 1994, are as follows:

1995...................................................................  $  706,196
1996...................................................................     504,251
1997...................................................................     337,679
1998...................................................................      40,488
1999 and thereafter....................................................      --
                                                                         ----------
Total minimum payments.................................................   1,588,614
Less--Interest.........................................................     216,555
                                                                         ----------
Present value of lease payments (including maturities of $586,376 in
  1995)................................................................  $1,372,059
                                                                         ----------
                                                                         ----------

    Assets recorded under capital leases are included in property and equipment and consisted of the following:

                                                                            DECEMBER 31,
                                                                   ------------------------------  SEPTEMBER 30,
                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
                                                                                                    (UNAUDITED)

Production equipment.............................................  $    3,079,678  $    3,469,005   $  3,469,005
Accumulated depreciation.........................................      (1,457,651)     (2,069,461)    (2,519,570)
                                                                   --------------  --------------  --------------
                                                                   $    1,622,027  $    1,399,544   $    949,435
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

6. RELATED-PARTY TRANSACTIONS:

    Included in receivables at December 31, 1993 and 1994, and September 30, 1995 (unaudited) are approximately $73,000, $19,000, and $192,000 due from companies owned by shareholders as a result of sales made during 1993, 1994, and the nine-month period ended September 30, 1995 (unaudited), of approximately $259,000, $47,000, and $180,000.

    Included in due from affiliates are a $1,500,000 note receivable from a company owned by the shareholders of the Company and $150,000 and $300,000 in accrued interest income at December 31,

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

6. RELATED-PARTY TRANSACTIONS: (CONTINUED)
1993 and 1994. The $150,000 in interest income for 1993 and 1994 is included in other, net in the accompanying statements of income. The note bears interest at prime plus 4% and matures on October 12, 1996. Included in due from affiliates is a $1,383,436 advance to the same company. Also included in due from affiliates are $182,000 and $421,183 in noninterest-bearing cash advances due from certain shareholders of the Company at December 31, 1993 and 1994.

    During the nine-month period ended September 30, 1995, the Company received $728,000 in partial payments on the note receivable from the Company's affiliate.

    For the years ended December 31, 1992, 1993, 1994, and the nine-month period ended September 30, 1995 (unaudited), the Company paid $102,024, $222,372, $222,072, and $47,500 to a shareholder of the Company in conjunction with certain consulting services.

7. INCOME TAXES:

    The deferred federal income tax provisions for 1993, 1994, and the nine-month period ended September 30, 1995, were immaterial. The federal income tax provisions are summarized as follows:

                                                                                                NINE-MONTH
                                                              YEAR ENDED                      PERIODS ENDED
                                                             DECEMBER 31,                     SEPTEMBER 30,
                                                ---------------------------------------  ------------------------
                                                    1992          1993         1994         1994         1995
                                                -------------  -----------  -----------  -----------  -----------

                                                                                               (UNAUDITED)
Provision computed at statutory rate..........  $   1,244,464  $   482,511  $   587,602  $   222,644  $   769,941
State taxes...................................        103,673       76,081       31,650       29,468      103,003
Other.........................................        (26,029)     (19,897)      (9,343)     (20,956)     (15,935)
                                                -------------  -----------  -----------  -----------  -----------
Provision for income taxes....................  $   1,322,108  $   538,695  $   609,909  $   231,156  $   857,009
                                                -------------  -----------  -----------  -----------  -----------
                                                -------------  -----------  -----------  -----------  -----------

    The current and deferred portions of the income tax provisions are as follows:

                                                                                                NINE-MONTH
                                                              YEAR ENDED                      PERIODS ENDED
                                                             DECEMBER 31,                     SEPTEMBER 30,
                                                ---------------------------------------  ------------------------
                                                    1992          1993         1994         1994         1995
                                                -------------  -----------  -----------  -----------  -----------

                                                                                               (UNAUDITED)
Current.......................................  $     851,740  $   538,695  $   609,909  $   231,156  $   857,009
Deferred......................................        470,368      --           --           --           --
                                                -------------  -----------  -----------  -----------  -----------
                                                $   1,322,108  $   538,695  $   609,909  $   231,156  $   857,009
                                                -------------  -----------  -----------  -----------  -----------
                                                -------------  -----------  -----------  -----------  -----------

                             LASER TECH COLOR, INC.

                       DECEMBER 31, 1992, 1993, AND 1994,
                        AND SEPTEMBER 30, 1994 AND 1995
              (DATA FOR SEPTEMBER 30, 1994 AND 1995, IS UNAUDITED)

7. INCOME TAXES: (CONTINUED)
    Temporary differences and carryforwards which have given rise to a significant portion of net deferred income tax liabilities are as follows:

                                                                              DECEMBER 31,
                                                                       --------------------------  SEPTEMBER 30,
                                                                           1993          1994           1995
                                                                       ------------  ------------  --------------
                                                                                                    (UNAUDITED)
                                                                                                   --------------

Deferred income tax assets:
  Allowance for doubtful accounts....................................  $     49,665  $     85,594   $     83,086
  Accrued vacation expense...........................................        27,280        29,261         29,261
  Other..............................................................        43,279        29,687         29,687
                                                                       ------------  ------------  --------------
                                                                            120,224       144,542        142,034
Less--Valuation allowance............................................      (120,224)     (144,542)      (142,034)
                                                                       ------------  ------------  --------------
Net deferred income tax asset........................................       --            --             --
Amount recoverable from affiliate not an asset for tax purposes......      (470,368)     (470,368)      (470,368)
Depreciation and capital lease payments..............................       (86,794)     (125,392)      (150,948)
Unbilled revenue.....................................................       (45,849)      (16,043)       (28,952)
Other deferred tax liabilities.......................................       (52,167)      (43,375)        (4,910)
                                                                       ------------  ------------  --------------
Net deferred income tax liability....................................  $   (655,178) $   (655,178)  $   (655,178)
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

8. EMPLOYEE BENEFIT PLAN:

    During 1993, the Company established a 401(k) plan (the "Plan") for eligible employees, as defined. Under the Plan, eligible employees may contribute a portion of their compensation to the Plan under Internal Revenue Code Section 401(k). The Company may make discretionary matching contributions to the Plan; however, none were made during 1993, 1994, and the nine-month period ended September 30, 1995.

9. SUBSEQUENT EVENT:

    The shareholder of the Company is in the process of negotiating the sale of the Company to a third party.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                -----------
Prospectus Summary............................           3
Risk Factors..................................           9
The Company...................................          12
Recent Developments...........................          12
Dilution......................................          13
Dividend Policy...............................          14
Use of Proceeds...............................          14
Bank Refinancing..............................          15
Capitalization................................          16
Selected Financial Data.......................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................          19
Business......................................          25
Management....................................          33
Certain Relationships and Related
  Transactions................................          41
Ownership of Common Stock and Selling
  Stockholders................................          42
Shares Eligible for Future Sale...............          44
Recapitalization..............................          45
Description of Capital Stock..................          46
Underwriting..................................          50
Available Information.........................          52
Legal Matters.................................          52
Experts.......................................          53
Index to Pro Forma Financial Data.............         P-1
Index to Consolidated Financial Statements....         F-1

    UNTIL DECEMBER 16, 1995 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,724,688 SHARES

                        BIG FLOWER PRESS HOLDINGS, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                              -------------------

                                    [LOGO]

                             --------------------

                             GOLDMAN, SACHS & CO.
                           BT SECURITIES CORPORATION
                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus Supplement or the Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Big Flower. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Big Flower since the date of the Prospectus Supplement or the Prospectus or that the information contained in this Prospectus Supplement or the Prospectus is correct as of any time subsequent to its date. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                   __________

                                TABLE OF CONTENTS

                                   __________

                              PROSPECTUS SUPPLEMENT
                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-5
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-9
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-9

                                   PROSPECTUS

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Bank Refinancing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Certain Relationships and Related
  Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
Ownership of Common Stock and
  Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . . . . .44
Recapitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . .46
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
Index to Pro Forma Financial Data. . . . . . . . . . . . . . . . . . . . . . P-1
Index to Consolidated Financial
  Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 195,000 SHARES



                         BIG FLOWER PRESS HOLDINGS, INC.



                                  COMMON STOCK


                                ----------------
                              PROSPECTUS SUPPLEMENT
                                ----------------



                                OCTOBER __, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3

     PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     This information was previously filed by Big Flower pursuant to its Registration Statement on Form S-1 (File #33-97082).

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     This information was previously filed by Big Flower pursuant to its Registration Statement on Form S-1 (File #33-97082).

ITEM 16.   EXHIBITS.

                                  EXHIBIT INDEX


EXHIBIT NO.                        DESCRIPTION
-----------                        -----------

2.1 Agreement and Plan of Merger, dated as of May 10, 1993, by and among Robert E. Milhous, The Robert E. Milhous Trust, Paul B. Milhous, The Paul Ballard Milhous Trust, Treasure Chest Advertising Company, Inc., Big Flower Press, Inc. and TCA Merger Corp.(1)
2.2 Amendment to Agreement and Plan of Merger, dated as of July 30, 1993, by and among Robert E. Milhous, The Robert E. Milhous Trust, Paul B. Milhous, The Paul Ballard Milhous Trust, Treasure Chest Advertising Company, Inc., Big Flower Press, Inc. and TCA Merger Corp.(2)
2.3 Stock Purchase Agreement, dated as of January 14, 1994, by and among BFP Holdings Corp., Lee A. Thompson and John G. Brown.(3)
2.4 Stock Purchase Agreement, dated as of January 14, 1994, by and among BFP Holdings Corp., Gary W. Pestello and Thomas G. Hansen.(3)
2.5 Asset Purchase Agreement, dated as of January 14, 1994, by and between BFP Holdings Corp., and D. Enterprises, Inc.(3)
2.6 Assignment and Assumption Agreement, dated April 5, 1994, by and between BFP Holdings Corp. and Treasure Chest Advertising Company, Inc.(5)
2.7 Purchase and Sale Agreement, dated as of March 16, 1994, by and among BFP Holdings Corp., KTB Associates, Inc., Tomsons Properties, TKB Properties, Thomas Clemente, Brian Clemente and Joseph Clemente.(4)
2.8 Stock Purchase Agreement, dated as of November 27, 1995, between Big Flower Press, Inc. and Brian Mason.(6)
2.9 Agreement and Plan of Merger dated February 1, 1996, among Big Flower Press Holdings, Inc., WTI Acquisition Corp., and Webcraft Technologies, Inc.(6)
2.10 Purchase Agreement, dated as of October 1, 1996, among Treasure Chest Advertising Company, Inc., Park Properties and the shareholders of PrintCo, Inc. named therein.(8)

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------

2.11 Agreement and Plan of Merger, dated as of July 31, 1996 by and among the Registrant, Scanforms, Inc. and Scanforms Acquisition Corp.(9)
2.12 Stock Purchase Agreement, dated as of October 1, 1996, among Laser Tech Color, Inc. and the stockholders of Pacific Color Connection, Inc. named therein.(8)
4.1 Restated Certificate of Incorporation of Big Flower Press Holdings, Inc. filed on December 19, 1995.(6)
4.2 Certificate of Designation Preferences and Rights of Series A Junior Preferred Stock of Big Press Holdings, Inc.(6)
4.3            Amended and Restated Bylaws of Big Flower Press Holdings, Inc.(6)
4.4 Rights Agreement dated November 28, 1995, between Big Flower Press Holdings, Inc. and the Bank of New York, as rights agent.(6)
4.5            Form of Common Stock Certificate.(7)
5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom.(7)
23.1           Consent of Deloitte & Touche LLP
23.2           Consent of Ernst & Young LLP
23.3           Consent of Grant Thornton LLP
23.4           Consent of Arthur Andersen LLP
23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (included in their opinion filed as Exhibit 5)(7)
24.1 Power of Attorney (included on the signature page on page II-4 hereof).

____________
(footnotes)

(1) Incorporated by reference to TCA Holdings Corp., Form S-1, filed on May 26, 1993 (File # 33-63392).

(2) Incorporated by reference to Big Flower Press, Inc., Amendment No. 3 to the Form S-1, filed on August 4, 1993 (File # 33-63392).

(3) Incorporated by reference to Big Flower Press, Inc., Form 8-K, dated as of January 24, 1994 (File # 33-63392).

(4) Incorporated by reference to Big Flower Press, Inc., Form 8-K, dated as of April 27, 1994 (File # 33-63392).

(5) Incorporated by reference to BFP Holdings Corp., Form S-1, filed on May 26, 1994 (File # 33-79406).

(6) Incorporated by reference to Big Flower Press Holdings, Inc. Form 10-Q, for the quarterly period ended December 31, 1995 (File # 1-14084).

(7)  Previously filed.

(8) Incorporated by reference to Big Flower Press Holdings, Inc., Form 8-K, filed October 11, 1996 (File #1-14084).

(9) Incorporated by reference to Annex I to the Proxy Statement/Prospectus dated September 6, 1996, forming part of the Registration Statement on Form S-4 (File No. 333-11225).

ITEM 17.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18 day of October 1996.

                                        BIG FLOWER PRESS HOLDINGS, INC.


                                        By:
                                           /s/ R. Theodore Ammon
                                           -----------------------
                                           R. Theodore Ammon
                                           Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes R. Theodore Ammon and/or Mark A. Angelson with full power of substitution, to file one or more amendments, including post-effective amendments, to this registration statement, which amendments may make such changes as R. Theodore Ammon and/or Mark A. Angelson deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints R. Theodore Ammon and/or Mark A. Angelson acting individually, with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf to file any such amendments to this registration statement.

        SIGNATURE                  TITLE                    DATE

/s/ R. Theodore Ammon              Chairman of the Board    October 18, 1996
_____________________________      (Principal Executive
    R. Theodore Ammon              Officer; Principal
                                   Financial Officer and
                                   Principal Accounting
                                   Officer)


/s/ Leon D. Black                  Director                 October 18, 1996
______________________________
    Leon D. Black


/s/ Peter G. Diamandis
______________________________     Director                 October 18, 1996
    Peter G. Diamandis


/s/ Joan D. Manley
______________________________     Director                 October 18, 1996
    Joan D. Manley


/s/ Newton N. Minow
______________________________     Director                 October 18, 1996
    Newton N. Minow


/s/ Edward T. Reilly
______________________________     Director                 October 18, 1996
    Edward T. Reilly


/s/ Sanford G. Scheller
______________________________     Director                 October 18, 1996
    Sanford G. Scheller


/s/ Edward M. Yorke
______________________________     Director                 October 18, 1996
    Edward M. Yorke

EXHIBIT                                                                    PAGE
NUMBER                  EXHIBIT DESCRIPTION                               NUMBER
------                  -------------------                               ------

2.1 Agreement and Plan of Merger, dated as of May 10, 1993, by and among Robert E. Milhous, The Robert E. Milhous Trust, Paul B. Milhous, The Paul Ballard Milhous Trust,
          Treasure Chest Advertising Company, Inc., Big Flower Press, Inc. and TCA Merger Corp.(1) 2.2 Amendment to Agreement and Plan of Merger, dated as of July 30, 1993, by and among Robert E. Milhous, The Robert E. Milhous Trust,
          Paul B. Milhous, The Paul Ballard Milhous Trust, Treasure Chest Advertising Company, Inc., Big Flower Press, Inc. and TCA Merger Corp.(2)
2.3 Stock Purchase Agreement, dated as of January 14, 1994, by and among BFP Holdings Corp., Lee A. Thompson and John G. Brown.(3)
2.4 Stock Purchase Agreement, dated as of January 14, 1994, by and among BFP Holdings Corp., Gary W. Pestello and Thomas G. Hansen.(3)
2.5 Asset Purchase Agreement, dated as of January 14, 1994, by and between BFP Holdings Corp., and D. Enterprises, Inc.(3)
2.6 Assignment and Assumption Agreement, dated April 5, 1994, by and between BFP Holdings Corp. and Treasure Chest Advertising Company, Inc.(5)
2.7 Purchase and Sale Agreement, dated as of March 16, 1994, by and among BFP Holdings Corp., KTB Associates, Inc., Tomsons Properties, TKB Properties, Thomas Clemente, Brian Clemente and Joseph Clemente.(4)
2.8 Stock Purchase Agreement, dated as of November 27, 1995, between Big Flower Press, Inc. and Brian Mason.(6)
2.9 Agreement and Plan of Merger dated February 1, 1996, among Big Flower Press Holdings, Inc., WTI Acquisition Corp., and Webcraft Technologies, Inc.(6)
2.10 Purchase Agreement, dated as of October 1, 1996, among Treasure Chest Advertising Company, Inc., Park Properties and the shareholders of PrintCo, Inc. named therein.(8)
2.11 Agreement and Plan of Merger, dated as of July 31, 1996 by and among the Registrant, Scanforms, Inc. and Scanforms Acquisition Corp.(9)
2.12 Stock Purchase Agreement, dated as of October 1, 1996, among Laser Tech Color, Inc. and the stockholders of Pacific Color Connection, Inc. named therein.(8)
4.1 Restated Certificate of Incorporation of Big Flower Press Holdings, Inc. filed on December 19, 1995.(6)
4.2 Certificate of Designation Preferences and Rights of Series A Junior Preferred Stock of Big Press Holdings, Inc.(6)
4.3       Amended and Restated Bylaws of Big Flower Press Holdings,
          Inc.(6)

EXHIBIT                                                                    PAGE
NUMBER                  EXHIBIT DESCRIPTION                               NUMBER
------                  -------------------                               ------
4.4       Rights Agreement dated November 28, 1995, between Big Flower
          Press Holdings, Inc. and the Bank of New York, as rights agent.(6)
4.5       Form of Common Stock Certificate.(7)
5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom.(7)
23.1      Consent of Deloitte & Touche LLP
23.2      Consent of Ernst & Young LLP
23.3      Consent of Grant Thornton LLP
23.4      Consent of Arthur Andersen LLP
23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (included in their opinion filed as Exhibit 5)(7)
24.1      Power of Attorney (included on the signature page on page
          II-4 hereof).

____________
(footnotes)

(1) Incorporated by reference to TCA Holdings Corp., Form S-1, filed on May 26, 1993 (File # 33-63392).

(2) Incorporated by reference to Big Flower Press, Inc., Amendment No. 3 to the Form S-1, filed on August 4, 1993 (File # 33-63392).

(3) Incorporated by reference to Big Flower Press, Inc., Form 8-K, dated as of January 24, 1994 (File # 33-63392).

(4) Incorporated by reference to Big Flower Press, Inc., Form 8-K, dated as of April 27, 1994 (File # 33-63392).

(5) Incorporated by reference to BFP Holdings Corp., Form S-1, filed on May 26, 1994 (File # 33-79406).

(6) Incorporated by reference to Big Flower Press Holdings, Inc. Form 10-Q, for the quarterly period ended December 31, 1995 (File # 1-14084).

(7)       Previously filed.

(8) Incorporated by reference to Big Flower Press Holdings, Inc., Form 8-K, filed October 11, 1996 (File #1-14084).

(9) Incorporated by reference to Annex I to the Proxy Statement/Prospectus dated September 6, 1996, forming part of the Registration Statement on Form S-4 (File No. 333-11225).